Exhibit 10.1

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

of

FRONTIER POWER USA PARENT, LLC,
a Delaware limited liability company

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS.  BECAUSE SUCH SECURITIES HAVE NOT BEEN REGISTERED OR QUALIFIED THEY MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS THE SECURITIES HAVE BEEN QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS.  TRANSFER OF THE SECURITIES REPRESENTED BY THIS AGREEMENT IS FURTHER SUBJECT TO THE RESTRICTIONS, TERMS AND CONDITIONS SET FORTH HEREIN.

TABLE OF CONTENTS

i

SCHEDULES
Schedule A – List of Members
Schedule B – Competitors

Schedule C – Member Contact Information
Schedule D-1 – Reserved Matters

Schedule D-2 – Fundamental Matters

Schedule E – Form of Joinder Agreement

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF
FRONTIER POWER USA PARENT, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of Frontier Power USA Parent, LLC, a Delaware limited liability company (the “Company”), is entered into as of August 4, 2026 by and among the Company, the Members set forth on Schedule A hereto, and each other Person that is or shall become a Member from time to time pursuant to the provisions of this Agreement.

R E C I T A L S

WHEREAS, the Company was formed as a Delaware limited liability company by filing the Certificate with the Secretary of State of the State of Delaware on May 7, 2026;

WHEREAS, on May 7, 2026, CCM Frontier JV Holdco, LLC (“CCM Frontier”), as the Company’s sole member, entered into that certain Limited Liability Company Agreement of the Company, dated as of May 7, 2026 (the “Initial LLC Agreement”), in order to provide for the governance, management and operations of the Company;

WHEREAS, the Members desire to amend and restate the Initial LLC Agreement in its entirety by this Agreement to, among other things, admit Eos Energy Enterprises Inc. (“Eos”) and HBC MSF Capital Solutions Blocker II LLC (“HBC”) as Members and provide for the governance, management and operations of the Company.

NOW, THEREFORE, in consideration of the representations, warranties, agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereby agree as follows:

Article 1
DEFINITIONS

Section 1.01.    Definitions.  For purposes of this Agreement, each of the following terms shall have the meaning given such term in this Article 1.

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., as amended from time to time.

“Additional Member” means a Person admitted to the Company as a Member pursuant to Section 10.02.

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person.  The term “control”, as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.  “Controlled” and “controlling” have meanings correlative to the foregoing.  Notwithstanding the foregoing, no Member nor any of its Subsidiaries shall be considered an

Affiliate of (x) in the case of CCM Frontier Member, any portfolio operating company or investment in which CCM Frontier Member or any of its Affiliates has made a debt or equity investment (a “Portfolio Company”) (except for purposes of the definition of “Change of Control” and the definition of “Affiliate Transaction”), (y) any Company Party or (z) another Member or any of its Subsidiaries (other than any of its Permitted Transferees), and vice versa.  In addition, for the avoidance of doubt, no current or former operating executive, senior advisor or consultant of a Cerberus Sponsor or any of its Affiliates, shall be considered an Affiliate of the CCM Frontier Member or Eos Member (as applicable).

“Affiliate Transaction” means any transaction or agreement between any (i) Company Party, on the one hand, and (ii) any Member or any Affiliate of any Member, on the other hand; provided that “Affiliate Transactions” shall not include any transaction or agreement on arms’ length terms and involving aggregate annual payments or consideration of less than $100,000.

“Agreement” means this Amended and Restated Limited Liability Company Agreement, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Annual Budget” means, for any Fiscal Year, the annual operating and capital budget of the Company and its Subsidiaries prepared by the Developer and presented to, and approved by, the Board in accordance with Section 5.10(b).

“Applicable Tax Rate” means, for any Taxable Year, the rate equal to the sum of the highest maximum aggregate federal, state and local income Tax rates applicable to an individual Member residing in Connecticut (as determined in good faith by the Board, taking into account any factors or assumptions deemed relevant and advisable by the Board, which could include the character of such taxable income, the applicability of any “qualified business income deduction” or similar deduction, and the deductibility (or lack thereof) of state income Tax for federal income Tax purposes).  For the avoidance of doubt, the same Applicable Tax Rate will apply to all Members.

“Asset FMV” means, as of the relevant date of determination, with respect to any asset, the fair market value of such asset as reasonably determined in good faith by the Board assuming such asset was sold in an arm’s-length transaction between a willing buyer and a willing seller occurring on the date of valuation, taking into account all relevant factors determinative of value.  For all purposes hereunder, the determination of the Asset FMV by the Board shall be deemed conclusive, final and binding on all Members (and shall not be subject to collateral attack for any reason).

“Available Cash” means all cash funds of the Company (including its Subsidiaries) from operations, financings, refinancings and other loans, asset sales, Capital Contributions or other sources, at any particular time that is not in restricted or encumbered accounts and that is available for Distribution after the Board makes reasonable provision for: (a) payment of all operating expenses of the Company and its Subsidiaries as of such time, (b) payment of all outstanding and unpaid current obligations of the Company and its Subsidiaries as of such time, (c) the sum of funds or amounts set aside or otherwise allocated for working capital, capital expenditures, to make acquisitions, repairs, replacements and renewals, and to pay taxes, insurance, debt service and future, anticipated, unforeseen or contingent obligations, and all of the other costs and expenses incident to the Company’s operations or ownership of the Company’s assets, in each case, as determined by the Board in its discretion from time to time, (d) any other purpose authorized by the Board, and (e) any Tax Distributions; provided that, for the avoidance of doubt, cash funds held by Subsidiaries shall only be included in the definition of Available Cash to the extent such amounts may be transferred, loaned, or distributed to the Company without restriction, limitation, or the need to obtain any consent or waiver under any credit facility, applicable Law, or other contractual arrangement (subject to the other requirements of this definition).

“Award Agreement” means an agreement with a Management Member evidencing his or her award of Incentive Units or Upstairs Incentive Units granted pursuant to the MIP.

“Bankruptcy” means, with respect to any Person, (a) such Person instituting or consenting to the institution of any bankruptcy proceeding or other proceedings relating to insolvency, administration, liquidation or assignment for the benefit of its creditors, (b) proceedings to have such party be adjudicated bankrupt or insolvent being instituted without the consent of such Person and continuing undismissed or unstayed for 60 days, or an order for relief being entered in any such proceeding, (c) the filing of a petition seeking, or consent to, reorganization, arrangement, adjustment, winding-up, dissolution, composition, liquidation or other relief with respect to such Person or its debts under any applicable federal or state law relating to bankruptcy or insolvency, or (d) such Person seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such party or a substantial part of its properties.

“Base Rate” means a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“beneficial ownership” and “beneficially own” and similar terms have the meaning set forth in Rule 13d-3 under the Securities Exchange Act.

“Board” means the Board of Managers of the Company.

“Book Value” means, with respect to any asset, the asset’s adjusted tax basis for U.S. federal income tax purposes, except as follows:

(a)    The initial Book Value of any asset contributed by a Member to the Company will be the gross fair market value of such asset at the time of contribution, as determined by the Board.

(b)    The Book Value of all Company assets may, if the Board determines it would be necessary or appropriate, be adjusted to equal their respective fair market values, as determined by the Board, upon the occurrence of any of the events specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(f) (or such other times as the Board may reasonably determine to be necessary or advisable) in accordance with the rules of such Treasury Regulations and Treasury Regulations Section 1.704-1(b)(2)(iv)(g).

(c)    The Book Value of any Company asset distributed to any Member will be adjusted to equal the gross fair market value of such asset on the date of distribution.

(d)    The Book Value of Company assets will be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that the Book Values will not be adjusted pursuant to this subsection to the extent that the Board determines that an adjustment is required pursuant to subsection (b) above in connection with a transaction that would otherwise result in an adjustment under this subsection (d).

(e)    The Book Value of any Company asset will be adjusted to reflect any cost recovery deductions claimed with respect to such asset by reference to the property’s book value in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g).

“Business Day” means any day other than Saturday, Sunday or any day on which banks are required or authorized by Law to be closed in New York, New York.

“Business Plan” means the then-current operating strategy and business plan of the Company and its Subsidiaries, including the initial three-year operating strategy and business plan agreed by the Members prior to the Effective Date, as reviewed and revised by the Board from time to time in accordance with Section 5.10(a).

“Call Closing” has the meaning set forth in Section 8.05(d).

“Call Notice” has the meaning set forth in Section 8.05(c).

“Call Price” has the meaning set forth in Section 8.05(b).

“Call Right” has the meaning set forth in Section 8.05(a).

“Capital Contributions” means, with respect to any Member, the amount of cash, cash equivalents or the Asset FMV of other assets, securities or property (net of any liabilities) which such Member contributes or is deemed to have contributed to the Company with respect to any Unit pursuant to Section 3.01; provided, with respect to holders of Preferred Units, Capital Contributions (i) for purposes of this Agreement other than Section 3.02(a) shall be the amount set forth opposite such holder’s name in Schedule A under the heading “Capital Contributions”, as such amount may be reduced or increased in accordance with this Agreement, and (ii) for purposes of Section 3.02(a) shall be the amount set forth opposite such holder’s name in Schedule A under the heading “Capital Contribution for purposes of Section 3.02(a)”, as such amount may be reduced or increased in accordance with this Agreement.

“Cause” shall have the meaning set forth in the applicable Management Member’s Employment Agreement, and if not so defined, means, with respect to a Management Member, any of the following: (i) such Management Member has committed an act constituting embezzlement, misappropriation of funds or actual and intentional fraud involving any Company Party, (ii) the willful failure by such Management Member to perform such Management Member’s duties as an employee (other than as a result of Disability), which failure is detrimental to any Company Party, monetarily or otherwise, and which has not been cured within 15 days after receipt of written notice from the Board; (iii) the willful failure of such Management Member to comply in any material respect with any reasonable written direction of the Board which reasonably relates to the performance of such Management Member’s duties that such Management Member is able to perform and which would not require such Management Member to perform an illegal act or breach any agreement which, in any such case, has not been cured within 15 days after receipt of written notice from the Board; (iv) the conviction of, or plea of nolo contendere to, any criminal act that constitutes a felony or any other crime or act that involves fraud, dishonesty, or moral turpitude; (v) repeated intoxication by alcohol or drugs while performing such Management Member’s duties to any Company Party in a manner that materially and adversely affects such performance; (vi) the material violation by such Management Member of any personnel policies of any Company Party that have been approved by the Board and which has not been cured within 15 days after receipt of written notice from the Board; or (vii) the material breach by such Management Member of any of such Management Member’s obligations under any agreement between such Management Member and any Company Party which has not been cured within 15 days after receipt of written notice from the Board.

“CCM Frontier” has the meaning set forth in the Recitals.

“CCM Frontier Affiliated Manager” means any Class A Manager who is employed by, or an investment professional of, the CCM Frontier Member, a Cerberus Sponsor or any of their respective controlled Affiliates; provided, however, that, for all purposes hereunder, no consultant to, and no employee of any portfolio company of Cerberus Funds shall be deemed a CCM Frontier Affiliated Manager.

“CCM Frontier Member” means CCM Frontier and any Permitted Transferee of Units held by CCM Frontier, in each case, for so long as such Person is the owner of a Unit.

“Cerberus Advisory Vehicle Agreement” means that certain Advisory Services Agreement, dated as of the Effective, by and between Cerberus Operations and Advisory Company, LLC, a Delaware limited liability company, and the Company.

“Cerberus Funds” means, individually or collectively, any investment fund, co-investment vehicles and/or other similar vehicles or accounts, in each case, managed, directly or indirectly, by a Cerberus Sponsor or any of its Affiliates, or any of their respective successors.

“CTS Advisory Vehicle Agreement” means that certain Advisory Services Agreement, dated as of the Effective, by and between Cerberus Technology Solutions, LLC, a Delaware limited liability company, and the Company.

“Cerberus Sponsor” means Cerberus Capital Management, L.P. or any successor thereto.

“Certificate” means the Certificate of Formation of the Company originally filed on May 7, 2026 with the Secretary of State of the State of Delaware in accordance with the Act, as such Certificate may be amended from time to time in accordance with the Act.

“Certificated Units” has the meaning set forth in Section 3.01(h).

“Change of Control” means the occurrence of any of the following events:

(a)    the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company Parties to any “person” or “group” (as determined in accordance with Securities Exchange Act requirements but excluding, for the avoidance of doubt, any such “group” that may be deemed to be created by virtue of this Agreement), other than (i) a Cerberus Sponsor or any of its controlled Affiliates (each such Person, a “Permitted Holder”) or (ii) any such “group” controlled, directly or indirectly, by one or more of the Permitted Holders;

(b)    any person or group, determined in accordance with Securities Exchange Act requirements but excluding, for the avoidance of doubt, any such “group” that may be deemed to be created by virtue of this Agreement, other than one or more of the Permitted Holders, or any such “group” controlled, directly or indirectly, by one or more of the Permitted Holders, is or becomes the beneficial owner, directly or indirectly, of a Percentage Interest of more than 50% (or of the Equity Securities of any entity which controls the Company or which is a successor to all or substantially all of the assets of the Company), including by way of merger, recapitalization, reorganization, redemption, issuance of capital stock, consolidation, tender or exchange offer or otherwise; or

(c)    a merger of the Company with or into another Person (other than one or more of the Permitted Holders) in which the Members immediately prior to such merger cease to hold at least 50% of the Units (or of the Voting Power of the surviving or successor entity or ultimate parent) immediately following such merger; provided that, (x) in each case under clause (b) or (c), no Change of Control shall occur unless the Permitted Holders in such transaction cease, directly or indirectly, to have the ability, without the approval of any Person who is not a Permitted Holder, to elect or designate more members of the Board (or the board of directors of the resulting entity) than any other Member or group of Affiliated Members, and (y) in each case under clause (a), (b), or (c), in no event shall a Change of Control be deemed to include any transaction effected for the purpose of changing, directly or indirectly, the form of organization or the organizational structure of any Company Party, so long as the Members immediately prior to such transaction own Equity Securities with respect to such reorganized Company Party in substantially the same proportions as their ownership of the Units immediately prior to such transaction and (z) an IPO shall not constitute a “Change of Control”.

“Class A Manager” has the meaning set forth in Section 5.02(a)(i).

“Class A Unit” means a Class A-1 Unit or a Class A-2 Unit.

“Class A-1 Unit” means a Unit designated as a “Class A-1 Unit” and having the rights and obligations specified with respect thereto in this Agreement.

“Class A-2 Unit” means a Unit designated as a “Class A-2 Unit” and having the rights and obligations specified with respect thereto in this Agreement.

“Class B Designation Threshold” has the meaning set forth in Section 5.02(a)(ii).

“Class B Manager” has the meaning set forth in Section 5.02(a)(ii).

“Class B Unit” means a Unit designated as a “Class B Unit” and having the rights and obligations specified with respect thereto in this Agreement.

“Class C Unit” means a Unit designated as a “Class C Unit” and having the rights and obligations specified with respect thereto in this Agreement.

“Class D Unit” means a Unit designated as a “Class D Unit” and having the rights and obligations specified with respect thereto in this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Bid” has the meaning set forth in Section 8.08(b).

“Company Party” means the Company or any of its Subsidiaries.

“Company Right of First Offer” has the meaning set forth in Section 8.08(b).

“Company Sale” has the meaning set forth in Section 8.03(a).

“Competitor” means those Persons set forth on Schedule B.

“Confidential Information” means all confidential and proprietary information of the Company Parties.

“Continuation Fund” means any investment vehicle, fund, partnership or other entity established, sponsored or managed (directly or indirectly) by Cerberus Sponsor or an Affiliate thereof that is a “continuation fund” or “continuation vehicle” (as such terms are commonly used in the private equity industry) for the purpose of acquiring, holding and/or continuing the CCM Frontier Member’s or any of its Affiliates’ direct or indirect ownership in the Company or any of its Subsidiaries.

“Contractual Appraisal Rights” has the meaning set forth in Section 8.03(j).

“Corporate Entity Interests” has the meaning set forth in Section 8.08.

“Corporate Holding Entity” has the meaning set forth in Section 8.08.

“Covered Persons” has the meaning set forth in Section 6.05(b)(i)(A).

“Designated Individual” has the meaning set forth in Section 13.03(a).

“DevCo” means CCM Frontier Power DevCo LLC.

“Developer” has the meaning set forth in Section 5.09.

“Developer Cause Event” means any of: (a) Developer, taking or omitting to take, or causing or permitting the Company or any of the Company’s Subsidiaries (such Subsidiaries, together with the Company and the Developer, the “Developer Related Entities”) to take or omit to take, any action, or approving or authorizing the taking of any action by the Company or any of the Company’s Subsidiaries, in each case, if such action or the omission to take such action constitutes a material breach (including any material default) under the Management Services Agreement that has or would reasonably be expected to have a material and adverse effect on the Company and its Subsidiaries, taken as a whole, or on the rights, preferences, privileges, obligations or liabilities of holders of Preferred Units; provided, that if such breach is curable and the Developer Related Entities have commenced and are diligently pursuing good-faith efforts to cure or remedy such breach following receipt of notice of such breach, the Developer Related Entities shall have 60 days following receipt of notice for such breach by any Member or its Affiliates to cure such breach; provided, further, that if such breach is not reasonably capable of being cured within such 60-day period, and the Developer Related Entities have commenced and is diligently pursuing good-faith efforts to cure or remedy such breach within such 60-day period, then such cure period shall be extended for such additional period as is reasonably necessary to cure or remedy such breach using diligent good-faith efforts; (b) Developer’s actual, intentional fraud (excluding, for the avoidance of doubt, any implied or constructive fraud), gross negligence, bad faith or willful misconduct, in each case in this clause (b) in connection with the performance of its duties or obligations under the Management Services Agreement, as finally determined by a court of competent jurisdiction; (c) Developer undergoing a Bankruptcy; or (d) with respect to DevCo or any other Developer that is appointed by the holders of a majority of the Class A Units, CCM Frontier and its Permitted Transferees cease to hold at least 50% of the Class A Units held by CCM Frontier immediately after the Effective Date.

“Developer Related Entities” has the meaning set forth in the definition of “Developer Cause Event.”

“Disability” means, with respect to a Management Member, that such Management Member is unable, by reason of bona fide physical or mental injury, illness or other similar cause to perform such Management Member’s primary duties for a period of 270 consecutive days with reasonable accommodation, and where such injury, illness or other similar cause would prevent such Management Member from operating or functioning in a similar capacity in the future.  The foregoing determination shall be made by a licensed independent physician reasonably agreed by each of the Board and such Management Member (or such Management Member’s authorized representative).

“Disqualified Person” means (a) the United States, any state or political subdivision thereof, any possession of the United States, or any agency or instrumentality of any of the foregoing, (b) any organization which is exempt from tax imposed by the Code (including any former tax-exempt organization within the meaning of Section 168(h)(2)(E) of the Code and any tax-exempt controlled entity within the meaning of Section 168(h)(6)(F)(iii) of the Code if such entity has not made the election provided in Section 168(h)(6)(F)(ii) of the Code), (c) any Person who is not a United States Person (as defined in Section 7701(a)(30) of the Code), (d) any Indian tribal government described in Section 7701(a)(40) of the Code, (e) a Prohibited Foreign Entity, or (f) any partnership or other pass-through entity, any direct or indirect partner (or other holder of an equity or profits interest) of which is an organization or entity described in clauses (a)-(e); provided, however, that any Person that would otherwise be a Disqualified Person by reason of being described in clauses (a)–(d) shall not be considered a Disqualified Person to the extent that (i) the exception under Section 168(h)(1)(D) of the Code applies with respect to the income from the Company for that Person, or (ii) the Person is described within clause (c) of this definition and the exception under Section 168(h)(2)(B)(i) of the Code applies with respect to the income from the Company for that Person.

“Distribution” means each distribution made by the Company to a Member, whether in cash, property or securities of the Company and whether by liquidating distribution, redemption, repurchase or otherwise; provided, however, that none of the following shall be a Distribution: (a) any repurchase by the Company of any Units in connection with Section 8.05, or pursuant to the applicable Award Agreement or Subscription Agreement, (b) any recapitalization or exchange of Units, and any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units, provided that all Members holding Preferred Units are treated equally and proportionally in connection with any of the foregoing transactions, (c) subject to the terms of Section 5.05, any repurchase or redemption of Units pursuant to any right of first refusal or other repurchase right or obligation of the Company, (d) any repurchase or redemption of Units from any Member other than the CCM Frontier Member or any of its Affiliates that is approved by the Board, or (e) any fees, expenses or other amounts paid to a Member (or any Affiliate of any Member) that are not in respect of such Member’s Units, including payments made pursuant to the Cerberus Advisory Vehicle Agreement, the CTS Advisory Vehicle Agreement, the Management Services Agreement or Section 6.04.

“Distribution Threshold” has the meaning set forth in Section 3.01(e)(ii).

“Drag ROFO Notice” has the meaning set forth in Section 8.08(f).

“Early Purchaser” has the meaning set forth in Section 3.01(d)(vii).

“Effective Date” means the date hereof.

“Emergency Capital Need” means an immediate capital need of the Company or any of its Subsidiaries for funds required for emergency repairs, compliance with regulatory or governmental requirements, prevention or remediation of a breach or default under any material contract, the provision of liquidity to the Company or its Subsidiaries to fund ongoing operations in the ordinary course of business in order to avoid imminent insolvency or Bankruptcy, or any substantially similar urgent need that the Board reasonably determines in good faith cannot practicably be addressed through the ordinary approval process without material adverse consequences to the Company or any of its Subsidiaries.

“Employment Agreement” means any employment, consulting, management, severance, retention, restrictive covenant or other similar agreement entered into between any Company Party or any Affiliate thereof, on one hand, and any Management Member, on the other hand.

“Encumbrance” means any lien, security interest, pledge, claim, option, right of first refusal, marital right or other encumbrance with respect to any Unit.

“Entity Taxes” has the meaning set forth in Section 13.04.

“Eos” has the meaning set forth in the Recitals.

“Eos/HBC Election Period” has the meaning set forth in Section 3.01(d)(vii).

“Eos Member” means Eos and any Permitted Transferee of Units held by Eos, in each case, for so long as such Person is the owner of a Unit.

“Eos ROFO Bid” has the meaning set forth in Section 8.08(f).

“Eos ROFO Period” has the meaning set forth in Section 8.08(f).

“Equity Securities” means, with regard to any Person, as applicable, (a) any capital stock, voting, partnership, membership, joint venture or other ownership or equity interests, or other share capital of such Person, (b) any securities of such Person, directly or indirectly, convertible into or exchangeable for any capital stock, partnership, membership, joint venture or other ownership or equity interests, or other share capital (whether voting or non-voting, whether preferred, common or otherwise) of such Person or containing any profit participation features with respect to such Person, (c) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, partnership, membership, joint venture or other ownership or equity interests, other share capital of such Person or securities containing any profit participation features with respect to such Person or directly or indirectly to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, partnership, membership, joint venture or other ownership interests, other share capital of such Person or securities containing any profit participation features with respect to such Person, (d) any share, unit or membership interest appreciation rights, phantom share rights, contingent interest or other similar rights relating to such Person, or (e) any Equity Securities of such Person issued or issuable with respect to the securities referred to in clauses (a) through (d) above in connection with a combination of shares, units or membership interests or recapitalization, exchange, merger, consolidation or other reorganization.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Agreement” means that certain Exchange Agreement, dated as of the Effective Date, by and among the Eos Member, the HBC Member and the Company.

“Exchange Side Letter” means that certain letter agreement, dated as of the Effective Date, by and among the Eos Member, the CCM Frontier Member and the Company.

“Family Member” means, with respect to any individual, (a) such individual’s current or former spouse or domestic partner or any such spouse’s or domestic partner’s parents, (b) a lineal descendant of such individual’s parents, (c) the spouse or domestic partner of any such lineal descendant or a lineal descendant of any such spouse’s or domestic partner’s parents, (d) the estate of any individual described in clauses (a), (b) or (c), and (e) each custodian or guardian of any property of one or more of such Persons in the capacity as such custodian or guardian.  For purposes of this definition, “lineal descendants” shall include individuals adopted prior to attaining the age of eighteen (18) years and such adopted Person’s descendants.

“Fiscal Quarter” means each calendar quarter ending March 31, June 30, September 30 and December 31, or such other quarterly accounting period as may be established by the Board.

“Fiscal Year” has the meaning set forth in Section 7.04.

“Full Tagging Person” has the meaning set forth in Section 8.04(g).

“Fundamental Matter” means those matters set forth in Schedule D-2.

“Governmental Authority” means (a) any transnational, domestic or foreign federal, state or local governmental, regulatory or subdivision thereof (including any governmental agency, branch, department, division, official, or entity, and any court or tribunal), (b) any entity exercising or entitled to exercise executive, legislative, judicial, regulatory, taxing or administrative functions of government, including any self-regulatory organization, independent system operator or regional transmission organization, including ERCOT, ISO-NE, NYISO, and PJM, Taxing Authority, and the North American Electric Reliability Corporation and its regional entities, including the Northeast Power Coordinating Council, Inc., Reliability First Corporation, and the Texas Reliability Entity, or any successor thereof, (c) the NASDAQ, NYSE, or any other exchange or any self-regulatory organization and (d) any official or officer thereof acting in an official capacity for or on behalf of any Governmental Authority.

“Grounds for Cause” means after a Termination of Service other than for Cause, the Company or its applicable Subsidiary determines that it had grounds to terminate the Management Member for Cause.

“HBC” has the meaning set forth in the Recitals.

“HBC Member” means HBC and any Permitted Transferee of Units held by HBC, in each case, for so long as such Person is the owner of a Unit.

“Incentive Call Period” has the meaning set forth in Section 8.05(b).

“Incentive Call Units” has the meaning set forth in Section 8.05(b).

“Incentive Unit” means a non-voting Unit designated as an “Incentive Unit” and having the rights and obligations specified with respect thereto in this Agreement, the MIP and the applicable Award Agreement.

“Indebtedness” of any Person, means, without duplication, as of any date, all obligations of such Person for borrowed money.

“Indemnified Liabilities” has the meaning set forth in Section 6.04(a).

“Indemnified Person” has the meaning set forth in Section 6.04(a).

“Initial Consideration” has the meaning set forth in Section 4.01(h).

“Initial LLC Agreement” has the meaning set forth in the Recitals.

“Initiating Members” has the meaning set forth in Section 9.01(a).

“Interim Holdback Period” has the meaning set forth in Section 3.01(d)(v).

“Intended Tax Treatment” has the meaning set forth in Section 13.06.

“IPO” means the initial underwritten public offering by the Company (or any entity into which the Company is converted (including pursuant to Section 9.02) or that is formed to hold Units or similar Equity Securities of the Company (including pursuant to Section 9.02)) or any Subsidiary of the Company pursuant to an effective registration statement under the Securities Act, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form.

“IPO Conversion” has the meaning set forth in Section 9.02(a).

“IRR” means, with respect to each holder of Preferred Units, as of the time of determination, an actual annual pre-tax return, compounded quarterly, on the Capital Contribution made by such holder and such holder’s predecessors in interest in respect of Preferred Units, taking into account all Distributions received by such holder and such holder’s predecessors in interest in respect of Preferred Units pursuant to this Agreement. IRR shall be calculated (a) assuming the Capital Contributions in respect of such Preferred Units were paid on the date it was funded as set forth on Schedule A under the heading “Capital Contribution”, (b) assuming all distributions in respect of such Preferred Units, pursuant to this Agreement, have been made on the date actually paid by the Company; and (c) using the XIRR function in the most recent version of Microsoft Excel or upgrades to such program (or if such program is no longer available, such other software program for calculating IRR determined by the Board).

“Issuance Exceptions” has the meaning set forth in Section 3.01(d)(v).

“Issuer” has the meaning set forth in Section 9.02(a).

“Issuer Shares” has the meaning set forth in Section 9.02(a).

“KYC Requirements” means all know-your-customer, customer due-diligence, anti-money-laundering, counter-terrorist-financing, sanctions-screening, beneficial-ownership, and similar identification, verification, and compliance requirements applicable to the Company or any of its Affiliates under any applicable Law, rule, regulation, or internal policy, including the collection, review, and verification of information and documentation relating to an investor’s identity, ownership structure, source of funds, and related compliance matters.

“Law” means any domestic or foreign federal, state, provincial or local law, constitution, treaty, act, statute, code, rule, regulation, order, ordinance, injunction, judgment, decree, writ, award, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority in any relevant jurisdiction that is binding upon or applicable to such Person.

“Liability” means any liability, debt, guarantee, damage, penalty, fine, assessment, charge, cost, loss, claim, demand, expense, commitment or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) of every kind and description, including all costs and expenses related thereto.

“Liquidation Assets” has the meaning set forth in Section 12.02(b).

“Liquidation FMV” has the meaning set forth in Section 12.02(b).

“Liquidation Statement” has the meaning set forth in Section 12.02(b).

“Lock-Up Period” means the period beginning on the Effective Date and ending on the third anniversary of the Effective Date.

“Losses” means, with respect to any Fiscal Year or other period, the excess, if any, of items of Company loss and deduction for such Fiscal Year or other period over items of Company income and gain for such Fiscal Year or other period, in each case, determined in accordance with Section 704(b) of the Code and the Capital Account maintenance rules under Treasury Regulations Section 1.704-1(b)(2)(iv) (excluding, for the avoidance of doubt, any such items allocated pursuant to Section 4.02(b)).

“Management Holdco” means any aggregator vehicle that will be formed for the purposes of holding Incentive Units on behalf of any current or former officer, employee, director, independent contractor, service provider, or consultant of any Company Party or any other Person determined by the Board.

“Management Holdco LLC Agreement” means the limited liability company agreement of Management Holdco, as may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms and the terms of this Agreement.

“Management Holdco Members” has the meaning set forth in the definition “Management Member.”

“Management Member” means (i) each Member designated as a Management Member on Schedule A hereto, (ii) any current or former officer, employee, director, independent contractor, service provider, or consultant of any Company Party who has received Incentive Units or any other equity incentive compensation arrangement approved by the Board, (iii) any Person that holds or receives any Upstairs Incentive Units of Management Holdco that correspond to the Incentive Units (such individuals described in clause (iii) the “Management Holdco Members”), (iv) any other Member who is designated as a “Management Member” pursuant to a Management Member Agreement or other agreement or acknowledgment, or (v) any Permitted Transferee of a party described in the foregoing clauses (i)–(iv).  Notwithstanding anything to the contrary contained herein, in no event shall the term “Management Member” include the CCM Frontier Member, DevCo, the Eos Member, the HBC Member or any of their respective Affiliates or Permitted Transferees.

“Management Member Agreement” has the meaning set forth in Section 3.01(c)(iii).

“Management Services Agreement” means the management services agreement dated as of the Effective Date between the Company and DevCo.

“Manager” means a member of the Board, who, for purposes of the Act, will be deemed a “manager” (as defined in the Act) but will be subject to the rights, obligations, limitations and duties set forth in this Agreement.

“Member” means each of the Persons listed on Schedule A hereto, and any Person admitted to the Company as a Substituted Member or Additional Member, but, in each case, only for so long as such Person is the owner of Units.

“Member Fundamental Representations” has the meaning set forth in Section 8.03(d).

“Member Representative” has the meaning set forth in Section 8.03(e).

“Membership Interest” means a Member’s entire interest in the Company consisting of an interest in the Profits and Losses (and items thereof, as applicable) and Distributions of the Company, the right, if any, to vote on or participate in the Company’s management, and the right to receive information concerning the business and affairs of the Company, in each case, to the extent expressly provided in this Agreement or required by the Act.

“Membership Schedule” has the meaning set forth in Section 3.01(a).

“MIP” means the long-term management incentive compensation program established by the Company for the benefit of certain key employees, officers, directors and other service providers of the Company and its Subsidiaries.

“MIP Pool” has the meaning set forth in Section 3.01(e).

“New Issue Securities” has the meaning set forth in Section 3.01(d).

“Offer Notice” has the meaning set forth in Section 8.08(a).

“Offer Notice Period” has the meaning set forth in Section 8.08(c).

“Offeree” has the meaning set forth in Section 8.08(a).

“Offeree Bid” has the meaning set forth in Section 8.08(b).

“Offeror” has the meaning set forth in Section 8.08(a).

“Officer(s)” has the meaning set forth in Section 5.03(a).

“Partnership Representative” has the meaning set forth in Section 13.03(a).

“Partnership Tax Audit Rules” has the meaning set forth in Section 13.03(a).

“Payment Restriction” has the meaning set forth in Section 8.05(e).

“Percentage Interest” means, at any time with respect to one or more Members, a fraction, expressed as a percentage, the numerator of which is equal to the number of Preferred Units then owned by such Member(s) and the denominator of which is equal to the aggregate number of Preferred Units then outstanding.

“Permitted Holder” has the meaning set forth in the definition of “Change of Control.”

“Permitted Transferee” means:

(a)    with respect to the CCM Frontier Member, (i) a Cerberus Sponsor, (ii) any Affiliate of a Cerberus Sponsor, (iii) any Cerberus Fund or other co-investment vehicle or similar vehicle or account affiliated with or controlled by a Cerberus Sponsor or any of its Affiliates, including any Continuation Fund, or (iv) any Affiliate of any Person described in the foregoing clauses (i) through (iii);

(b)    with respect to Management Holdco, each of the individuals that are or become members of Management Holdco or such Person’s respective Permitted Transferees pursuant to clause (d) below as if such Person was a Member; and

(c)    with respect to any other Member, (i) if such Member is not an individual, (A) any Person that would be a Permitted Transferee of such individual as described in the succeeding clause (ii), or (B) any Affiliate of such Member so long as such Person remains an Affiliate of such Member, and (ii) if such Member is an individual, (A) any Person to whom Units are Transferred from such Member (x) by will or the laws of descent and distribution or (y) by gift without consideration of any kind, in each case, to such Member’s Family Member, (B) a trust or similar entity, substantially all the economic interests of which are held by or for the benefit of such Member or any of his or her Permitted Transferees described under clause (i)(A) above and which is organized to achieve the estate planning objectives of such Member, so long as such Member controls such trust and guarantees the obligations of such trust under this Agreement, or (C) any corporation, limited liability company or other legal entity, substantially all the economic interests of which are held by or for the benefit of such Member or any of his or her Permitted Transferees described under clause (i)(A) above, and so long as such Member controls such entity and guarantees the obligations of such entity under this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a Governmental Authority.

“Portfolio Company” has the meaning set forth in the definition of “Affiliate.”

“Pre-Closing Contribution” means the contracts, contacts, investment opportunities, subject matter expertise and other going concern value with respect to the Frontier Power platform developed by Affiliates of CCM Frontier and contributed to the Company, which shall be deemed to have an Asset FMV equal to $50,000,001, and in consideration of which CCM Frontier will receive 50,000,001 Class A-1 Units.

“Preemptive Election Period” has the meaning set forth in Section 3.01(d)(ii).

“Preemptive Notice” has the meaning set forth in Section 3.01(d)(i).

“Preemptive Right Election Notice” has the meaning set forth in Section 3.01(d)(ii).

“Preemptive Rights Members” has the meaning set forth in Section 3.01(d)(i).

“Preferred Unit” means a Class A Unit, a Class B Unit, a Class C Unit or a Class D Unit.

“Pro Rata Share” means with respect to each Member, a fraction, (a) the numerator of which is the amount such Member would receive pursuant to Section 4.01(b) if the Total Proceeds were distributed to all Members in accordance with Section 4.01(b) and (b) the denominator of which is an amount equal to the Total Proceeds, in each case, as reasonably determined in good faith by the Board.

“Profits” means, with respect to any Fiscal Year or other period, the excess, if any, of items of Company income and gain for such Fiscal Year or other period over items of Company loss and deduction for such Fiscal Year or other period, in each case, determined in accordance with Section 704(b) of the Code and the Capital Account maintenance rules under Treasury Regulations Section 1.704-1(b)(2)(iv) (excluding, for the avoidance of doubt, any such items allocated pursuant to Section 4.02(b)).

“Prohibited Foreign Entity” means a “prohibited foreign entity” as described in Section 7701(a)(51)(A)(i) of the Code.

“Prohibited Transferee” means any Person that (a) is a Competitor, (b) is a Sanctioned Person, (c) is a Disqualified Person, or (d) fails to provide information reasonably requested by the Company pursuant to Section 13.06.

“Project” means any battery energy storage project owned, developed, constructed, maintained or operated by any Company Party.

“Proposed Third-Party Sale” has the meaning set forth in Section 8.08(e).

“Public Company” means a Person that (a) has a class of equity interests registered under Section 12 of the Exchange Act, (b) is required to file reports under Section 15(d) of the Exchange Act as a result of the effectiveness of a registration statement under the Securities Act with respect to common equity securities of such Person, or (c) is a Person organized under the Laws of a jurisdiction outside of the United States that has a class of equity interests listed for trading on a stock exchange outside of the United States.

“Public Offering” means any underwritten sale of the Equity Securities of the Company or any of its Subsidiaries (or any successor thereto, whether by merger, conversion, consolidation, recapitalization, reorganization or otherwise), or any other Person substantially all of the assets of which constitute interests (directly or indirectly) in the Company or any of its Subsidiaries, pursuant to an effective registration statement under the Securities Act filed with the Securities and Exchange Commission on Forms S-1 or S-3 (or any successor forms adopted by the Securities and Exchange Commission).

“Reallotment Units” has the meaning set forth in Section 8.04(d).

“Registration Rights Agreement” has the meaning set forth in Section 9.03.

“Regulatory Allocations” has the meaning set forth in Section 4.02(b).

“Renewable Energy Tax Credit” means any federal, state, local or other tax credit, bonus credit, adder, tax attribute or similar incentive arising from or relating to the ownership, development, construction, operation or financing of any Project, including any credit treated as a business credit within the meaning of Section 38 of the Code.

“Required Vote” has the meaning set forth in Section 6.06.

“Reserved Matter” means those matters set forth in Schedule D-1.

“Restrictive Covenant” means any agreement, covenant or other provision (a) restricting or otherwise relating to the Management Member’s (i) competition, (ii) solicitation or hiring of employees or other service providers, (iii) solicitation of any suppliers, vendors, customers, clients or other business affiliates, or the interference with the business relationship with any of the foregoing, (iv) disclosure or use of confidential information or trade secrets or (v) disparagement or (b) providing for the Management Member’s assignment of intellectual property, or any other restrictions or covenants similar to those referenced in clauses (a) and (b), contained in any Employment Agreement or any relevant controlling Award Agreement, Management Member Agreement or any other agreement between the Management Member and any Company Party (or any appendix thereto).

“Restrictive Covenant Violation” means a Management Member’s violation or breach of any Restrictive Covenant.

“Right of First Offer” has the meaning set forth in Section 8.08(b).

“Safe Harbor” has the meaning set forth in Section 3.01(f)(i).

“Sanctioned Person” means any Person that (a) is listed on, or owned 50% or more or controlled by a Person listed on, any sanctions-related list maintained by the United States, including the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state or the United Kingdom, (b) is organized, resident or located in a country or territory that is the subject of comprehensive sanctions under applicable Law (at the time of this Agreement, Cuba, Iran, North Korea, the Crimea region of Ukraine, the so-called “Donetsk People’s Republic,” and the so-called “Luhansk People’s Republic”), or (c) is otherwise a target of sanctions under any applicable economic sanctions or trade controls Law.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Exchange Act” means the U.S. Securities Exchange Act of 1934.

“Side Letter” has the meaning set forth in Section 14.19.

“State Acts” has the meaning set forth in Section 3.01(h).

“Subscription Agreement” means an agreement with a Management Member evidencing his or her acquisition of Incentive Units or Upstairs Incentive Units.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares in the capital of, or shares of stock, entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the membership, partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person (or a Subsidiary of such Person) shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the general partner, managing member, managing director (or a board comprised of any of the foregoing) or manager of such limited liability company, partnership, association or other business entity.  For purposes hereof, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Substituted Member” means a Person that is admitted as a Member to the Company pursuant to Section 10.01.

“Tag-Along Allotment” means, with respect to each Tagging Person in a Tag-Along Sale, an amount equal to (a) a fraction (i) the numerator of which is the consideration that would be received by such Tagging Person with respect to all of its Preferred Units if the Tag-Along Valuation of such Tag-Along Sale were Distributed in accordance with Section 4.01(b), and (ii) the denominator of which is the consideration that would be received with respect to all Preferred Units if the Tag-Along Valuation of such Tag-Along Sale were distributed in accordance with Section 4.01(b), multiplied by (b) the aggregate Tag-Along Sale Consideration.

“Tag-Along Buyer”  has the meaning set forth in Section 8.04(a).

“Tag-Along Notice” has the meaning set forth in Section 8.04(a).

“Tag-Along Notice Period” has the meaning set forth in Section 8.04(d).

“Tag-Along Offer” has the meaning set forth in Section 8.04(a).

“Tag-Along Portion” means, with respect to any Member and for any Tag-Along Sale, a number of Preferred Units representing in value (based on the Tag-Along Unit Price of such Units) an amount equal to such Member’s Tag-Along Allotment in such Tag-Along Sale.

“Tag-Along Response Notice” has the meaning set forth in Section 8.04(d).

“Tag-Along Right” has the meaning set forth in Section 8.04(d).

“Tag-Along Sale” has the meaning set forth in Section 8.04(a).

“Tag-Along Sale Consideration” has the meaning set forth in Section 8.04(b).

“Tag-Along Seller” has the meaning set forth in Section 8.04(a).

“Tag-Along Subject Units” has the meaning set forth in Section 8.04(b).

“Tag-Along Unit Price” means, with respect to each Preferred Unit in a Tag-Along Sale, the amount of consideration that would be received with respect to such Unit if the Tag-Along Valuation were distributed in accordance with Section 4.01(b), assuming a complete liquidation of the Company, in each case, as determined in good faith by the Board.

“Tag-Along Valuation” means the aggregate dollar amount that a third party would pay to acquire all of the outstanding Units in an arm’s-length transaction, as implied by the Tag-Along Sale Consideration set forth in the Tag-Along Notice, assuming a complete liquidation of the Company, in each case, as reasonably determined in good faith by the Board.

“Tag-Along Valuation Notice” has the meaning set forth in Section 8.04(c).

“Tagging Person” has the meaning set forth in Section 8.04(d).

“Tax Distribution” has the meaning set forth in Section 4.01(c).

“Tax Distribution Amount” has the meaning set forth in Section 4.01(c).

“Tax Distribution Date” has the meaning set forth in Section 4.01(c).

“Taxable Year” means the calendar year.

“Termination of Service” means the termination of the performance of services of a Management Member with or on behalf of the Company Parties.

“Total Proceeds” means the aggregate net proceeds which would be received by all Members (or any Company Party on the Members’ behalf) in a Company Sale or a Tag-Along Sale.

“Transfer” means, with respect to any Equity Securities, including any Equity Securities of any Company Party, any sale, charge, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such Equity Securities or any participation or interest therein, in each case whether directly or indirectly (including pursuant to a derivative transaction or through the transfer of any equity interests in any direct or indirect holding company holding Equity Securities or through the issuance and redemption by any such holding company of its securities), or any agreement or commitment to do any of the foregoing, but excluding, in the case of a Transfer of Equity Securities of any Company Party, (i) redemptions or repurchases of Equity Securities of any Company Party by the Company in accordance with Article 8, (ii) pursuant to any repurchase option or right of any Company Party pursuant to a Management Member Agreement, Award Agreement or an Employment Agreement, and (iii) a sale, transfer or issuance of Equity Securities of the CCM Frontier Member or any Cerberus Fund, intermediate holding company, co-investment vehicle or similar entity, in each case, affiliated with the CCM Frontier Member (or any successor thereto or any investment vehicle that is organized to make investments in parallel, or to co-invest, with any of the foregoing) so long as, in the case of this clause (iii), the CCM Frontier Member remains controlled by a Cerberus Sponsor after giving effect to such Transfer; provided, that notwithstanding the foregoing, if a Unit holder (or any Person that is a direct or indirect holder of equity interests in such Unit holder) is a Public Company, including the Eos Member, no Transfer of any equity interest or other security interest in such Unit holder (or such Person that is a direct or indirect holder of equity interests in such Unit holder) shall constitute or be deemed to be a “Transfer” hereunder. The terms “Transferable”, “Transferee”, “Transferor”, “Transferred” and other forms of the word “Transfer” shall have the correlative meanings.  Unless otherwise indicated or unless the context requires otherwise, all references to “Transfers” shall refer to a Transfer of Equity Securities of any Company Party.

“Transferor” has the meaning set forth in Section 10.01.

“Treasury Regulations” means the final or temporary income tax regulations that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code, and any successor regulations.

“Unit” means a unit of membership interest in the Company representing an interest in the Profits and Losses (and items thereof, as applicable) and Distributions of the Company and shall include, as of the Effective Date, Class A-1 Units, Class A-2 Units, Class B Units, Class C Units, Class D Units and Incentive Units.

“Unreturned Preferred Unit Capital” means, with respect to any Preferred Unit, an amount equal to the excess, if any, of (i) the aggregate amount of Capital Contributions made (or deemed to have been made) by the holder with respect to such Preferred Unit, over (ii) the aggregate amount of prior Distributions made by the Company with respect to such Preferred Unit pursuant to Section 4.01(a) and Section 4.01(b).

“Unvested Incentive Units” has the meaning set forth in Section 3.01(g).

“Unwinding Event” has the meaning set forth in Section 8.02(d).

“Upstairs Incentive Unit” means any incentive unit of Management Holdco that is held by a Management Holdco Member and corresponds to an Incentive Unit held by Management Holdco.

“Vested Incentive Units” has the meaning set forth in Section 3.01(g).

“Voting Power” means, with respect to any Person, the power to elect a majority of the members of the board of directors (or similar governing body) of such Person or, in the absence of such a body, the power to control the management of such Person.

Section 1.02.    Construction.  Unless otherwise expressly provided or unless the context requires otherwise, all references in this Agreement to Articles, Schedules and Sections shall mean and refer to Articles, Schedules and Sections of this Agreement;  all references to statutes shall include all amendments of the same and any successor or replacement statutes and regulations promulgated thereunder, and all references to regulations shall include all amendments and any successor or replacement regulations;  words using the singular or plural number also shall include the plural and singular number, respectively;  references to “hereof,” “herein,” “hereby” and similar terms shall refer to this entire Agreement (including the schedules hereto);  references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of any Governmental Authority, Persons succeeding to the relevant functions of such Person), and, in the case of any Person that is a trust, to the trustees thereof acting in their capacity as such (as the context may require to be most protective of the Company and the other Members);  the terms “CCM Frontier Member”, “Eos Member”, “HBC Member” and “Management Member” shall each also mean, if any such Person shall have Transferred any of its Units to any of its Permitted Transferees (or any Permitted Transferee has acquired any Units pursuant to Section 3.01(d) or otherwise), such Person and its Permitted Transferees, taken together, and any right, obligation or action that may be exercised or taken at the election of such Person may be taken at the election of such Person and its Permitted Transferees;  the term “including” shall mean “including, without limitation”; every covenant, term and provision of this Agreement shall be construed according to its fair meaning and not for or against any Member;  all pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require;  if any date on which (or by which) a Person is required to make a payment or a delivery or take any action or step pursuant to the terms hereof is not a Business Day, then such Person shall make such payment or delivery or take such action or step on or by the next succeeding Business Day; and when calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.

Article 2
THE COMPANY

Section 2.01.    Organization.  The Company was formed as a Delaware limited liability company by filing the Certificate with the Secretary of State of the State of Delaware on May 7, 2026.  This Agreement amends, restates, and supersedes the Initial LLC Agreement in its entirety.

Section 2.02.    Limited Liability Company Agreement.  The Company and the Members hereby execute this Agreement for the purpose of establishing the affairs of the Company and the conduct of its business in accordance with the provisions of the Act.  The Members hereby agree that, during the term of the Company set forth in Section 2.06, the rights and obligations of the Members with respect to the Company will be determined in accordance with the terms and conditions of this Agreement and, except where the Act provides that such rights and obligations specified in the Act shall apply “unless otherwise provided in a limited liability company agreement” or words of similar effect and such rights and obligations are set forth in this Agreement, the Act; provided, however, that notwithstanding the foregoing, Section 18-210 of the Act (entitled “Contractual Appraisal Rights”) and Section  18-305(a) of the Act (entitled “Access to and Confidentiality of Information; Records”) shall not apply to or be incorporated into this Agreement to the Members and each such Member hereby expressly waives any and all rights under such sections of the Act.

Section 2.03.    Company Name.  The name of the Company is “Frontier Power USA Parent, LLC” and all business of the Company shall be conducted in such name or such other name as the Board shall determine.  The Company shall hold all of its property in the name of the Company and not in the name of any Member.

Section 2.04.    Purpose.  The purpose of the Company is to carry on any and all lawful businesses and activities permitted from time to time under the Act, including owning, investing in, developing, constructing, operating and otherwise participating in battery energy storage systems and any natural extensions thereof.  The Company may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing.  Subject to the terms and conditions of this Agreement, the Company is specifically authorized to enter into, make, and perform all contracts and other undertakings, and engage in all other activities and transactions as the Board may deem necessary, advisable, or convenient for carrying out the purposes of the Company.

Section 2.05.    Powers.  The Company shall possess and may exercise all the powers and privileges granted by the Act, all other applicable Laws or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion and attainment of the business, purposes or activities of the Company approved by the Board.

Section 2.06.    Term.  The term of the Company shall be perpetual unless and until the Company is dissolved pursuant to the Act or as set forth herein.  The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate in the manner required by the Act.

Section 2.07.    Filings; Agent for Service of Process.

(a)    Certificate.  The Certificate has been filed in the office of the Secretary of State of the State of Delaware in accordance with the provisions of the Act.  The Officers shall take any and all other actions reasonably necessary to maintain the status of the Company under the Laws of the State of Delaware or any other state in which the Company shall do business.  The Officers shall cause amendments to the Certificate to be filed whenever required by the Act.  Such amendments shall be executed by an Officer or any Person authorized by the Board or any Officer.

(b)    Maintenance.  The Officers (or any of them) shall execute and cause to be filed an original or amended Certificate and shall take any and all other actions as may be determined by the Board to be reasonably necessary to perfect and maintain the status of the Company under the Laws of any other states or jurisdictions in which the Company engages in business.

(c)    Registered Agent.  The registered agent for service of process on the Company in the State of Delaware, and the address of such agent, shall initially be The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.  The Board, in its discretion, may change the registered agent and appoint successor registered agents.

(d)    Dissolution.  Upon the dissolution of the Company, the Board (or the Person responsible for the winding up and dissolution of the Company pursuant to Article 12) shall promptly execute and cause to be filed a certificate of dissolution in accordance with the Act and make any other filings required under the Laws of any other states or jurisdictions in which the Company has registered or qualified to transact business or otherwise filed a certificate or articles.

Section 2.08.    Foreign Qualification.  At the request of the Board or any Officer, each Member shall execute, acknowledge, swear to and deliver any or all certificates and other instruments that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

Section 2.09.    No State-Law Partnership.  The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes other than as set forth in the last two sentences of this Section 2.09, and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise.  The Members intend that the Company shall be treated as a partnership for federal and all applicable state and local income tax purposes.  Each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with the foregoing treatment.

Article 3
UNITS

Section 3.01.    Units.

(a)    General.  The Membership Interests of the Members shall be represented by the Units, which are, as of the Effective Date, the Preferred Units and the Incentive Units, each of which shall have the rights and preferences in the assets of the Company and be subject to the limitations and restrictions as provided herein.  The Company has, subject to the terms of this Agreement, the authority to issue (i) an unlimited number of Class A-2 Units, Class B Units, Class C Units and Class D Units, and (ii) 50,000,001 Class A-1 Units (all of which have been issued to the CCM Frontier Member and are outstanding as of the Effective Date, it being understood that the authorized number of Class A-1 Units shall not be increased, and no Class A-1 Units shall be issued, after the Effective Date).  A Unit shall for all purposes be personal property.  The Board shall maintain and update from time to time a Schedule of Members (the “Membership Schedule”) to reflect changes in the Members, number of Units of each class held by the Members and their respective Capital Contributions, in each case, in accordance with the terms of this Agreement.  To the maximum extent permitted by applicable Law, except in the case the Eos Member is the Member requesting a copy of the Membership Schedule, the Board may withhold and redact all or any portion of the information set forth on the Membership Schedule, except, with respect to a Member requesting a copy of the Membership Schedule, the number of Units (of each class, series or group) held by such Member and such Member’s Capital Contributions and the total number of Units (of each class, series or group) outstanding and the total Capital Contributions of all Members.  The Company may issue whole or fractional Units.

(b)    Capital Contributions.  Each Member has made, or shall be deemed for purposes of this Agreement to have made, the Capital Contributions reflected on the Membership Schedule.  Following the Effective Date, no Member will be required to make any other Capital Contributions to the Company for any reason.

(c)    Issuance of Additional Units.

(i)    Subject to compliance with Section 5.04, Section 5.05 and Section 3.01(d), the Board shall have the right to cause the Company to create and/or issue Units (including other classes, groups or series thereof having such relative rights, powers, and/or obligations as may from time to time be established by the Board, including, subject to the terms and conditions of this Section 3.01, rights, powers, and/or obligations different from, senior to or more favorable than existing classes, groups and series of Units), including in connection with additional Capital Contributions to the Company as and when the Board determines that additional funds or other assets are necessary or appropriate for the conduct and operations of the Company and its Subsidiaries.  In connection with the creation and/or issuance of any Units, the Board shall have the power to amend this Agreement and/or the Membership Schedule to reflect such additional issuances and to make any such other amendments as the Board reasonably and in good faith deems necessary to reflect such additional issuances (including, subject to the terms and conditions of this Section 3.01, amending this Agreement to increase the authorized number of Units of any class, group or series, to create and authorize a new class, group or series of Units and to add the terms of such new class, group or series of Units including economic and governance rights which may be different from, senior to or more favorable than the other existing Units), in each case without the approval or consent of any Member (subject, for the sake of clarity, to Section 3.01(c)(ii), Section 3.01(c)(iii), Section 3.01(d), Section 5.04, Section 5.05 and Section 14.03).  Notwithstanding the foregoing, in no event shall any additional Class A-1 Units be issued after the Effective Date

(ii)    Notwithstanding anything to the contrary herein, if the Board reasonably determines that the Company or its Subsidiaries requires immediate capital for an Emergency Capital Need, the Board may, without compliance with the Reserved Matter approval requirements, call capital and authorize the issuance of Equity Securities or authorize a loan to be made by one or more Members to the Company on arm’s-length terms, in each case subject to Section 3.01(d), if applicable, and the other terms of this Agreement; provided, that the aggregate amount of capital called, Equity Securities issued, or loan proceeds received pursuant to this Section 3.01(c)(ii) in respect of any Emergency Capital Need shall not exceed the minimum amount reasonably necessary, as reasonably determined in good faith by the Board, to address such Emergency Capital Need (including any reasonably anticipated costs, expenses, and reserves directly related thereto); provided, further, that, within 10 Business Days following any issuance of Equity Securities or funding of a loan pursuant to this Section 3.01(c)(ii), the Board shall deliver to each Member a written notice setting forth (A) the nature of the Emergency Capital Need, (B) the aggregate amount of capital raised or borrowed, (C) the Board’s good faith determination of the minimum amount reasonably necessary to address such Emergency Capital Need and the basis therefor, and (D) the terms of any Equity Securities issued or loan made in connection therewith; provided, further, for the avoidance of doubt, no Member shall be required to fund any such capital call or loan pursuant to this Section 3.01(c)(ii).

(iii)    In exchange for additional Capital Contributions made by Members, additional Class D Units will be issued to existing holders of Class A Units, additional Class D Units will be issued to existing holders of Class B Units and additional Class D Units will be issued to existing holders of Class C Units, in each case, to the extent such holders made Capital Contributions to the Company, with the additional Units being issued at an equivalent price per unit (as reasonably determined by the Board in good faith). For the avoidance of doubt, no additional Class A-1 Units shall be authorized or issued after the Effective Date.

(iv)    In connection with and as a condition to any issuance of Units pursuant to this Section 3.01(c), the Company shall require each Person who acquires such Units and is not already a Member to execute and deliver a joinder to this Agreement in the form attached hereto as Schedule E, accepting and agreeing to be bound by all terms and conditions, and shall require each such Person who is or will be a Management Member to enter into such other documents, instruments and agreements to effect such purchase or issuance of Units, or with respect to each such Person who is or will be a Management Holdco Member, Management Holdco shall require such Person to enter into such documents as a condition to receiving the corresponding Upstairs Incentive Units (including any subscription agreements entered into on or prior to the Effective Date by the Members, each, a “Management Member Agreement”).

(v)    The number of outstanding Incentive Units held by Management Holdco are intended to, at all times, be equal to the number of outstanding Upstairs Incentive Units.  In furtherance of the foregoing:

(A) In the event that any Upstairs Incentive Units are to be repurchased by Management Holdco pursuant to the applicable terms of the Management Holdco LLC Agreement, an equal number of Incentive Units held by Management Holdco shall automatically and simultaneously be repurchased by the Company on the same terms.  Notwithstanding the preceding sentence, repurchases under this Section 3.01(c)(v)(A) may, in the sole and absolute discretion of the Board, be effected by causing Management Holdco to redeem the relevant Upstairs Incentive Units in exchange for the corresponding Incentive Units, and following such redemption, causing the Company to repurchase such Incentive Units from the relevant holder pursuant to the applicable terms of this Agreement and/or the Management Holdco LLC Agreement.

(B)  If and to the extent Management Holdco issues and grants Upstairs Incentive Units pursuant to, and in accordance with, the Management Holdco LLC Agreement, the MIP and any applicable Award Agreement, the Company shall issue and grant to Management Holdco, and Management Holdco shall receive and acquire from the Company, a number of Incentive Units that is equal to the number of Upstairs Incentive Units to be issued and granted by Management Holdco to such Person; provided, that any such Incentive Units to be issued by the Company to Management Holdco shall be subject to the same conditions as the corresponding Upstairs Incentive Units to be issued and granted by Management Holdco to such Person, and the conditions of such Upstairs Incentive Units set forth in the MIP and the applicable Award Agreement shall apply to the corresponding Incentive Units to be so issued and granted as if such conditions were set forth in this Agreement; provided, further, that to the extent any Upstairs Incentive Units are forfeited by a Management Holdco Member or otherwise cancelled, a corresponding number of Incentive Units that had been issued in connection with the issuance and grant of such Upstairs Incentive Units shall be automatically similarly forfeited or cancelled.

(d)    Preemptive Rights.  Except as otherwise provided in Section 3.01(d)(iv) below, each time the Company proposes to issue any Units or any Equity Securities of any Subsidiary of the Company to any Person (other than another Company Party) or to issue debt to any Member (in each case, except for Issuance Exceptions) (collectively, “New Issue Securities”), the Company shall first offer the New Issue Securities to the Members holding Preferred Units in accordance with the following provisions:

(i)    The Company shall deliver a written notice (the “Preemptive Notice”) to each Member holding Preferred Units who is an “accredited investor” as defined under Rule 401 of Regulation D of the Securities Act (the “Preemptive Rights Members”) setting forth a statement regarding the Company’s intention to issue the New Issue Securities;  the amount and description of such New Issue Securities to be issued; and the purchase price (calculated as of the proposed issuance date) and the other material terms upon which the Company proposes to offer the New Issue Securities.

(ii)    The delivery of the Preemptive Notice to each Preemptive Rights Member by the Company shall constitute an offer by the Company to sell to each such Preemptive Rights Member his, her or its proportionate share of the New Issue Securities (based on such Preemptive Rights Member’s Percentage Interest), or any lesser number as specified by the Preemptive Rights Member, for the price and upon the terms set forth in the Preemptive Notice.  For a period of 45 days after the delivery of the Preemptive Notice to each Preemptive Rights Member (the “Preemptive Election Period”), each such Preemptive Rights Member shall have the option, exercisable by delivering a written notice to the Company (the “Preemptive Right Election Notice”), to accept the Company’s offer as to all or any part of such Preemptive Rights Member’s proportionate share of the New Issue Securities (based on such Preemptive Rights Member’s Percentage Interest), or any lesser number as specified by such Preemptive Rights Member in its Preemptive Right Election Notice, and each such Preemptive Rights Member shall also include in the Preemptive Right Election Notice the maximum number (or amount) of New Issue

Securities such Preemptive Rights Member would be willing to purchase if any other Preemptive Rights Members elect to purchase none or less than the maximum number (or amount) of the New Issue Securities that they are entitled to purchase pursuant to this Section 3.01(c)(ii).  If the New Issue Securities constitute two or more types of Units or Equity Securities or the New Issue Securities are to be issued together with other types of securities, including debt securities, in a single transaction or related transactions, the rights to purchase the New Issue Securities granted to the Preemptive Rights Members under this Section 3.01(d) must be exercised to purchase the types of New Issue Securities and such other securities in the same proportion as such New Issue Securities and other securities are to be issued by the Company.  If a Preemptive Rights Member fails to timely deliver a Preemptive Right Election Notice within the Preemptive Election Period, such Preemptive Rights Member shall be deemed to have irrevocably waived its rights under this Section 3.01(d) with respect to the applicable New Issue Securities.

(iii)    If fewer than all of the Preemptive Rights Members elect to purchase all of the available New Issue Securities in the manner described in Section 3.01(d)(i), the under-subscribed New Issue Securities shall be allocated among such Preemptive Rights Members (pro rata based on their respective Percentage Interest) who have indicated in their Preemptive Right Election Notice a willingness to purchase a number of the New Issue Securities in excess of their proportionate share of the New Issue Securities (based on such Preemptive Rights Member’s Percentage Interest), subject to any limitations any such Preemptive Rights Member may have indicated as to the amount of such additional New Issue Securities such Preemptive Rights Member is willing to purchase.  Promptly following the expiration of the Preemptive Election Period, the Company shall notify each electing Preemptive Rights Member of the number of New Issue Securities such Preemptive Rights Member is required to purchase.

(iv)    After the Preemptive Rights Members are notified in accordance with Section 3.01(d)(iii), the Company shall have 120 days thereafter to sell any or all of the remaining New Issue Securities (i.e., the New Issue Securities not to be sold to any Preemptive Rights Member) to any Person, provided that, if such issuance is subject to regulatory approval, such 120-day period shall be extended until the expiration of 10 Business Days after all such approvals have been received (but in no event later than 270 days from the date of the Preemptive Notice), upon terms and conditions no less favorable in the aggregate to the Company, and no more favorable in the aggregate to such Person or Persons, than those set forth in the Preemptive Notice.  In the event the Company has not sold such New Issue Securities within such 120-day period (as so extended), the Company shall not thereafter issue or sell any New Issue Securities without first offering such New Issue Securities to the Preemptive Rights Members in the manner provided in this Section 3.01(d). Subject to Section 3.01(d)(vii), the purchase of New Issue Securities by the Preemptive Rights Members agreeing to purchase any such New Issue Securities pursuant to this Section 3.01(d) shall be consummated simultaneously with the closing of the sale of the remaining New Issue Securities.

(v)    Notwithstanding the foregoing, unless otherwise approved by the Board, the preemptive rights set forth in this Section 3.01(d) shall not apply to the issuance of the following Units or other Equity Securities of the Company or any Subsidiary (collectively, “Issuance Exceptions”): issuances

(A)    pursuant to the MIP;

(B)    (1) in connection with the exercise, exchange, conversion, subdivision, combination, recapitalization, split, dividend or reorganization of outstanding Units or other Equity Securities which were issued not in violation of this Section 3.01(d) or were exempt from this Section 3.01(d) upon issuance, or (2) as a pro rata dividend or distribution in respect of outstanding Units;

(C)    that are warrants or other similar securities used as “equity kickers” to any lenders in any bona fide customary debt financing for the benefit of the Company or any of its Subsidiaries approved by the Board;

(D)    as consideration in connection with any bona fide, arm’s-length, (A) direct or indirect, acquisition of assets or Equity Securities, joint venture or similar transaction approved by the Board with third parties (whether structured as a merger, asset purchase, stock purchase or otherwise, and whether issued in respect of a rollover or otherwise); or (B) customary debt financing, equipment leasing or real property leasing transaction approved by the Board;

(E)    pursuant to an IPO;

(F)    for which the holders of Preferred Units have expressly waived their rights under this Section 3.01(d);

(G)    in connection with any tax equity financing, partnership flip structure, sale-leaseback, inverted lease pass-through, or similar tax-advantaged financing arrangement for the benefit of the Company or any of its Subsidiaries or any project company, in each case approved by the Board;

(H)    solely to the Company or a wholly owned Subsidiary of the Company;

(I)    pursuant to the Exchange Side Letter; or

(J)    in connection with the consummation of the transactions contemplated to be made on the Effective Date or in connection with the execution of this Agreement.

(vi)    Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to consummate any proposed issuance of New Issue Securities or any other Units, nor be liable to any Preemptive Rights Member if the Company has not consummated any proposed issuance of Units pursuant to this Section 3.01(d) for whatever reason, regardless of whether it shall have delivered a Preemptive Notice or received any

Preemptive Right Election Notice from Preemptive Rights Members in respect of such proposed issuance.

(vii)    Notwithstanding anything contained in this Section 3.01(d), in the case of an Emergency Capital Need as determined by the Board, the Company may issue New Issue Securities to any Person (including the CCM Frontier Member or any Affiliate thereof) (for purposes of this Section 3.01(d)(vii), the “Early Purchaser”) without the Company first complying with the provisions of this Section 3.01(d); provided that  the Company gives prompt written notice to each Preemptive Rights Member specifying the number and price at which the New Issue Securities were, or are to be, issued to the Early Purchaser and the other material terms of such issuance, and the Company shall, as promptly as reasonably practicable (and in any event within 30 days following the issuance of New Issue Securities to the Early Purchaser), offer such Preemptive Rights Member the option to purchase a number of New Issue Securities (of the same class and type as issued to the Early Purchaser) so as to enable such Preemptive Rights Member to purchase its proportionate share based on the number of Preferred Units owned by it relative to the aggregate number of Preferred Units owned by all such Preemptive Rights Members as of immediately prior to the issuance of the New Issue Securities to the Early Purchaser pursuant to this Section 3.01(d)(vii) at the same price per New Issue Security at which such Early Purchaser acquired such New Issue Securities pursuant to this Section 3.01(d)(vii); provided that, in such case, the Board may reasonably determine in good faith that, in lieu of the Company issuing such New Issue Securities to such Preemptive Rights Members pursuant to the preceding proviso,  the Early Purchaser may transfer to such Preemptive Rights Members a portion of the New Issue Securities acquired by the Early Purchaser pursuant to this Section 3.01(d)(vii) or the Company may redeem a portion of the New Issue Securities issued to the Early Purchaser pursuant to this Section 3.01(d)(vii) (at the same price per New Issue Security at which such Early Purchaser acquired such New Issue Securities pursuant to this Section 3.01(d)(vii)) and reissue such portion of the New Issue Securities to such Preemptive Rights Members, in each case, to enable such Preemptive Rights Members to purchase their proportionate share based on the number of Preferred Units owned by it relative to the aggregate number of Preferred Units owned by all such Preemptive Rights Members as of immediately prior to the issuance of the New Issue Securities to the Early Purchaser pursuant to this Section 3.01(d)(vii).  Notwithstanding the foregoing, the Company shall provide each of the Eos Member and the HBC Member with written notice of such issuance and a period of ten days after delivery of such notice (the “Eos/HBC Election Period”) to elect to purchase up to its pro rata share of the New Issue Securities at the same time as the Early Purchaser.  If the Eos Member or the HBC Member, as applicable, does not elect to participate within the Eos/HBC Election Period, the Company may proceed with the issuance to the Early Purchaser, and the Eos Member or the HBC Member, as applicable, may thereafter elect to participate in accordance with this clause (vii) like each other non-Early Purchaser.  Notwithstanding anything in this Agreement to the contrary, during the period from the issuance of the New Issue Securities to the Early Purchaser and ending on the day after the requirements set forth in this Section 3.01(d)(vii) have been satisfied in full and all New Issue Securities purchased by the Preemptive Rights Members exercising their rights under this Section 3.01(d) pursuant to this Section 3.01(d)(vii) have been transferred to such Members in full (the “Interim

Holdback Period”), (I) such Early Purchaser shall refrain from voting or exercising any other rights as a Member solely with respect to such New Issue Securities issued to such Early Purchaser pursuant to this Section 3.01(d)(vii) and, for the avoidance of doubt, such Early Purchaser shall retain the right to vote and exercise all other rights as a Member with respect to any other Units or equity interests held by such Early Purchaser other than such New Issue Securities), (II) in no event shall any distributions or payments be made with respect to such New Issue Securities issued to such Early Purchaser during the Interim Holdback Period and (III) there shall be deemed to be no dilution to each Preemptive Rights Member’s Percentage Interest or ownership interest in Units immediately prior to such issuance of New Issues Securities to such Early Purchaser, and no Preemptive Rights Member shall be deemed to lose any rights under this Agreement as a result of such issuance to such Early Purchaser, except to the extent such Preemptive Rights Member has declined to exercise or waived its rights under this Section 3.01(d) pursuant to this Section 3.01(d)(vii). During the Interim Holdback Period, Early Purchasers shall not effect any, direct or indirect, Transfer of such New Issue Securities, other than to its Permitted Transferees that agree to be bound by the obligations of the Early Purchaser under this Section 3.01(d)(vii).

(viii)    The preemptive rights contained in this Section 3.01(d) shall terminate upon the consummation of an IPO.

(ix)    For the avoidance of doubt and not withstanding anything to the contrary herein, in connection with the exercise of preemptive rights pursuant to this Section 3.01(d), to the extent New Issue Securities consist of Preferred Units, such New Issue Securities shall be issued as Class D Units to existing holders of Class A Units, Class D Units to existing holders of Class B Units and Class D Units to existing holders of Class C Units, in each case, with each Preemptive Rights Member entitled to purchase its proportionate share of such New Issue Securities (based on such Preemptive Rights Member’s relative Percentage Interest) at an equivalent price per Unit.

(e)    Issuances of Incentive Units.

(i)    The Company may from time to time issue Incentive Units pursuant to the MIP to any person who provides services to or for the benefit of the Company, provided that, Incentive Units may not be issued to any person who is a CCM Frontier Affiliated Manager or any Person that is an employee of any Cerberus Funds at the time of the proposed initial grant without the approval of the Board (solely if the Eos Member holds at least 10% of the outstanding Preferred Units as of the time of determination, the approval of at least one Class B Manager will be required).  Notwithstanding the foregoing, issuances of Incentive Units to any Person that is a consultant to any Cerberus Funds or a consultant or employee of any portfolio company of Cerberus Funds, shall require the approval of the Board. The total number of Incentive Units that are authorized for issuance under the MIP (the “MIP Pool”) shall initially consist of 31,273,788 Incentive Units, which number may be increased from time to time by the Board, subject to Section 5.04.  In connection with any approved issuance of Incentive Units, any recipient of such Incentive Units shall, unless already a Member, execute and deliver a joinder to this

Agreement in the form attached hereto as Schedule E, accepting and agreeing to be bound by all terms and conditions hereof, and shall enter into such other documents and instruments to effect such issuance as are required by the Board.  Any recipient of an Incentive Unit who is not already a Member shall be admitted as an Additional Member pursuant Section 10.02 and shall be a Management Member.  In addition, the Company may issue Incentive Units to Management Holdco in respect of services provided by Management Holdco Members to the Company or any of its Subsidiaries, in which case Management Holdco will issue corresponding Upstairs Incentive Units to the applicable Management Holdco Member pursuant to the MIP and an Award Agreement, who shall be admitted as a member to Management Holdco and shall be required to execute a counterpart of the Management Holdco LLC Agreement and agree to be bound by all terms and conditions thereof, and shall enter into such other documents and instruments to effect such issuance as are required by Management Holdco. Any issuance of Incentive Units to Management Holdco pursuant to this Section 3.01(e)(i), and any repurchase, forfeiture or cancellation thereof, shall be subject to the corresponding units provisions set forth in Section 3.01(c)(v) above.

(ii)    On the date of each issuance of an Incentive Unit, the Board shall designate a series for all Incentive Units issued on such date, and establish a “Distribution Threshold” with respect to such series.  The Distribution Threshold with respect to any Incentive Unit shall initially be equal to the liquidation value (as reasonably determined by the Board in good faith) of all outstanding Units as of the issuance date of such Incentive Unit, as further adjusted by the Board in its discretion.

(iii)    The Incentive Units are intended to be “profits interests” under IRS Revenue Procedure 93-27, IRS Revenue Procedure 2001-43 and IRS Notice 2005-43 and the provisions of this Agreement shall be interpreted and applied consistently therewith.  The Board may take such actions (including making appropriate adjustments to the terms of any such Incentive Unit or otherwise amending the terms of this Agreement) in order for such Incentive Unit to be treated as a “profits interest” as described in the immediately preceding sentence, including establishing the Distribution Threshold as of the date of grant of an Incentive Unit equal to at least the amount of cumulative Distributions that would be required to be made with respect to all Units (other than the applicable Incentive Unit) immediately after the date of the issuance of such Incentive Unit in order for such Incentive Unit to have a liquidation value equal to zero dollars ($0).

(iv)    In connection with the issuance of any Incentive Units, the recipient Management Member shall make a timely “protective” election under Section 83(b) of the Code with respect to such Incentive Units.  The Board, in its sole discretion, may condition the grant of any Incentive Unit on the timely execution and delivery of such election.

(v)    This Section 3.01(e) and the Incentive Units (together with the MIP and the applicable Award Agreements) are intended to qualify as a compensatory benefit plan within the meaning of Rule 701 of the Securities Act (and any analogous basis under any applicable state securities laws) and the issuance of Incentive Units pursuant hereto is intended to qualify for the exemption from registration under the Securities Act provided by Rule 701 (and any analogous basis under any applicable state securities laws); provided, by Rule 701 (and any analogous basis under any applicable state securities laws); provided, however, that the foregoing shall not restrict or limit the Company’s ability to issue any Incentive Units pursuant to any other exemption from registration under the Securities Act (or any state securities laws) available to the Company.

(f)    Section 83 Safe Harbor.  Each Member, by executing this Agreement, agrees that:

(i)    when and if Proposed Regulations Section 1.83-3(l) and the proposed Revenue Procedure contained in Notice 2005-43, 2005-24 I.R.B. 1 or any substantially similar rules become effective, the Company is authorized and directed to elect the safe harbor described therein, under which the fair market value of any Incentive Unit of the Company that is transferred in connection with the performance of services will be treated as being equal to the liquidation value of that Incentive Unit (the “Safe Harbor”);

(ii)    while the election described in Section 3.01(f)(i) remains effective, the Company and each of the Members (including any Person to whom an Incentive Unit of the Company is Transferred in connection with the performance of services) shall comply with all requirements of the Safe Harbor with respect to all Incentive Units of the Company that are Transferred in connection with the performance of services; and

(iii)    a Member’s obligations to comply with the requirements of this Section 3.01(f) shall survive such Member’s ceasing to be a Member and/or the termination, dissolution, liquidation and winding up of the Company, and, for purposes of this Section 3.01(f) the Company shall be treated as continuing in existence.

(g)    Vesting of Incentive Units.  Subject to Section 3.01(e), the Incentive Units shall become vested in accordance with the terms and conditions (including vesting schedule) of the MIP and the applicable Award Agreement.  Incentive Units (including the corresponding Upstairs Incentive Units) that are vested per such vesting schedule or by the Board are referred to herein as “Vested Incentive Units” and Incentive Units (including the corresponding Upstairs Incentive Units) that are not vested per such vesting schedule, or as otherwise provided by the Board, are referred to herein as “Unvested Incentive Units.”

(h)    Certificated Units.  The Company may (if authorized by the Board), but need not, issue certificates representing the Units (“Certificated Units”).  The Officers designated by the Board shall have the authority to execute and deliver Certificated Units to the Members by and on behalf of the Company.  In the event that Certificated Units are issued, such Certificated Units will expressly provide that each of the Certificated Units is a “security” as defined in and governed by Article 8 of the Delaware Uniform Commercial Code, and  bear the following legend and any other legend as may be required by the Board in its discretion:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED AS OF AUGUST 4, 2026 HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE ”ACT“), OR APPLICABLE STATE SECURITIES LAWS (”STATE ACTS“) AND MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION

STATEMENT UNDER THE ACT OR STATE ACTS OR AN EXEMPTION FROM REGISTRATION THEREUNDER.  THE SALE, DELIVERY AFTER SALE, TRANSFER, PLEDGE, OR HYPOTHECATION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF FRONTIER POWER USA PARENT, LLC DATED AS OF AUGUST 4, 2026, AS AMENDED AND MODIFIED FROM TIME TO TIME.”

Section 3.02.    Capital Accounts.

(a)    The Company will maintain a separate Capital Account for each Member in compliance with Section 704(b) of the Code and in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv).  Without limiting the foregoing, the Capital Account of each Member will be adjusted, as determined by the Board:  by adding any Capital Contributions made by such Member after the Effective Date in consideration for the issuance of Units or otherwise, net of any Company liabilities (within the meaning of Treasury Regulations Section 1.752-1(a)(4)) to which such Capital Contribution is subject;  by deducting any amounts paid to such Member in connection with the redemption or other repurchase of Units by the Company;  by adding any Profits or other items in the nature of book income or gain allocated to such Member and deducting any Losses or other items in the nature of book loss or deduction allocated to such Member; and  by deducting any Distributions, net of any Company liabilities (within the meaning of Treasury Regulations Section 1.752-1(a)(4)) to which such Distributions are subject, to such Member.  The terms of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b)(2)(iv) and will be interpreted and applied in a manner consistent with such Treasury Regulations.  If the Board reasonably determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Treasury Regulations, then the Board will have the right to make such modification to the extent (i) such modification is not reasonably expected to affect any economic entitlements of the Members (unless otherwise consented by all the affected Members) or (ii) the Board reasonably determines that such modification is necessary in order to reflect the intended economic arrangement among the Members under this Agreement.  The Board will  make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of the Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g), and  make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

Section 3.03.    Negative Capital Accounts.  No Member will be required to pay to any other Member or the Company any deficit or negative balance that may exist from time to time in such Person’s Capital Account, including upon and after dissolution of the Company.  No Member will be liable to pay interest to the Company or any other Person in respect of any negative balance in such Member’s Capital Account.

Section 3.04.    No Withdrawal.  No Person shall be entitled to withdraw or demand the return of any part of such Person’s Capital Contributions or Capital Accounts or to receive any Distribution from the Company, except as expressly provided herein.

Section 3.05.    Loans From Members.  No Member shall be required to lend any funds to the Company or to make any additional contribution of capital to the Company, except as otherwise required by Law, this Agreement or any other agreement between such Member and the Company.  Any Member may, with the approval of the Board and the requisite approval pursuant to Section 5.05 as a Fundamental Matter, make loans to the Company, and any loan by a Member to the Company shall not be considered to be a Capital Contribution.  If any Member shall advance funds to the Company in excess of the amounts required hereunder to be contributed by such Member to the capital of the Company, the advance of such funds shall not result in any increase in the amount of the Capital Account of such Member.  The amount of any such funds shall be debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such funds are advanced.

Section 3.06.    Transfer of Capital Accounts.  The original Capital Account established for each Substituted Member shall be in the same amount as the Capital Account of the Member (or portion thereof) to which such Substituted Member succeeds, at the time such Substituted Member is admitted as a Member of the Company.  The Capital Account of any Member, whose interest in the Company shall be increased or decreased by means of  the Transfer to such Member of all or part of the Units of another Member, or the Transfer by such Member of all or part of its Units to another Member or  the repurchase or forfeiture of Units, shall be appropriately adjusted to reflect such Transfer, repurchase or forfeiture.  Any reference in this Agreement to a Capital Contribution of or Distribution to any Member that has succeeded any other Member shall include any Capital Contributions or Distributions previously made by or to such other Member on account of the Units of such other Member Transferred to such Member.

Section 3.07.    Reserves.  Reserves in an amount reasonably determined by the Board, in good faith, may be retained out of Capital Contributions, net proceeds from sales or refinancing or net proceeds from operations.  Any reserves remaining on the dissolution of the Company shall be held until the final liquidation and then distributed to the Members in accordance with the provisions of Section 12.02.

Article 4
DISTRIBUTIONS & ALLOCATIONS

Section 4.01.    Distributions.

(a)    General.  The Board may (but shall not be obligated to) direct the Company to make Distributions to the Members at any time or from time to time, and in amounts of any of the Company’s assets available therefor, as determined by the Board in its sole and absolute discretion to be appropriate.  All Distributions, other than Distributions required to be made pursuant to Section 4.01(b) and Tax Distributions pursuant to Section 4.01(d), shall be made as follows, and, with respect to each time Distributions are being made, no Distributions shall be made pursuant to any subsequent clause below until all Distributions required under all prior clauses have been fully paid:

(i)    first, 100% to the holders of outstanding Preferred Units, pro rata in proportion to the aggregate number of Preferred Units held by each such holder as of the time of such Distribution, provided that such distributions shall cease to be made under this clause to any holder once (i) the aggregate Unreturned Preferred Unit Capital with respect to such holder’s Preferred Units has been reduced to zero dollars and (ii) there has been distributed to such holder in respect of its Preferred Units in an aggregate amount sufficient for such holder to achieve 10% IRR in respect of such holder’s Preferred Units, and any amounts that would otherwise have been distributed to such holder in excess of such 10% IRR shall instead be distributed to the remaining holders of outstanding Preferred Units that have not yet satisfied clauses (i) and (ii), pro rata in proportion to their respective Preferred Units, until each such holder has been so satisfied;

(ii)    thereafter, pro rata among all Members in proportion to the number of Units held by each such Member as of the time of such Distribution; provided that, for purposes of this Section 4.01(a)(ii), Incentive Units shall be entitled to a Distribution only to the extent that such Incentive Units (or the corresponding Upstairs Incentive Units) have been issued, and are Vested Incentive Units, as of the time of such Distribution; provided, further, that any Incentive Unit shall not be entitled to any Distribution pursuant to this Section 4.01(a)(ii) until the total amount of Distributions that have been made (on a cumulative basis) to holders of Units that were outstanding at the time of the issuance of such Incentive Unit after the date of grant of such Incentive Unit is equal to the Distribution Threshold for such Incentive Unit, and any amount not distributed in respect of an Incentive Unit as a consequence of the preceding proviso shall be distributed to the other Members pursuant to this Section 4.01(a)(ii) (applied iteratively). All proceeds distributable to Management Holdco Members pursuant to this Section 4.01(a)(ii) shall be distributed to Management Holdco, which shall in turn distribute such amounts to the applicable Management Holdco Members in accordance with the Management Holdco LLC Agreement.

(b)    Distributions in connection with the liquidation, dissolution, or winding up of the Company pursuant to Section 12.02 or following any Company Sale shall be made in the following order of priority, and, with respect to each time Distributions are being made, no Distributions shall be made pursuant to any subsequent clause below until all Distributions required under all prior clauses have been fully paid:

(i)    first, 100% to the holders of outstanding Class A-2 Units, Class C Units and Class D Units, pro rata in accordance with the Unreturned Preferred Unit Capital of the Class A-2 Units, Class C Units or Class D Units held by each such holder, until the aggregate Unreturned Preferred Unit Capital with respect to such Class A-2 Units, Class C Units and Class D Units has been reduced to zero dollars;

(ii)    second, 100% to the holders of outstanding Class B Units, pro rata in accordance with the Unreturned Preferred Unit Capital of the Class B Units held by each such holder, until the aggregate Unreturned Preferred Unit Capital with respect to such Class B Unit has been reduced to zero dollars;

(iii)    third, 100% to the holders of outstanding Class A-1 Units, pro rata in accordance with the Unreturned Preferred Unit Capital of the Class A-1 Units held by each such holder, until the aggregate Unreturned Preferred Unit Capital with respect to each such Class A-1 Unit has been reduced to zero dollars;

(iv)    fourth, 100% to the holders of outstanding Preferred Units, pro rata in proportion to the aggregate number of Preferred Units held by each such holder as of the time of such Distribution; provided that distributions shall cease to be made under this clause to any holder once there has been distributed to such holder in respect of its Preferred Units an aggregate amount sufficient for such holder to achieve 10% IRR in respect of such holder’s Preferred Units, and any amounts that would otherwise have been distributed to such holder shall instead be distributed to the remaining holders of outstanding Preferred Units that have not yet achieved 10% IRR in respect of their Preferred Units, pro rata in proportion to their respective Preferred Units, until each such holder has achieved 10% IRR in respect of its Preferred Units;

(v)    fifth, thereafter, pro rata among all Members in proportion to the number of Units held by each such Member as of the time of such Distribution; provided that, for purposes of this Section 4.01(b)(v), Incentive Units shall be entitled to a Distribution only to the extent that such Incentive Units (or the corresponding Upstairs Incentive Units) have been issued, and are Vested Incentive Units as of the time of such Distribution; provided, further, that any Incentive Unit shall not be entitled to any Distributions pursuant to this Section 4.01(b)(v) until the total amount of Distributions that have been made (on a cumulative basis) to holders of Units that were outstanding at the time of the issuance of such Incentive Unit after the date of grant of such Incentive Units is equal to the Distribution Threshold for such Incentive Unit, and any amount not distributed in respect of an Incentive Unit as a consequence of the preceding proviso shall be distributed to the other Members pursuant to this Section 4.01(b)(v) (applied iteratively). All proceeds distributable to Management Holdco Members pursuant to this Section 4.01(b)(v) shall be distributed to Management Holdco, which shall in turn distribute such amounts to the applicable Management Holdco Members in accordance with the Management Holdco LLC Agreement.

Notwithstanding anything to the contrary herein, for the avoidance of doubt, (x) amounts previously distributed to the holders of Preferred Units and Incentive Units other than in connection with a liquidation, dissolution, or winding up of the Company shall be credited against amounts that would otherwise be distributable to the holders of Preferred Units and Incentive Units pursuant to this Section 4.01(b), and (y) any amounts previously treated as advances of Distributions payable to a Member pursuant to Section 4.01(a) shall reduce the amounts that would otherwise be distributed to such Member pursuant to this Section 4.01(b).

(c)    Unvested Incentive Units.  Notwithstanding anything to the contrary in this Article 4 (Distributions & Allocations) (but subject to Section 4.01(d)), any amount actually distributable in respect of any Incentive Unit that is an Unvested Incentive Unit shall be retained by the Company until such time as such Unvested Incentive Unit becomes a Vested Incentive Unit (at which point such amount shall be distributed to the holder of such Vested Incentive Unit only at the time of the next Distribution pursuant to Section 4.01(a) or Section 4.01(b), as applicable, and such Incentive Units shall not have any right to such amounts prior to a Distribution) or such Unvested Incentive Unit is forfeited (or otherwise becomes incapable of vesting) (at which point such amount shall be distributed pursuant to Section 4.01(a) or Section 4.01(b) at the time of the next Distribution pursuant to Section 4.01(a) or Section 4.01(b), as applicable).

(d)    Tax Distributions. Subject to any restrictions set forth in any loan agreement or other contractual obligation of the Company or any of its Subsidiaries, at least ten days prior to the date on which federal quarterly estimated tax payments are due for corporations or individuals (whichever is earlier) (each, a “Tax Distribution Date”), the Board will cause the Company to make Distributions, to the extent of the Company’s and its Subsidiaries’ Available Cash to each Member of an amount of cash (each, a “Tax Distribution”) that is at least equal to such Member’s Tax Distribution Amount.  The “Tax Distribution Amount” in respect of a Member means an amount equal to  the product of  the Applicable Tax Rate multiplied by  commencing with the Effective Date, the cumulative net taxable income of the Company allocated in respect of (or reasonably estimated to be allocable to) such Member through the preceding taxable quarter, in excess of any cumulative net taxable loss, deductions or credits of the Company allocated in respect of (or reasonably estimated to be allocated to) such Member through the preceding taxable quarter less commencing with the Effective Date, any amounts distributed or previously distributed in respect of such Member.  For purposes of determining the Tax Distribution Amount of each Member, in calculating taxable income, loss, deduction or credits allocable in respect of a Member, any adjustment of the tax basis of the Company’s assets pursuant to Code Section 743(b) shall not be taken into account, allocations of income, gain, loss, or deduction under Section 704(c) shall be taken into account, amounts treated as compensation or guaranteed payments (determined pursuant to Code Section 707) shall not be taken into account, items of loss, deduction or credit shall only be taken into account to the extent such loss, deduction or credit would be available under the Code to offset income of the Members (or as appropriate, the direct or indirect partners or members of the Members) determined as if income, gain, loss or deduction from the Company were the only income, gain, loss and deduction of the Members (or, as appropriate, the direct or indirect partners or members of the Members) in such period and all prior periods, and taking into account the limitation on the usability of any such loss, deduction or credit by a Member with respect to taxable period, as determined in the reasonable discretion of the Board, and in no event shall the Tax Distribution Amount include income in respect of any taxable period ending on or prior to the Effective Date.  If the Company does not make a Tax Distribution in accordance with the timing set forth in this Section 4.01(d) due to insufficient Available Cash, the Board shall cause the Company to make up such missed Tax Distribution on or prior to the end of the applicable Taxable year so long as the Board determines that the Company has sufficient Available Cash to make such make-up Tax Distribution and such make-up Tax Distribution would not constitute a violation of the terms of any loan documents to which the Company is a party or by which the Company is bound.  The amounts in respect of Tax withholding on payments to or from the Company for which Members (or as appropriate, the direct or indirect partners or members of the Members) are credited under applicable Tax law shall be treated as Tax Distributions paid to such Members.  The amount of all Tax Distributions under this Section 4.01(d) will be treated as advances of any Distributions payable to the Members pursuant to Section 4.01(a)(ii) or Section 4.01(b)(v), as applicable, and shall reduce the amounts that would subsequently otherwise be distributed to the Members pursuant to Section 4.01(a)(ii) or Section 4.01(b)(v), as applicable. Prior to making any

Tax Distributions, the Company shall provide each Member with reasonable advance notice of the amount of such Member’s Tax Distribution and such Member may elect, by notifying the Company in writing, to waive all or any portion of such upcoming Tax Distribution.

(e)    Withholding.

(i)    If the Company is required by Law to pay any tax that is specifically attributable to a Member (or the status of a Member), including U.S. federal or state withholding taxes, then such Member shall indemnify and reimburse the Company the amount of such tax (including any interest or penalties).  The Company may offset Distributions to any Member that it is otherwise entitled to receive under this Agreement against such Member’s obligation and such offset amounts shall be treated as distributed to such Member for all purposes of this Agreement.  A Member’s obligation to indemnify and reimburse the Company under this provision shall survive the Member’s Transfer of its Units in the Company and the termination, dissolution, liquidation or winding up of the Company.  The Company may pursue remedies against any Member, including instituting a lawsuit to collect such indemnification and reimbursement with interest calculated at a rate equal to the Base Rate plus three percentage points per annum (but not in excess of the highest rate per annum permitted by Law), compounded on the last day of each Fiscal Quarter so long as such amount remains unpaid.

(ii)    The Company is authorized to withhold from payments and distributions to the Members any amounts required to be withheld under Law.  All amounts withheld with respect to a Member shall be treated as if such amounts were distributed to such Member under this Agreement.  Neither the Company nor the Board shall be liable for any over-withholding in respect of any Member, and, in the event of any such over-withholding, a Member’s sole recourse shall be as provided under Law.

(f)    Debt Restrictions.  Notwithstanding anything herein to the contrary, the Board shall not make any Distributions to the Members hereunder that would violate applicable restrictions, if any, on such Distributions contained in the debt financing agreements of the Company and its Subsidiaries.

(g)    Distributions In-Kind.  Subject to compliance with securities Laws, to the extent that the Company distributes property in-kind to the Members, the Company shall be treated as making a distribution equal to the Asset FMV of such property for purposes of this Section 4.01 (Distributions) and such property shall be treated as if it were sold for an amount equal to its Asset FMV, and any resulting gain or loss shall be allocated to the Members’ Capital Accounts in accordance with Section 4.02.

(h)    Certain Understandings Regarding a Company Sale.  In the event of a Company Sale, if any portion of the consideration is payable directly to the Members in respect of their Units and/or if any portion of the consideration that is payable to the Members is placed into escrow (or otherwise held back) and/or is payable to the Members subject to contingencies, the principal transaction agreement shall provide that (x) the portion of such consideration that is not placed in escrow (or otherwise held back) and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of Units, and distributed, in accordance with Section 4.01(b)

as if the Initial Consideration were the only consideration payable in connection with such Company Sale and (y) any additional consideration that becomes payable to the Members upon release from escrow or satisfaction of contingencies shall be allocated among the holders of Units, and distributed, in accordance with Section 4.01(b) after taking into account the previous distribution of the Initial Consideration as part of the same transaction.  Notwithstanding anything to the contrary in this Agreement, upon a Company Sale, each Member shall receive the same form of consideration (including cash, securities, or the opportunity to roll over or invest in equity of the buyer or its affiliates) in respect of their Units payable to the such Members in such Company Sale as would be provided pursuant to Section 8.03 (Drag-Along Rights), regardless of whether the drag-along rights are actually exercised in connection with such Company Sale.  In the event that a Company Sale is structured as a sale of Units by the Members rather than a sale of the Company’s assets (including via a sale of a Subsidiary of the Company) and a Distribution of proceeds by the Company, the Board shall cause the purchase agreement, merger agreement or other transaction agreement governing such sale to include provisions which replicate the economic result which would have been attained under Section 4.01(b) had the Company Sale been structured as a sale of the Company’s assets and a Distribution of proceeds thereof.

Section 4.02.    Allocations.

(a)    Allocations.  Except as otherwise provided in this Agreement, for each Fiscal Year or other taxable period of the Company, after adjusting each Member’s Capital Account for all Distributions made during such Fiscal Year or period and all Regulatory Allocations pursuant to Section 4.02(b) with respect to such Fiscal Year or other period, all remaining Profits and Losses of the Company (and, in the reasonable discretion of the Board, individual items of income, gain, loss or deduction of the Company) will be allocated, as determined by the Board among the Members in such a manner as to reduce or eliminate, to the extent possible, any difference, as of the end of such Fiscal Year or other period, between  the sum of  the Capital Account of each Member,  such Member’s share of minimum gain as determined according to Treasury Regulations Section 1.704-2(g), and  such Member’s partner nonrecourse debt minimum gain (as defined in Treasury Regulations Section 1.704-2(i)(2)), and  the respective net amounts that would be distributed to the Members, determined as if the Company were to  sell the assets of the Company on hand at the end of such Fiscal Year or other period for an amount of cash equal to their Book Value and satisfy all liabilities of the Company in cash in accordance with their terms (limited in the case of non-recourse liabilities to the Book Value of the property securing such liabilities), and  distribute the proceeds of such liquidation pursuant to Section 4.01(b) and Section 12.02.

(b)    Regulatory Allocations.  If necessary, the Company will make special allocations to comply with  the Company’s minimum gain chargeback provisions of Treasury Regulations Section 1.704-2(f),  the partner nonrecourse debt minimum gain chargeback provisions of Treasury Regulations Section 1.704-2(i),  the qualified income offset provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), and  the forfeiture allocation provisions of Proposed Treasury Regulations Section 1.704-1(b)(4)(xii)(c) or any successor provision or guidance.  The allocations set forth in the prior sentence (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Section 704 of the Code.  Notwithstanding any other provisions of this Article 4, the Board is authorized to make supplementary allocations of Company income, gain, loss or deduction in order to offset Regulatory Allocations made so that, to the extent permissible under the Code, the net amount of allocations of Profits and Losses and the Regulatory Allocations (including Regulatory Allocations that, although not yet made, are reasonably expected to be made in the future) to each Member will equal the net amount of allocations that would have been allocated to such Member if the Regulatory Allocations had not been made.

(c)    Section 704(c) Allocations.  Each item of income, gain, loss, deduction and credit of the Company with respect to any property contributed to the capital of the Company will, solely for Tax purposes, be allocated among the Members in accordance with Section 704(c) of the Code so as to take account of any variation between the adjusted basis of such asset for U.S. federal income Tax purposes at the time of contribution and its initial Book Value.  In addition, if the Book Value of any Company asset is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(e) or (f), then subsequent allocations of items of income, gain, loss, deduction and credit with respect to such asset will take account of any variation between the adjusted basis of such asset for U.S. federal income Tax purposes and its Book Value in the same manner as under Section 704(c) of the Code.  The Board will determine all allocations pursuant to this Section 4.02(c) using any permissible method under Treasury Regulations Section 1.704-3, as determined by the Board; provided, that, the Company shall adopt the “traditional method” as set forth in Treasury Regulations Section 1.704-3(b) with respect to the Pre-Closing Contribution.

(d)    Preferred Return. The Company and Members intend that, prior to the dissolution or liquidation of the Company pursuant to Section 12.01 or Section 12.02, to the extent permitted by applicable Law, the accrual of the 10% IRR in respect of the Preferred Units shall not be treated as giving rise to a guaranteed payment or taxable capital shift to the holders of Preferred Units.

Article 5
MANAGEMENT

Section 5.01.    General Authority.  Subject to the terms, conditions and limitations set forth herein, the business and affairs of the Company shall be managed by, or under the direction of, the Board, the Board shall have all power and authority to manage and to direct the management of the business and affairs of the Company and to make all decisions to be made by or on behalf of the Company and the powers of the Board shall include all powers, statutory or otherwise, possessed by or permitted to managers of a limited liability company under the Laws of the State of Delaware and the Act.

Section 5.02.    The Board of Managers.

(a)    The Board shall initially consist of seven Managers, and the composition of the Board shall be as follows:

(i)    the holders of a majority of the Class A-2 Units shall have the right to appoint four Managers (each, a “Class A Manager”);

(ii)    the holders of a majority of the Class B Units shall have the right to appoint (A) three Managers (each, a “Class B Manager”) for so long as the Class B Units (together with any Class D Units issued, or Class C Units transferred, in each case to holders of Class

B Units) represent at least 30% of the outstanding Preferred Units, (B) two Class B Managers for so long as the Class B Units (together with any Class D Units issued, or Class C Units transferred, in each case to holders of Class B Units) represent at least 20% but less than 30% of the outstanding Preferred Units, and (C) one Class B Manager for so long as the Class B Units (together with any Class D Units issued, or Class C Units transferred, in each case to holders of Class B Units) represent at least 10% (the foregoing 10%, the “Class B Designation Threshold”) but less than 20% of the outstanding Preferred Units; provided, for the avoidance of doubt, under no circumstances there shall be more than three Class B Managers.

(iii)    for the avoidance of doubt, if, at any time, the Class B Designation Threshold is not met, the holders of the Class B Units shall not have the right to appoint any Managers to the Board; and

(iv)    as of the Effective Date, the Class A Managers shall be Jacob Hansen and Nick Robinson, and the Class B Managers shall be Joe Mastrangelo and Jeff Bornstein.

(b)    Regular Meetings.  Regular meetings of the Board shall be held at least quarterly on such dates, at such times and at such places as the Board shall from time to time determine.  Meetings of the Board shall be presided over by the Chairman, or in his or her absence by a Chairman chosen at the meeting.  The Secretary shall act as secretary of the meeting, but in his or her absence the Chairman may appoint any person to act as secretary of the meeting.  For the avoidance of doubt, a Manager shall not be considered to be an Officer solely by virtue of holding the position of Chairman, and the Chairman shall not have a casting vote.

(c)    Special Meetings.  Special meetings of the Board may be called at any time by any Class A Manager upon at least two Business Days’ notice (unless exigent circumstances require a shorter notice period) given to each Manager and to the Company.  Each special meeting shall be held at such date, time and place, as shall be fixed by the Person or Persons calling the meeting.  In addition, for so long as the Eos Member continues to own at least 20% of the outstanding Preferred Units, any Class B Manager shall have the right to call a special meeting of the Board on five Business Days’ notice (unless exigent circumstances require a shorter notice period).

(d)    Notice of Meetings and Business to be Discussed.  Written notice of each meeting of the Board shall be given to each Manager which shall state the date, time and place of the meeting.  The written notice of any meeting shall be given at least two Business Days prior to such meeting (unless exigent circumstances require a shorter notice period), which notice may be waived in writing or by a Manager attending such meeting (and (i) a waiver by any Class A Manager appointed pursuant to Section 5.02(a)(i) shall be deemed a waiver by all Class A Managers and (ii) a waiver by any Class B Manager appointed pursuant to Section 5.02(a)(ii) shall be deemed a waiver by all Class B Managers).

(e)    Telephonic Meetings Permitted.  Managers, or members of any committee designated by the Board, may participate in a meeting of the Board, or of such committee, by means of conference telephone or similar communication equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting pursuant to this Agreement shall constitute presence in person at such meeting.

(f)    Quorum.  Subject to this Section 5.02(f), a quorum of the Board shall consist of a majority of voting power the Managers then serving (taking into account Section 5.02(h)(ii)); provided, that such quorum must include at least one Class A Manager for so long as CCM Frontier and its Permitted Transferees own at least 50% of the Class A Units held by CCM Frontier and its Affiliates as of the Effective Date and at least one Class B Manager for so long as the Eos Member owns at least 30% of the outstanding Preferred Units.  If a meeting of the Board is adjourned because the foregoing class-specific quorum requirement is not satisfied, then at the reconvened meeting called on at least two Business Days’ prior written notice with the same agenda, a quorum shall consist of a majority of the Managers then serving, whether or not any Class A Manager or Class B Manager whose absence caused the adjournment is present.

(g)    Action of the Board.  Except as otherwise set forth in this Agreement, all actions of the Board shall require the affirmative vote of a majority of the Board at a meeting at which a quorum is present, taking into account the right of a Class A Manager to vote on behalf of or represent another Class A Manager and the right of a Class B Manager to vote on behalf of or represent another Class B Manager and Section 5.02(h)(ii).  Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if a consent in writing, setting forth the actions so taken, shall be signed by all Managers then serving on the Board taking into account the right of a Class A Manager to consent on behalf of another Class A Manager and the right of a Class B Manager to consent on behalf of another Class B Manager and Section 5.02(h)(ii). A copy of any such written consent will be kept in the books and records of the Company and shall be provided to any Manager promptly upon request.

(h)    Voting.

(i)    Subject to Section 5.02(h)(ii), Each Manager shall have one vote on any vote of the Board or any committee thereof at a meeting of the Board or any committee (or in a written consent in lieu thereof) and shall be entitled to count as one Manager for quorum purposes.

(ii)    Notwithstanding anything to the contrary herein, the Class A Manager(s) and the Class B Manager(s) shall be entitled to such number of votes at any meeting of the Board or any committee thereof or action by written consent of the Board or any committee thereof as necessary for the Class A Managers(s) or Class B Managers Manager(s) (as applicable) then serving or present at the relevant meeting or providing such written consent to cast the number of votes or deliver a number of written consents equal to the number of Managers the holders of a majority of the Class A-2 Units or the holders of a majority of the Class B Units (as applicable) is entitled to designate pursuant to Section 5.02(a)(i) and Section 5.02(a)(ii), respectively (e.g., if the holders of a majority of Class A-2 Units are entitled to appoint four members to the Board, and two Class A Managers attend a meeting of the Board or committee thereof, such Class A Managers shall be entitled to cast a total of four votes, or if one Class A Manager attends a meeting of the Board or committee thereof, such Class A Manager shall be entitled to cast a total of four votes).

(i)    Committees; Subsidiary Boards.  The Board may create executive, compensation, audit and such other committees as it may determine.  The CCM Frontier Member shall be entitled to majority representation on any committee created by the Board and on the board of Managers or similar governing body of any other Company Party.  One Class B Manager shall be entitled to (i) sit on each committee created by the Board (other than any committee created by the Board for the purpose of addressing any conflicts of interest involving the Eos Member or any of their respective Affiliates) and (ii) sit on the board of directors, board of managers or similar governing body of each other Company Party (and any committee thereof) so long as, in the case of this clause (ii), (A) the Eos Member continues to hold at least 15% of the outstanding Preferred Units, and (B) a designee of the CCM Frontier Member also sits on such governing body of such Company Party.

(j)    Proxy.  Any member of the Board or committee thereof may be represented at a meeting of the Board or committee thereof, as applicable, by proxy, which proxy must be notified to the Board by letter or facsimile, signed by the member of the Board or committee thereof, as applicable, giving the proxy, addressed to the Board or committee thereof, and delivered prior to the commencement of the meeting; provided that, each member of the Board may only grant such proxy to another Manager.

(k)    Vacancies.  If, as a result of death, disability, retirement, resignation, removal (with or without Cause) or otherwise, there shall exist or occur any vacancy on the Board, the Member(s) entitled under Section 5.02(a) to designate such Manager whose death, disability, retirement, resignation or removal resulted in such vacancy, subject to the provisions of Section 5.02, may designate another individual to fill such vacancy and serve as a Manager.

(l)    Removal.  The Member(s) entitled to designate a Manager pursuant to Section 5.02(a) shall have the sole and exclusive right to remove, with or without cause, and replace any Manager designated by such Member(s) at any time and in their sole discretion by delivering written notice to the Company and the other Members.  If any such Member(s) cease to have the right to designate a Manager to the Board pursuant to Section 5.02, such Member shall cause each Manager designated by such Member to tender his or her resignation to the Board.

(m)    Compensation and Reimbursement.   No Manager shall receive any compensation from the Company or any of its Subsidiaries for serving in such capacity as a Manager. The Company shall reimburse, or shall cause one of its Subsidiaries to reimburse, the reasonable out-of-pocket costs and expenses incurred by each Manager in the course of his or her service as such.

(n)    Delegation of Authority.  The Board may, from time to time, delegate to one or more committees established by the Board or, subject to Section 5.03, Officers such authority and duties as the Board may deem advisable.  Any delegation pursuant to this Section 5.02 may be revoked at any time by the Board.

Section 5.03.    Officers.

(a)    Election of Officers and Term of Office.  The Board may from time to time as it deems advisable appoint officers of the Company to act on behalf of the Company and assign in writing titles (each, an “Officer” and collectively, the “Officers”), which Officers may include a Chief Executive Officer, President, Treasurer, Chief Financial Officer, Secretary, one or more Vice Presidents and such other Officers as the Board may, from time to time determine, subject to the limitations imposed by, and the authority of, the Board. As of the Effective Date, the Company’s Officers are Jacob Hansen, as President, and Kurt Wasserman, as Vice President.  Each Officer, subject to the terms of any written agreement between the Company and such Officer, shall hold office until a successor shall have been duly elected or appointed and shall have qualified or until such Officer’s death, resignation or removal in the manner provided hereinafter.  An Officer may, but need not, be a resident of the State of Delaware, a Manager or a Member.  Any one Person may hold more than one office.  The authority and responsibility of the Officers shall include, but not be limited to, the carrying out of the Company’s business and affairs on a day-to-day basis (subject to the authority of the Board) and such other duties as the Board may, from time to time, delegate to them.  Subject to the terms and conditions of this Agreement, the Chief Executive Officer may, in his or her reasonable discretion, further delegate the authority granted to him or her by the Board to other members of management of the Company; provided, that the Chief Executive Officer shall not be entitled to delegate any authority with respect to actions requiring the approval of the Board.

(b)    Resignation; Removal; Vacancies.  Any Officer may be removed as such, either with or without Cause, by the Board in its discretion at any time; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the individual so removed.  The designation of an individual as an Officer shall not of itself create any contract or employment rights.  Any vacancy occurring in any office of the Company may be filled by the Board and shall remain vacant until filled by the Board.

(c)    Salaries.  The salaries or other compensation, if any, of the Officers shall, subject to the terms of any written agreement between any Company Party and such applicable Officer, be fixed from time to time by the Board.

(d)    Duties of Officers Generally.  The Officers, in the performance of their duties as such, shall owe to the Company duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its equity holders under the Laws of the State of Delaware.

Section 5.04.    Reserved Matters.  Notwithstanding anything to the contrary in this Agreement, for so long as the Eos Member holds at least 20% of the outstanding Preferred Units, the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly take any action set forth on Schedule D-1 (Reserved Matters) without the approval of at least one Class B Manager.

Section 5.05.    Fundamental Matters.  Notwithstanding anything to the contrary in this Agreement, the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly take any action set forth on Schedule D-2 (Fundamental Matters) without the approval of each of the Eos Member and the CCM Frontier Member for so long as such Member holds at least 10% of the total outstanding Preferred Units.

Section 5.06.    Deadlock.  If a deadlock arises among the Board or Members with respect to any approval matter, the Board or disputing Members, as applicable, shall meet in good faith for a period of 10 Business Days to seek to resolve the dispute.  If the Members do not agree during such period, the disputed matter shall remain unapproved.

Section 5.07.    Certain VCOC Matters.  The parties hereto agree that  any rights granted to the CCM Frontier Member under this Agreement may be directly exercisable or enforceable by either of the Cerberus Funds as if such right had been directly granted to such Cerberus Fund instead of having been granted to the CCM Frontier Member and the rights granted to each of the Cerberus Funds under this Agreement are intended to enable each Cerberus Fund’s indirect investment in the Company to qualify as a “venture capital investment” within the meaning of the United States Department of Labor Regulation published at 29 C.F.R. Section 2510.3-101(d)(3)(i), and this Agreement shall be interpreted accordingly.

Section 5.08.    Termination of Governance Rights.  The provisions of this Article 5 shall terminate upon the consummation of an IPO.

Section 5.09.    Developer; Management Services Agreement.

(a)    Appointment of Initial Developer. Subject to the oversight and authority of the Board and the terms of the Management Services Agreement, day-to-day oversight of the Company’s development projects shall be delegated to and performed by a Person initially appointed by the holders of a majority of the Class A Units (such Person, the “Developer”), which Developer shall initially be DevCo.

(b)    Resignation or Removal or Replacement of Developer.

(i)    Developer may resign as Developer at any time.

(ii)    If Developer is DevCo or an Affiliate of CCM Frontier Member, Developer may be removed by (A) the holders of a majority of the Class A Units at any time, with or without a Developer Cause Event or (B) the holders of a majority of the Class B Units solely for a Developer Cause Event; provided that, at least ten Business Days prior to any removal for a Developer Cause Event, the holders of a majority of the Class B Units shall notify the Developer of the occurrence of such Developer Cause Event (with such notice providing reasonable detail of such Developer Cause Event) and such removal may proceed only if such Developer Cause Event remains uncured after the end of such notice period.

(iii)    If Developer is not an Affiliate of any CCM Frontier Member, Developer may be removed by an action of the Board.

(iv)    In the event of the resignation or removal of Developer pursuant to Section 5.09(b)(i) or Section 5.09(b)(ii)(A), a replacement Developer shall be designated by the holders of a majority of the Class A Units.

(v)    In the event of the removal of Developer pursuant to (a) Section 5.09(b)(iii), a replacement Developer shall be designated by the Board, or (b) Section 5.09(b)(ii)(B), a replacement Developer shall be designated by the holders of a majority of the Class B Units; provided, that such replacement Developer shall be subject to consent of the holders of a majority of the Class A Units (not to be unreasonably withheld, conditioned or delayed).

(vi)    The appointment of such successor Developer shall be subject to the successor Developer having accepted and agreed in writing to be bound by this Agreement and the Management Services Agreement from and after the date of such appointment. The Members shall use commercially reasonable efforts to cause a replacement Developer to be appointed as promptly as practicable following the effective date of removal of the previous Developer. During any interim period between the effective date of removal or resignation (or other replacement) of a Developer and the appointment of a replacement Developer (unless otherwise directed by the Board), the previous Developer shall continue to act as Developer and take all actions required under and in accordance with the terms of the Management Services Agreement as if it were still the Developer thereunder as reasonably requested by the Board, including using commercially reasonable efforts to take all Transition Actions (as defined in the Management Services Agreement). If for any reason a Developer ceases to serve as Developer prior to the election of a successor Developer in accordance with this Section 5.09(b), (A) in the case of removal or resignation pursuant to Section 5.09(b)(i) or Section 5.09(b)(ii)(A), CCM Frontier, (B) in the event of the removal of Developer pursuant to (a) Section 5.09(b)(iii), a designee of the Board, or (C) in the event of the removal of Developer pursuant to Section 5.09(b)(ii)(B), the holders of a majority of the Class B Units shall nominate an interim Developer, subject to the consent of a majority of the Class A Units (not to be unreasonably withheld, conditioned or delayed), to serve as the Developer until another Person is duly elected as Developer in accordance with this Section 5.09(b).

(c)    Survival of Liabilities.  The removal or resignation of the Developer shall not relieve the previous Developer from any liabilities incurred or accrued prior to the effective date of such removal or resignation under the terms of this Agreement or the Management Services Agreement (including any limitations or waivers applicable thereto).

(d)    No Implication of Fiduciary Duties.  Notwithstanding anything in this Section 5.09 to the contrary, nothing in the definition of Developer Cause Event shall be deemed to impose fiduciary duties (or any other implied duties) on the Developer or otherwise to modify or limit the standard of care set forth in Section 6.01.

(e)    Developer Cause Event.  In the event that the Company or any Member becomes aware of a Developer Cause Event, the Company or such Member shall promptly notify the Board and the Members.

Section 5.10.    Business Plan; Annual Budget.

(a)    Following the Effective Date, the Board shall adopt an initial three-year operating strategy and business plan for the Company and its Subsidiaries (the “Business Plan”). The Board shall review and, as it reasonably deems appropriate in good faith, revise the Business Plan from time to time, but no less frequently than annually.  For so long as the Class B Designation Threshold is met, the Board shall consider the comments of the Class B Managers in good faith prior to approving any Business Plan; provided, that, for the avoidance of doubt, neither approval of such Class B Managers nor acceptance of such comments of the Class B Manager shall be required to approve any revision to the Business Plan.

(b)    Following the Effective Date, the Board shall adopt an initial Annual Budget. Following the Effective Date, the Developer shall prepare and present to the Board a proposed Annual Budget for future Fiscal Years on an annual basis for approval. For so long as the Class B Designation Threshold is met, the Board shall consider the comments of such Class B Managers in good faith prior to approving any Annual Budget; provided, that, for the avoidance of doubt, neither approval of such Class B Managers nor acceptance of such comments of the Class B Manager shall be required to approve any Annual Budget.

Article 6
LIMITATION OF LIABILITY; INDEMNIFICATION; RIGHTS AND OBLIGATIONS OF MEMBERS

Section 6.01.    No Fiduciary Duties; Limitation of Liability.

(a)    Except as otherwise provided herein or in any agreement entered into by such Person and the Company and to the maximum extent permitted by the Act, no Member, Manager or Officer acting in his, her or its capacity as Member, Manager or Officer shall be liable to the Company, its Subsidiaries or any Member for any loss or damage sustained by the Company, its Subsidiaries or any Member, unless the loss or damage shall have been the result of fraud, bad faith, gross negligence, willful misconduct or a breach of this Agreement by the Member, Manager or Officer in question or in the case of an Officer, the result of a breach of such Officer’s duties pursuant to Section 5.03(c).  In performing his or her duties, each Member, Manager or Officer shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company or any facts pertinent to the existence and amount of assets from which Distributions to Members might properly be paid) of the following other Persons or groups: one or more Officers or employees of the Company, any attorney, independent accountant, any appraiser or other expert or professional employed or engaged by or on behalf of the Company or the Board, in each case as to matters which such Member, Manager or Officer reasonably believes to be within such other Person’s competence.  The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in accordance with Section 18-406 of the Act.  None of the Members, Managers or Officers of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company or its Subsidiaries, whether that liability or obligation arises in contract, tort or otherwise, solely by reason of being a Member, Manager or Officer of the Company or any combination of the foregoing.

(b)    Good Faith and Other Standards. Without limiting the waivers of fiduciary duties set forth herein, including under Section 5.09(d), Section 6.01 and Section 6.05, each Manager shall perform his or her duties in good faith and in a manner reasonably believed by such Manager to be in the best interests of the Company, taking into account the express terms, priorities, risk allocations, rights and interests set forth in this Agreement and the definitive agreements contemplated hereby.  Whenever in this Agreement or any other agreement contemplated herein or to which the Company is a party, the Board is permitted or required to take any action or to make a decision or determination in its “good faith” or under another express standard, each

Manager shall act in good faith or under such express standard and, to the extent permitted by Law, shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein or to which the Company is a party, and, notwithstanding anything contained herein to the contrary, so long as such Manager acts in good faith and in accordance with such other express standard, if any, and does not commit actual and intentional common-law fraud, the resolution, action or terms so made, taken or provided by the Board shall not impose liability upon such Manager or any of such Manager’s Affiliates, employers, employees, agents or representatives.  Whenever in this Agreement or any other agreement contemplated herein, the Board is permitted or required to take any action or to make a decision in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, each Manager shall be entitled to consider such interests and factors as he or she desires, including his or her own interests, and shall, to the maximum extent permitted by Law, have no duty or obligation to give any consideration to any interests or factors affecting any Member.

(c)    Limitation of Duties; Conflict of Interest.  To the maximum extent permitted by Law, the provisions of this Agreement, the Company and each Member hereby waives any claim or cause of action against each other Member (other than any Officer or Management Member in their capacities as such), and their respective Affiliates, employers, employees, agents and representatives (including any Manager), for any breach of any fiduciary duty to the Company Parties or their members, partners or shareholders by any such Person, including as may result from a conflict of interest between the Company Parties or their members, partners or shareholders and such Person or otherwise. No Member or Manager (in its capacity as such and without limiting the duties of an Officer or Management Member in their capacities as such) shall have any duty to the Company, Developer, any of their Subsidiaries or any other Member or Manager, except as expressly set forth herein or in other written agreements between such Member, the Company, Developer, their Subsidiaries and/or any other Member.  No Member or Manager (other than the Officers and the Management Members in their capacities as such) shall be obligated to recommend or take any action in his or her capacity as a Member or Manager that prefers the interests of the Company Parties or their members, partners or shareholders over the interests of such Person or its Affiliates, employers, employees, agents or representatives, and each of the Company Parties and each Member hereby waives the fiduciary duty, if any, of such Person to the Company Parties and/or their members, partners and shareholders, including in the event of any conflict of interest or otherwise. For the avoidance of doubt, the term “good faith” as used in this Agreement does not imply or include any fiduciary relationship, duty, arrangement or similar obligation.

(d)    This Section 6.01 shall not in any way affect, limit or modify any Person’s liabilities, obligations, duties or responsibilities under this Agreement, any Award Agreement, Management Member Agreement, Employment Agreement or any other agreement with any of the Company Parties.

Section 6.02.    No Liability for Company Obligations.  Except as otherwise provided by the Act, Section 6.01 or Section 6.03 below, no Member, Manager or Officer shall be liable or obligated personally for the debts, obligations and liabilities of any Company Party, whether arising in contract, tort, judgment of a court or otherwise, whether to any Company Party, to any of the other Members, to the creditors of any Company Party or for any losses of any Company

Party, solely by reason of being a Member or acting as a Manager or Officer.  Notwithstanding anything contained herein to the contrary, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members (including any Manager) for liabilities of the Company.

Section 6.03.    Lack of Authority.  No Member in its capacity as such or by virtue of being a Member is an agent of the Company or has the authority or power to act for or on behalf of the Company in any manner or way, to bind the Company, or do any act that would be (or could be construed as) binding on the Company, in any manner or way, or to make any expenditures on behalf of the Company, and the Members hereby consent to the exercise by the Board of the powers conferred on it by Law and this Agreement.  This Section 6.03 supersedes any authority granted to the Members pursuant to the Act.  Any Member who takes any action or binds or purports to bind the Company in violation of this Section 6.03 shall be solely responsible for any loss or expense incurred by the Company as a result of the unauthorized action and shall indemnify and hold the Company harmless with respect to such loss or expense.

Section 6.04.    Indemnification.

(a)    Generally.  The Company hereby agrees to indemnify and hold harmless any Person (each an “Indemnified Person”) to the fullest extent permitted by the Laws of the State of Delaware, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment, substitution or replacement), against all actions, causes of action, suits, claims, liabilities, losses, damages and costs and expenses (including attorney fees, judgments, fines, excise taxes and penalties) (collectively, the “Indemnified Liabilities”) incurred or suffered by such Person (or one or more of such Person’s Affiliates) by reason of the fact that such Person (x) is or was a Member, (y) is or was a partner, shareholder, member, Affiliate, principal, director, officer, fiduciary, manager, controlling person, employee, representative or agent of a Member or a partner, shareholder, member, Affiliate, principal, director, officer, fiduciary, manager, controlling person, employee, representative, and agent of any of the foregoing, or (z) is or was serving as a Manager is or was an officer or director (or equivalent) of any Company Party (other than the Company) or is or was serving at the request of the Company as a managing member, manager, officer, director, principal, member, employee, agent or representative of another corporation, partnership, joint venture, limited liability company, trust or other enterprise, each of whom in clauses (x) through (z) is an intended third party beneficiary of this Agreement and may specifically enforce the Company’s obligations under this Article 6; provided that, if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under Law; provided, further, that no Indemnified Person shall be indemnified for any Indemnified Liabilities suffered to the extent such Indemnified Liabilities are attributable to (x) such Indemnified Person’s fraud, bad faith, gross negligence, willful misconduct or breach of this Agreement, (y) in the case of an Officer, any act or omission by such Officer in his or her capacity as such for which a corporation organized under the laws of the State of Delaware would not be able to indemnify its officers under the laws of the State of Delaware, or (z) any present or future willful breaches of any representations, warranties or covenants by such Indemnified Person or its Affiliates (excluding, for purposes hereof, the Company Parties), employers, employees, agents or representatives contained herein or in any other agreement with any Company Party; provided, further, that no Person shall be entitled to indemnification hereunder with respect to a proceeding initiated by such Person (other than a proceeding to enforce such Person’s rights under this Section 6.04).  Expenses, including attorneys’ fees and expenses, incurred by any such Indemnified Person in defending a proceeding (but not a proceeding initiated by such Indemnified Person, other than a proceeding to enforce such Indemnified Person’s rights under this Section 6.04) shall be paid by the Company, or the Company shall cause one of its Subsidiaries to pay, in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company.

(b)    Nonexclusively of Rights; Priority of Company Indemnification.  The rights of any Indemnified Person to indemnification hereunder will be in addition to any other rights any such person has under any other agreement or instrument referenced above or any other agreement or instrument to which such Indemnified Person is or becomes a party or is or otherwise becomes a beneficiary or under Law or regulation and shall extend to such Indemnified Person’s heirs, successors and assigns.  The Company hereby agrees that it is the indemnitor of first resort (i.e., its obligations to any Indemnified Person under this Agreement are primary and any obligation of any Member (or any Affiliate thereof (other than the Company)) to provide advancement or indemnification for the same Indemnified Liabilities (including all interest, assessment and other charges paid or payable in connection with or in respect of such Indemnified Liabilities) incurred by such Indemnified Person are secondary), and if any Member (or any Affiliate thereof, other than the Company) pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement (whether pursuant to any contract, any organizational documents or otherwise) with any Indemnified Person, then such Member or Affiliate shall be fully subrogated to all rights of such Indemnified Person with respect to such payment, and the Company shall reimburse such Member (or such other Affiliate) for the payments actually made.  The Company hereby unconditionally and irrevocably waives, relinquishes and releases (and covenants and agrees not to exercise, and to cause each other Company Party not to exercise), any claims or rights that the Company may now have or hereafter acquire against any Indemnified Person (in any capacity) that arise from or relate to the existence, payment, performance or enforcement of the Company’s obligations under this Section 6.04 or under any indemnification obligation (whether pursuant to any other contract, any organizational document or otherwise), including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Indemnified Person against any Indemnified Person, whether such claim, remedy or right arises in equity or under contract, statute, common law or otherwise, including any right to claim, take or receive from any Indemnified Person, directly or indirectly, in cash or other property or by set-off or in any other manner, any payment or security or other credit support on account of such claim, remedy or right.

(c)    Insurance.  The Company may maintain insurance, at its expense, to protect any Indemnified Person against any expense, liability or loss described in this Section 6.04 whether or not the Company would have the power to indemnify such Indemnified Person against such expense, liability or loss under the provisions of this Section 6.04.

(d)    Limitation.  Notwithstanding anything contained herein to the contrary (including in this Section 6.04), any indemnity by the Company relating to the matters covered in this Section 6.04 shall be provided out of and to the extent of the Company’s assets only, and no Member (unless such Member otherwise agrees in writing or is found in a final decision by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the Company.

(e)    Survival.  Neither the amendment nor repeal of this Section 6.04, nor the adoption of any other provision to this Agreement, nor, to the fullest extent permitted by the Act, any modification of Law, shall eliminate or reduce the effect of this Section 6.04 in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

Section 6.05.    Reservation of Other Business Opportunities.

(a)    General.  Except as otherwise expressly set forth in any Employment Agreement, Award Agreement, Management Member Agreement, consulting agreement, confidentiality agreement, other restrictive covenant agreement or other agreement with any Company Party, and unless the Board otherwise agrees in writing, during the term of his or her employment or service by any Company Party, each Management Member shall, and shall cause each of his or her Affiliates to, bring all investment or business opportunities to the Company of which such Management Member or such Affiliate becomes aware and which are competitive with the business of any Company Party.  For the avoidance of doubt, this Section 6.05(a) applies only to Management Members in their capacities as employees or service providers and shall not impose any duty or obligation on the CCM Frontier Member, the Eos Member, the HBC Member, any other Member that is not a Management Member, or any of their respective Affiliates, Permitted Transferees, Managers, designees or representatives.

(b)    Business Opportunities.  Notwithstanding any duty otherwise existing at Law or in equity, to the fullest extent permitted by Law, and subject only to the provisions of this Section 6.05, the Members expressly acknowledge and agree that:

(i)    each Member (other than the Management Members), its Affiliates and Portfolio Companies, including any directors, managers and officers of any Company Party affiliated with or designated by such Member (collectively, “Covered Persons”), have the right to, and shall have no duty (fiduciary, contractual or otherwise) not to, directly or indirectly engage or invest in the same or similar business activities or lines of business as any of the Company Parties, on its own account, or in partnership with, or as an employee, officer, director, manager, shareholder or member of any other Person, including those lines of business deemed to be competing with any of the Company Parties, and shall have no obligation to refrain from competition with any Company Party;  none of the Company Parties or any other Member shall have any rights in and to the business ventures of any Covered Persons, or the income or profits derived therefrom;  each Covered Person may do business with any potential or actual customer or supplier of any of the Company Parties or may employ or otherwise engage any officer or employee of any of the Company Parties; and in the event that any Covered Person acquires knowledge of a potential transaction or matter that may be an opportunity for any of the Company Parties or any other Member, such Covered Person shall have no fiduciary duty or other duty (contractual or otherwise) to communicate or present such opportunity to any of the Company Parties or any other Member and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to any of the Company Parties or any other Member (and their respective Affiliates) for breach of any fiduciary duty or other duty (contractual or otherwise) by reason of the fact that such Covered Person directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another Person, or does not present such opportunity to any Company Party or any other Member;

(ii)    in the event of any conflict of interest between any Company Party, on the one hand, and any Covered Person, its Affiliates or Portfolio Companies, on the other hand, such Covered Person may act in such Covered Person’s best interest and none of the Covered Persons acting in their capacity as Managers shall be obligated (x) to reveal to any Company Party confidential information belonging to or relating to the business of such Covered Person or (y) to recommend or take any action in its capacity as such Member or Manager, as the case may be, that prefers the interest of any Company Party over the interest of such Covered Person; and

(iii)    no Covered Person or any Affiliate or Portfolio Company thereof or associated therewith shall have any fiduciary duty or other duty (contractual or otherwise) to disclose any actual or potential conflict of interest (whether known or unknown) between such Covered Person, Affiliate or Portfolio Company, on the one hand, and any Company Party, on the other hand, and it is further understood and agreed that such Covered Person shall have no duty of inquiry with respect to, and shall not be deemed to be conflicted solely as a result of, existing or potential conflicts of interest involving such Covered Person or its Affiliates or Portfolio Companies.

(c)    This Section 6.05 shall not in any way affect, limit or modify any rights, liabilities, obligations, duties or responsibilities of any Person under any Employment Agreement, Award Agreement, Management Member Agreement, consulting agreement, confidentiality agreement, other restrictive covenant agreement or any other agreement with any of the Company Parties or their respective Affiliates and/or with any other Member(s) or their Affiliates.

(d)    In addition, nothing in this Agreement shall prevent any Member or any of its Affiliates, including the CCM Frontier Member and its Affiliates, from evaluating or consummating a possible investment in, or otherwise engaging in or providing services or financing to, any company or other Person whose business is similar to or competitive with the business of the Company or its  Subsidiaries, or from acting as a financing source to any third party.

Section 6.06.    No Right to Vote.  To the fullest extent permitted by Law, except as otherwise expressly provided in this Agreement, the Members shall have no right to vote in respect of any Units on any matter and do hereby expressly waive any right to vote that can be waived in respect of such Units, and to the extent applicable Law expressly and specifically requires the approval of Members with respect to any matter, the affirmative vote of the Members holding at least a majority of the Preferred Units (the “Required Vote”) shall be the act of the Members.  A meeting of the Members may be called by the Board or by Members holding the Required Vote on at least two Business Days’ prior written notice to all other Members entitled to vote, which notice shall state the purpose or purposes for which such meeting is called.  A quorum shall be present at a meeting of Members if Members holding the Required Vote are represented at the meeting in person or by proxy.  Any action required or permitted to be taken at a meeting of Members may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by all Members that would be entitled to vote on such action at a meeting at which all Members entitled to vote thereon were present and voted. Any action taken pursuant to such written consent of the Members shall have the same force and effect as if taken by the Members at a meeting thereof.  Notwithstanding anything else herein to the contrary, no non-voting Units may be issued to the CCM Frontier Member, the Eos Member or the HBC Member without the prior written consent of such Member.

Section 6.07.    Approval of Merger.  Notwithstanding any other provision of this Agreement or the Act to the contrary, but subject to Section 5.04, the Company may merge with, or consolidate into, another limited liability company or other business entity (as defined in Section 18-209(a) of the Act), including pursuant to Section 18-209(a) of the Act, upon solely the approval of the Board, and without any further act, vote or approval of any director, any other Member or any other Person.

Section 6.08.    No Right of Partition.  No Member shall have the right to seek or obtain partition by court decree or operation of law of any of the Company’s property, or the right to own or use particular or individual assets of the Company.  All property of the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any direct ownership interest in such property.

Section 6.09.    Logo of the Company and its Subsidiaries.  Each of the Company, Eos Member, CCM Frontier Member and HBC Member grants to the other party and its Affiliates permission to use such granting party’s and its Subsidiaries’ names and logos solely in the marketing materials of the receiving party or its Affiliates.  The receiving party or its Affiliates, as applicable, shall include a trademark attribution notice giving notice of the Company’s, Eos Member’s, CCM Frontier Member’s and HBC Member’s or their Subsidiaries’ ownership of its trademarks in the marketing materials in which such granting party’s names and logos appear.

Section 6.10.    Confidentiality.

(a)    Each Member recognizes and acknowledges that it has and may in the future receive certain Confidential Information of the Company Parties (including their predecessors), including confidential information of the Company Parties (and their predecessors) regarding identifiable, specific and discrete business opportunities being pursued by the Company Parties.  Except as otherwise consented to by the Board, each Member (on behalf of itself and, to the extent that such Member would be responsible for the acts of the following Persons under principles of agency law, its managers, directors, officers, members, shareholders, partners, employees and agents) agrees that it will not, during or after the term of this Agreement, whether directly or indirectly through an Affiliate or otherwise, take commercial or proprietary advantage of or profit from any Confidential Information or disclose Confidential Information to any Person for any reason or purpose whatsoever, except disclosure to authorized directors, officers, representatives, agents and employees of the Company Parties and as otherwise may be proper in the course of enforcing such Member’s rights, under this Agreement and the agreements expressly contemplated hereby;  in the case of the CCM Frontier Member, as part of such Member’s or such Member’s Affiliates’ normal reporting, rating or review procedure (including normal credit rating and pricing process), or in connection with the CCM Frontier Member’s or its Affiliate’s ordinary course fund raising, marketing, informational or reporting activities, or to such Member’s (or any of its Affiliates’) or the CCM Frontier Member’s Affiliates, auditors, accountants, attorneys or other agents in the normal course of the performance of their duties, in each case, on a confidential basis and in a customary level of detail;  to any bona fide prospective purchaser of the equity or assets of such Member or its Affiliates or the Units held by such Member, or prospective merger partner of such Member or its Affiliates, provided that such purchaser or merger partner agrees to be bound by the provisions of this Section 6.10 or other confidentiality agreement containing terms no less restrictive than those contained in this Section 6.10;  as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process (including complying with any oral or written questions, interrogatories, requests for information or documents, civil investigative demand or similar process to which such Member or any of its Affiliates is subject), or by Law, rule or regulation, or by any listing agreement with any national securities exchange, provided that the Member required to make such disclosure pursuant to this clause (iv) shall provide to the Company to the extent practicable and legally permissible, prompt notice of such disclosure to enable the Company to seek an appropriate protective order or confidential treatment (except with respect to any disclosure required by Law, rule or regulation or by any listing agreement with any national securities exchange and to any matters covered by clause (vii) below);  to any actual or potential sources of debt or equity financing to such Member (so long as such financing source is advised of the confidential nature of such information and is bound by a confidentiality agreement no less restrictive than those contained in this Section 6.10);  in the case of the Management Members, in the performance of their duties for and/or on behalf of any Company Party; (vii) to any regulatory authority or agency (including any rating agency) that has jurisdiction over or with which such Member or its Affiliates has regular dealings, as long as such authority or agency is advised of the confidential nature of such information; and (viii) each Member is permitted to disclose to any Persons, without limitation of any kind, the tax treatment and tax structure of the Company and all materials of any kind (including opinions or other tax analyses) that are provided to such Member relating to such tax treatment and tax structure.  For purposes of this Section 6.10, the term “Confidential Information” shall not include any information which  such Person learns on a non-confidential basis, from a source other than the Company or its Subsidiaries, or any of their respective representatives, employees, agents or other service providers, and in each case who is not known by such Person to be bound by a confidentiality obligation,  is generally available and known to the public (other than through a breach by a party of this Agreement or its obligations under this Agreement), or is independently developed by the disclosing Member without violating any requirement hereunder.  Nothing in this Section 6.10 shall in any way limit or otherwise modify any confidentiality obligations owed by any Member to any Company Party pursuant to any other agreement entered into by such Member and any Company Party and this Section 6.10 shall be in addition to such other agreement.

(b)    Without limiting the foregoing, each of the Class A Managers and Class B Managers shall, subject to applicable Law, be permitted to communicate Confidential Information received by such Class A Manager or Class B Managers, as applicable, in his or her capacity as a Manager to, in the case of such Class A Manager, the CCM Frontier Member as long as the CCM Frontier Member keeps such Confidential Information confidential pursuant to this Section 6.10, and, in the case of the Class B Manager, the Eos Member so long as the Eos Member keeps such Confidential Information confidential pursuant to this Section 6.10. For the avoidance of doubt, the provisions of this Section 6.10(b) shall include any Confidential Information received by the Class B Managers in respect of any determination of fair market value in connection with the issuance of any Units pursuant to Section 3.01(c).

Section 6.11.    Information Rights.

(a)    Upon reasonable advance notice, the Company shall, and shall cause its Subsidiaries to, provide the CCM Frontier Member, the Eos Member, the HBC Member for so long as the HBC Member and its Permitted Transferees hold at least 50% of the Preferred Units held by the HBC Member immediately after the Effective Date and each other Member holding at least 10% of the issued and outstanding Preferred Units with reasonable access, during normal business hours and in a manner that does not unreasonably interfere with the business of the Company or its Subsidiaries, to the books and records, officers and other relevant personnel, properties, data, processes, financial information, policies and systems of the Company and its Subsidiaries as such Member may reasonably request in connection with investment monitoring, internal audits, compliance reviews, risk assessments, financial reporting, tax reporting or the exercise of rights under this Agreement; provided, that the Company may withhold or restrict access to the extent the Board reasonably determines in good faith that providing such access would reasonably be expected to violate applicable Law, jeopardize attorney-client privilege or other legal privilege, breach confidentiality obligations owed to third parties or disclose information to a Competitor; provided, however, that, except in the case providing such access would reasonably be expected to disclose information to a Competitor, the Company shall use commercially reasonable efforts to provide alternative means of disclosing and providing access to such information.

(b)    The Company shall furnish to the CCM Frontier Member, the Eos Member, the HBC Member for so long as the HBC Member and its Permitted Transferees hold at least 50% of the Preferred Units held by the HBC Member immediately after the Effective Date and each other Member holding at least 10% of the issued and outstanding Preferred Units:

(i)    within 180 days after the end of the first Fiscal Year and 150 days after the end of each Fiscal Year thereafter, the audited consolidated financial statements of the Company Parties as of the end of and for such Fiscal Year, all in reasonable detail prepared in accordance with GAAP in all material respects applied on a basis consistently maintained throughout the periods involved and reported on by the Company’s independent public accountants;

(ii)    within 90 days after the end of each of the first and second Fiscal Quarters and 60 days after the end of each Fiscal Quarter thereafter, unaudited consolidated financial statements of the Company Parties as of the end of and for such Fiscal Quarter and for the period from the beginning of the Fiscal Year to the end of such Fiscal Quarter, prepared in accordance with GAAP;

(iii)    within thirty days after the end of each month, unaudited consolidated financial statements of the Company Parties as of the end of such month and for the portion of the Fiscal Year ending at the end of such month; and

(iv)    such other information with respect to the Company Parties as may be reasonably requested by such Member for purposes of monitoring its investment and the financial condition, operations and prospects of the Company Parties, including budget-to-actual variance reports, cash flow and liquidity reports, project development and financing reports, compliance and risk reports, material litigation, regulatory and commercial developments and copies of Board and committee meeting materials and presentations.

Notwithstanding anything in this Section 6.11(b) to the contrary, in the event that any such Member is a Competitor, or an officer, director, employee, equityholder or Affiliate of any Competitor, the Company shall not be required to deliver to such Member any of the information otherwise required by this Section 6.11(b).

(c)    Each Member agrees to hold any information regarding the Company or its Subsidiaries received pursuant to this Agreement and the information rights in this Section 6.11 in confidence in accordance with Section 6.10; provided that, the Company shall not be required to provide all or any portion of the foregoing information to any Member who, in the good faith judgment of the Board, is a Competitor.  Except as expressly provided in this Agreement, no Member shall be entitled to obtain any information relating to the Company described in Section 18-305 of the Act.

(d)    Each Member agrees to, and shall cause its Affiliates and representatives to, reasonably cooperate with the Company and provide the Company, upon reasonable request, with all information reasonably necessary for the purpose of complying with all requirements (including disclosure, reporting and KYC Requirements) under applicable Law.

(e)    The provisions of this Section 6.11 shall terminate upon the consummation of an IPO.

Article 7
BOOKS AND RECORDS

Section 7.01.    Books and Records.  The Company shall keep appropriate books and records pertaining to the business of the Company.  The books and records of the Company shall be kept at the principal office of the Company or at such other place, within or without the State of Delaware, as the Board shall reasonably from time to time determine.

Section 7.02.    Tax Reports.  The Company shall deliver or cause to be delivered (and shall use commercially reasonable efforts to so deliver or cause to be delivered within 90 days after the end of each Taxable Year), to each Person who was a Member at any time during such Taxable Year, a reasonable estimate of such Member’s United States federal, state and local income tax liability in respect of such Member’s Units for such Taxable Year.  The Company shall use commercially reasonable efforts to deliver or cause to be delivered, within 180 days after the end of each Taxable Year, to each Person who was a Member at any time during such Taxable Year, the Company’s United States federal income tax return and Form K-1 for such Taxable Year and all other information necessary for the preparation of such Person’s United States federal, state and local income tax returns.

Section 7.03.    Determination by Board.  All matters concerning  the determination of the relative amount of allocations and distributions among the Members pursuant to Article 3 (Units) and Article 4 (Distributions & Allocations), and  accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be reasonably determined by the Board in good faith, whose determination shall be final and conclusive as to all of the Members absent fraud or manifest clerical error.

Section 7.04.    Fiscal Year.  The fiscal year of the Company shall begin on the first day of January and end on the last day of December each year or such other annual accounting period as may be established by the Board as required under the Code (“Fiscal Year”).

Article 8
TRANSFER OF UNITS

Section 8.01.    General Restrictions on Transfers.

(a)    During the Lock-Up Period, except as otherwise expressly permitted by this Article 8 (Transfer of Units), no Member may Transfer or permit the Transfer of any of its Units; provided that such prohibition shall not apply to Transfers (i) to Permitted Transferees in accordance with Section 8.02 (Permitted Transferees), (ii) in connection with a Company Sale in accordance with Section 8.03 (Drag-Along Rights in Connection with a Company Sale), (iii) pursuant to Section 8.05 (Call Right), (iv) to the Company as required by Law, regulation or any order of a court or Governmental Authority, (v) following approval by the Board, by any Management Member to Management Holdco, (vi) pursuant to Section 8.06 (Pledges by Members), (vii) Transfers pursuant to the Exchange Agreement or the Exchange Side Letter.

(b)    Following the expiration of the Lock-Up Period, any Member may freely Transfer its Units to any Person without Board approval, subject to the other provisions of this Agreement (including this Section 8.01 (General Restrictions on Transfers), Section 8.04 (Tag-Along Rights), and Section 8.08 (Rights of First Offer)).  Notwithstanding the foregoing, in no event shall any Management Member Transfer or permit the Transfer of any of such Management Member’s Units without the approval of the Board, other than Transfers (i) to Permitted Transferees in accordance with Section 8.02 (Permitted Transferees), (ii) in connection with a Company Sale in accordance with Section 8.03 (Drag-Along Rights in Connection with a Company Sale), (iii) pursuant to Section 8.05 (Call Right), (iv) to the Company as required by Law, regulation or any order of a court or Governmental Authority, or (v) following approval by the Board, by any Management Member to Management Holdco.

(c)    The parties hereto acknowledge that the limitations on Transfers of Units set forth in this Article 8 are reasonable and are in addition to any restrictions imposed by Law. Any direct Transferee of Units (including Permitted Transferees of any Member) shall be required, at the time of and as a condition to such Transfer, to become a party to this Agreement (if not already a party hereto) by executing and delivering a joinder to this Agreement in the form attached hereto as Schedule E to make such Person a party hereto, whereupon such Transferee will be treated as a Member for all purposes of this Agreement and to deliver to the Company an IRS Form W-9 or W-8, as applicable.

(d)    Any purported Transfer of Units, other than in accordance with this Agreement, shall be null and void, and the Company shall refuse to recognize any such Transfer for any purpose and shall not reflect in its records any change in record ownership of Units pursuant to any such Transfer.

(e)    Except as expressly provided in this Agreement or as consented to by the Board and except for the Exchange Agreement and the Exchange Side Letter, no Member shall enter into any agreements or arrangements of any kind with any Person with respect to any Units inconsistent with the provisions of this Agreement, including agreements or arrangements with respect to the acquisition, Transfer or voting (if applicable) of any Units.

(f)    No Member shall Transfer, or suffer or permit the Transfer of, any Units or any other rights of such Member under this Agreement (including to an Affiliate) at any time unless the Board is reasonably satisfied that such Transfer would not:

(i)    violate the Securities Act or any state (or other jurisdiction) securities or “Blue Sky” laws applicable to the Company or the Units;

(ii)    cause the Company to become subject to the registration requirements of the Investment Company Act of 1940;

(iii)    cause the Company to become subject to the registration requirements of Section 12(g) of the Securities Act;

(iv)    reasonably likely to cause the Company to be treated as a “publicly traded partnership” under Section 7704 of the Code;

(v)    be a non-exempt “prohibited transaction” under ERISA or the Code or cause all or any portion of the assets of the Company to constitute “plan assets” under ERISA or Section 4975 of the Code;

(vi)    be reasonably likely to cause the Company or any of its Subsidiaries to lose eligibility for, or suffer any disallowance, recapture, clawback or similar adverse consequence with respect to, any Renewable Energy Tax Credit, or

(vii)    be made to a Prohibited Transferee.

(g)    Any Member that proposes to Transfer, or suffer or permit the Transfer of, Units in accordance with the terms and conditions hereof shall be responsible for any expenses incurred by the Company in connection with such Transfer.

(h)    Other than a Transfer pursuant to the Exchange Agreement or the Exchange Side Letter, any Member that Transfers, or suffers or permits the Transfer of, Units shall indemnify, defend and hold harmless the Company, its Subsidiaries and the other Members from and against any losses, claims, damages, liabilities, costs and expenses arising out of or resulting from such Transfer causing the Company or any of its Subsidiaries to lose eligibility for, or suffer any disallowance, recapture, clawback or similar adverse consequence with respect to, any Renewable Energy Tax Credit, except to the extent such consequence results from facts or circumstances not attributable to such Member, its Transferee or such Transfer.

(i)    The provisions of this Section 8.01 shall terminate upon the consummation of an IPO, provided that this shall not limit a Member’s obligations to be subject to a lock-up in connection with an IPO, including pursuant to Section 9.03 or as provided in a Registration Rights Agreement, each Member shall be subject to the black-out or lock-up periods provided in the Registration Rights Agreement or set forth in any lock-up agreement entered into in connection with any offering effected under the Registration Rights Agreement and  with respect to a Management Member, such Management Members must comply with any applicable terms in such Management Member’s Employment Agreement and such management equity interest ownership guidelines as are adopted from time to time in connection with or after an IPO.

Section 8.02.    Permitted Transferees.

(a)    Subject to Section 8.01(f), any Member may at any time Transfer, or suffer or permit the Transfer of, any or all of its Units to a Permitted Transferee without the consent of any Person, so long as, in the case of a direct Transfer, such Permitted Transferee (if not already a party to this Agreement) shall have agreed in writing to be bound by the terms of this Agreement by executing and delivering a joinder to this Agreement in the form attached hereto as Schedule E; provided that no holder of Unvested Incentive Units shall be entitled to Transfer his or her Unvested Incentive Units (other than Permitted Transferees by will or by the laws of descent and distribution); provided, further, that any Transfer of any Vested Incentive Units (other than Permitted Transferees by will or by the laws of descent and distribution) shall be subject to the approval of the Board.

(b)    Such Member shall deliver a written notice to the Company of any proposed Transfer to a Permitted Transferee at least 15 days prior to the consummation of such proposed Transfer, which notice shall set forth  the name of such Transferee, the number and class of Units proposed to be Transferred to such Permitted Transferee, and the consideration per each Unit proposed to be paid by such Transferee, together with a copy of a joinder to this Agreement in the form attached hereto as Schedule E agreeing to be bound by the terms and conditions hereof duly executed by such Permitted Transferee.

(c)    Such Member shall, and shall cause its Affiliates and representatives to, reasonably cooperate with the Company, and provide the Company with all information reasonably requested by the Company, for the purpose of complying with all requirements (including disclosure and reporting requirements and KYC Requirements) under applicable Law.

(d)    If, while a Permitted Transferee holds any Units, such Permitted Transferee ceases to qualify as a Permitted Transferee in relation to the initial Transferor Member from whom or which such Permitted Transferee or any previous Permitted Transferee of such initial Transferor Member received such Units (an “Unwinding Event”), then the relevant initial transferor Member:

(i)    shall forthwith notify the Company of the pending occurrence of such Unwinding Event; and

(ii)    shall take all actions reasonably necessary prior to such Unwinding Event to effect a Transfer of all the Units held by the relevant Permitted Transferee either back to such Member or, pursuant to this Section 8.02 (Permitted Transferees), to another Person which qualifies as a Permitted Transferee of such initial Transferring Member.

Section 8.03.    Drag-Along Rights in Connection with a Company Sale.

(a)    Members’ Obligations.  If the holders of a majority of the Class A Units approve a bona fide transaction involving a Change of Control with a third party (other than, for the avoidance of doubt, a transaction with a Member or Permitted Transferee or other Affiliate of any Member) or an IPO (together, a “Company Sale”), the holders of a majority of the Class A Units shall provide notice thereof (setting forth the terms and conditions of such Company Sale) to the Company, and each Member and each Member shall, subject to compliance with the limitations set forth in this Section 8.03, vote for, consent to and raise no objections against such Company Sale; provided, that if the Company Sale occurs prior to the third anniversary of the Effective Date, the price at which the Company is sold or the price implied by such Company Sale shall be required to result in the holders of Class B Units receiving, in respect of such Class B Units (taking into account all prior Distributions received by such holders in respect of such Class B Units pursuant to Section 4.01), aggregate proceeds sufficient to reduce the Unreturned Preferred Unit Capital with respect to each such Class B Unit to zero and to achieve a 10% IRR in respect of such Class B Units, in each case calculated as if the proceeds of such Company Sale were distributed in accordance with Section 4.01(b).

(b)    If the Company Sale is structured as a merger or consolidation, each Member shall waive any dissenters’ rights, appraisal rights or similar rights in connection with such merger or consolidation (to the extent any such rights exist under applicable Law) or sale of equity, each Member shall be obligated hereby to agree to sell up to all of its Units as required by the holders of a majority of the Class A Units on the terms and conditions approved by the holders of a majority of the Class A Units (provided that in the case of a sale of less than all of the issued and outstanding Units, the Units to be sold by each Member will be equal to its Pro Rata Share of the total number of Units being sold in the Company Sale, treating the Units Transferred in such Company Sale as the only Units issued and outstanding for purposes of such determination (as reasonably determined by the Board in good faith)).  The allocation and Distribution to the Members of any proceeds (whether cash, securities or otherwise) from a Company Sale shall be made in accordance with Section 4.01(b) hereof (treating the Units Transferred in the Company Sale as the only Units issued and outstanding).

(c)    Subject to the limitations set forth in this Section 8.03, each Member shall take all reasonably necessary actions in connection with the consummation of the Company Sale as requested by the holders of a majority of the Class A Units and that are taken by the holders of Class A Units, including the execution of such agreements and such instruments and other actions reasonably necessary to execute the transfer documents negotiated by the Company or the holders of a majority of the Class A Units (including executing and delivering any and all agreements, instruments, consents, waivers and other documents executed by the Company, including any applicable purchase agreement, stockholders agreement and/or indemnification and/or contribution agreement, and delivering any certificates representing the Units), in each case, only to the extent executed by the holders of Class A Units.

(d)    The Members acknowledge and agree that such transfer documents are expected to provide customary representations, warranties, indemnities, and escrow arrangements relating to such Company Sale; provided that no Member shall be required to make any representations, warranties or indemnities in such Company Sale other than (a) representations and warranties that such Member holds all right, title and interest in and to the Units that such Member purports to hold, free and clear of all Encumbrances, the obligations of such Member in connection with the transaction have been duly authorized, if applicable, the documents to be entered into by such Member have been duly executed by such Member and delivered to the acquiror and are enforceable against such Member in accordance with their respective terms and neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of such Member’s obligations thereunder, will cause a breach or violation of the terms of any material agreement to which it is a party, law or judgment, order or decree of any court or Governmental Authority applicable to such Member (collectively, the “Member Fundamental Representations”) and (b) representations and warranties concerning the business or condition of the Company and its Subsidiaries which shall be made on a several basis.

(e)    If the holders of a majority of the Class A Units, in connection with a Company Sale, appoints in good faith a representative (the “Member Representative”) with respect to matters affecting the Members under the applicable definitive transaction agreements following consummation of a Company Sale, each Member agrees (x) to consent to  the appointment of such Member Representative, the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and  the payment of such Members’ pro rata portion (from the applicable escrow or expense fund) of any and all reasonable and documented fees and expenses to such Member Representative in connection with such Member Representative’s service and duties in connection with such Company Sale and its related service as the representative of the Members and (y) not to assert any claim or commence any suit against the Member Representative in connection with its service as the Member Representative absent fraud or other basis permitted under the applicable definitive transaction agreements for such Company Sale.

(f)    Subject to the limitations set forth in this Section 8.03, in connection with any such Company Sale, if required by the holders of a majority of the Class A Units, each Member shall agree to become party to the agreement between the Company and the buyer that the holders of Class A Units are also a party to and on the same terms as the holders of Class A Units, which agreement shall be in form and substance as agreed by the Company, and pursuant to which each Member shall make his, her or its Member Fundamental Representations contained therein; and be obligated to join in his, her or its Pro Rata Share of any indemnification or other obligations that the Company agrees to provide in connection with such Transfer (other than any such obligations that relate specifically to a particular Member such as indemnification with respect to representations and warranties given by a Member regarding such Member’s title to and ownership of Units).

(g)    Notwithstanding anything in this Section 8.03 to the contrary, in the event that the Members are required to make any representations, warranties, covenants or indemnities in connection with a Company Sale, then (i) no Member shall be liable for the breach of any representation, warranty or covenant made by any other Person in connection with such Company Sale, other than those made by the Company, (ii) such representations, warranties and indemnities shall be several and not joint, (iii) all representations, warranties and indemnities made by a Member in respect of such Member’s Fundamental Representations shall be the sole responsibility of such Member and no other Member shall be liable therefor, (iv) each Member’s liability in respect of any indemnification claim (other than any such obligations that relate specifically to a particular Member such as indemnification with respect to such Member’s Member Fundamental Representations except in the case of fraud by such Member) shall be limited to such Member’s proportionate share of the aggregate cash proceeds derived from the Company Sale, and shall in no event (except in the case of fraud by such Member) exceed the aggregate cash proceeds actually received by such Member from the Company Sale, and (v) a Member’s obligation to provide indemnification shall not exceed his, her or its aggregate cash proceeds actually received from the Company Sale (except in the case of fraud by such Member).  No Member shall be required to bear more than such Member’s pro rata portion of any escrow, holdbacks or adjustment, in each case, based on the amount of consideration received by such Member in the Company Sale.  In connection with any such Company Sale, each Member shall agree to be bound by customary restrictive covenants, including non-competition, non-solicitation/hire, non-interference, non-disparagement, confidentiality, releases, and similar matters; provided, that, notwithstanding the foregoing, no Member other than a Management Member shall be required to agree to be bound by any restrictive covenants, other than customary non-disparagement, employee non-solicitation, confidentiality and releases (limited to matters relating to the Company and its Subsidiaries and the ownership by such Member of interests in the Company and its Subsidiaries), in each case, that are no more restrictive in scope and duration than such restrictive covenants that the CCM Frontier Member and its Affiliates and Permitted Transferees agreed to be bound by in the applicable Company Sale.

(h)    In connection with any Company Sale:  all forms and amounts of consideration (whether cash, securities or otherwise) payable upon consummation of such Company Sale to all Members shall be allocated among the Members based upon the Pro Rata Share of each such Member, upon the consummation of such Company Sale, each Member shall receive (or shall have the option to receive) the same form of consideration and with respect to a particular class or series of Units, the same proportionate amount of consideration for such class or series of Units; provided that, in the event that any securities are part of the consideration payable to the Members, each Member that is not an “accredited investor” as such term is defined under the Securities Act may, in the discretion of the Board, receive, and hereby agrees to accept, in lieu of such securities, cash consideration with an equivalent value to such securities as determined by the Board; provided, further, that, the fact that, in connection with a Company Sale, (x) certain Management Members may receive additional and reasonable consideration in their capacity as employees or service providers of the Company Parties for entering into restrictive covenants in favor of a purchaser or one of its Affiliates or (y) the CCM Frontier Member, the Eos Member, the HBC Member or Management Members may obtain the right, or be subject to the obligation, to make a debt or equity investment in a purchaser or one of its Affiliates (whether directly or through a contribution of Units or other Equity Securities) shall not constitute a failure to satisfy any of the conditions set forth in Section 8.03(a) or this Section 8.03(h); provided that if the CCM Frontier Member or its Affiliates shall obtain the right to make a debt or equity investment (or receive “rollover” equity) in connection with such drag-along sale, then the Eos Member and the HBC Member shall be given the same right and on the same terms; provided, further, notwithstanding the foregoing, the Eos Member or the HBC Member, as applicable, shall receive cash consideration equal to the Asset FMV of such “rollover” equity and not be entitled to make any such debt or equity investment or receive “rollover” equity to the extent that the Eos Member’s participation or the HBC Member’s participation, as applicable, therein would reasonably be expected to result in any delay, impediment or failure to obtain any required governmental or regulatory approval in connection with such Company Sale, or would otherwise prevent or delay the consummation of such Company Sale.

(i)    Solely for purposes of this Section 8.03 and in order to secure the performance of each Member’s obligations under this Section 8.03, with respect to any Company Sale, each Member (other than the Eos Member) hereby irrevocably appoints the Company as the attorney-in-fact and proxy of such Member with full power of substitution, to vote, provide a written consent or take any other action with respect to its Units as required by this Section 8.03 (with such appointment becoming effective only upon such Member’s failure to comply with any of his, her or its obligations under this Section 8.03). Such proxy shall be irrevocable and coupled with an interest, and each such Person (other than, for the avoidance of doubt, the Eos Member) shall take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revoke any proxy previously granted by it with respect to the matters set forth in this Section 8.03 with respect to the Units owned by such Person.

(j)    In no manner shall this Section 8.03 be construed to grant to any Member any dissenters rights or appraisal rights or give any Member any right to vote in any transaction structured as a merger or consolidation (it being understood that the Members hereby expressly waive rights under Section 18-210 of the Act (entitled “Contractual Appraisal Rights”) in connection with any Company Sale or any other transaction of the Company that would give rise to such rights, and, except as set forth in Section 5.04, the Members hereby grant to the Board the sole right to approve or consent to any merger or consolidation of the Company whatsoever without approval or consent of the Members, whether or not such merger or consolidation is a Company Sale).

(k)    Each Member acknowledges and agrees that the consideration payable to such Member in a Company Sale may be reduced by such Member’s Pro Rata Share of any reasonable and documented out-of-pocket costs incurred by or on behalf of the Company, in each case, for the benefit of all Members in connection with a Company Sale to the extent such costs are not otherwise paid by the Company or the acquiring party.  Costs incurred by any Member (including the CCM Frontier Member) on its own behalf in connection with a Company Sale shall not be considered costs of a Company Sale.

(l)    Any Company Sale shall occur within 120 days (which period shall be extended automatically to the extent necessary to obtain required governmental approvals until the expiration of 5 Business Days after all such approvals have been received, but in no event shall the as-extended period exceed 270 days) following delivery of notice of such Company Sale pursuant to Section 8.03(a).  If, at the end of such period, such Company Sale shall not have been completed on substantially the same terms and conditions set forth in the notice delivered to the Members pursuant to Section 8.03(a), (i) the Company shall return to the Members any certificates evidencing Units, limited powers-of-attorney and any other documents in the possession of the Company executed by the Members in connection with the proposed Company Sale received by the Company and (ii) all the restrictions on Transfer contained in this Agreement or otherwise applicable at such time with respect to the Units shall continue in effect.

(m)    Notwithstanding anything contained in this Section 8.03, there shall be no liability on the part of the holders of a majority of the Class A Units to the other Members (other than the obligation of the Company to return any certificates evidencing Units, limited powers-of-attorney and any other documents in the possession of the Company executed by the Members in connection with the proposed Company Sale received by the Company) or any other Person hereunder if the Company Sale pursuant to this Section 8.03 is not consummated for whatever reason.  Whether to effect a Transfer of Units pursuant to this Section 8.03 in the sole and absolute discretion of the holders of a majority of the Class A Units.

(n)    For the avoidance of doubt, any Unvested Incentive Units that are not vested as of the date of a Company Sale and do not vest in connection with such Company Sale will be immediately forfeited.

(o)    The provisions of this Section 8.03 shall terminate upon the consummation of an IPO.

Section 8.04.    Tag-Along Rights.

(a)    Except (x) the rights to Transfer, or suffer or permit the Transfer of, Units to Permitted Transferees in accordance with Section 8.02, (y) in the case of any Transfer of Units pursuant to the Exchange Agreement or the Exchange Side Letter, and subject in all cases to Section 8.04(j), if any holder of Preferred Units or any Permitted Transferee thereof (the “Tag-Along Seller”) proposes to Transfer, in a single transaction or a series of related transactions, to any third party (the “Tag-Along Buyer”) Preferred Units representing more than 50% of the Preferred Units held by such Tag-Along Seller and its Permitted Transferees as of immediately prior to such Transfer (a “Tag-Along Sale”), the Tag-Along Seller shall provide to the Company and to each other Member holding Preferred Units written notice of the terms and conditions of such proposed Transfer (the “Tag-Along Notice”) and offer each such other Member the opportunity to participate in such Transfer in accordance with this Section 8.04 (the “Tag-Along Offer”).  For the avoidance of doubt, a Transfer made to Permitted Transferee in accordance with Section 8.02 (Permitted Transferees) or a Transfer of Units pursuant to the Exchange Agreement or the Exchange Side Letter shall not constitute a Tag-Along Sale and shall be subject only to the terms and conditions of Section 8.01, if applicable, and not to the terms and conditions of this Section 8.04.

(b)    The Tag-Along Notice shall specify the number of Preferred Units proposed to be sold by the Tag-Along Seller (the “Tag-Along Subject Units”), and  the total aggregate consideration that the proposed transferee proposes to pay for the Tag-Along Subject Units (the “Tag-Along Sale Consideration”), as well as the form and amount of per Preferred Unit consideration for which the Transfer is proposed to be made, and all other material terms and conditions of the Tag-Along Offer, including the form of the proposed agreement, if any.

(c)    Within five (5) Business Days following receipt of such Tag-Along Notice, the Company shall deliver a written notice (a “Tag-Along Valuation Notice”) to the Tag-Along Seller and each other Member holding Preferred Units setting forth the Board’s reasonable and good faith determination of, with respect to such Tag-Along Sale, the proposed Tag-Along Valuation, the proposed Tag-Along Unit Price of each Preferred Unit in such Tag-Along Sale, and  with respect to each Member holding Preferred Units other than the Tag-Along Seller, such Member’s proposed Tag-Along Allotment in such Tag-Along Sale.  The Tag-Along Valuation, Tag-Along Unit Price, and Tag-Along Allotment shall be calculated by applying the Tag-Along Valuation through Section 4.01(b) as if all Preferred Units were sold for the Tag-Along Valuation, in each case as reasonably determined by the Board in good faith.

(d)    Each Member holding Preferred Units (each such Member that exercises its, his or her rights in accordance with this Section 8.04(d), a “Tagging Person”) shall have the right (a “Tag-Along Right”), exercisable by written notice (a “Tag-Along Response Notice”) given to the Tag-Along Seller within 15 Business Days after its receipt of the Tag-Along Valuation Notice (the “Tag-Along Notice Period”), to request that the Tag-Along Seller include in the proposed Transfer up to a number of Preferred Units representing such Tagging Person’s Tag-Along Portion; provided that each Tagging Person shall be entitled to include in the Tag-Along Sale no more than its Tag-Along Portion of Units, and the Tag-Along Seller shall be entitled to include the number of Preferred Units proposed to be Transferred by the Tag-Along Seller as set forth in the Tag-Along Notice (reduced, to the extent necessary, so that each Tagging Person shall be able to include its Tag-Along Portion and such additional Preferred Units as permitted by Section 8.04(g)).  The price that the Tag-Along Seller and each Tagging Person shall receive in respect of Preferred Units shall be equal to the Tag-Along Unit Price for such particular class of Preferred Unit (it being understood that the Tag-Along Seller and each Tagging Person shall receive the same amount and type of consideration for each Preferred Unit of the same class).  Each Tag-Along Response Notice shall include wire transfer or other instructions for payment of the consideration for the Units being transferred in such Tag-Along Sale.  Each Tagging Person shall also deliver to the Tag-Along Seller, together with its Tag-Along Response Notice, the certificates or other applicable instruments, if any, representing the Preferred Units of such Tagging Person to be included in the Tag-Along Sale, together with (except in the case of the CCM Frontier Member and the Eos

Member) a notarized, limited power-of-attorney authorizing the Tag-Along Seller or its representative to Transfer such Preferred Units on the terms set forth in the Tag-Along Notice.  Delivery of the Tag-Along Response Notice with such certificates, if any, and limited power-of-attorney shall constitute an irrevocable acceptance of the Tag-Along Offer by such Tagging Person, subject to the provisions of this Section 8.04. If at the termination of the Tag-Along Notice Period any Member shall not have elected to participate in the Tag-Along Sale, or shall have elected to participate in the Tag-Along Sale to a lesser extent than its Tag-Along Portion, such Member shall be deemed to have waived its rights under this Section 8.04 with respect to the Transfer of its Preferred Units (or the Transfer of its Preferred Units for the portion of its Tag-Along Portion for which it did not elect to participate) pursuant to such Tag-Along Sale.  The provisions of Sections 8.03(b) and 8.03(f) shall apply mutatis mutandis to any Tag-Along Sale.

(e)    If at the end of a 120-day period after delivery of such Tag-Along Notice (which 120-day period shall be extended if any of the transactions contemplated by the Tag-Along Offer are subject to regulatory approval and such regulatory approval is required by the binding, definitive agreement entered into to give effect to such transactions until the expiration of five Business Days after all such approvals have been received, but in no event later than 210 days following receipt of the Tag-Along Notice by the Tag-Along Seller), the Tag-Along Seller has not completed the Transfer to the Tag-Along Buyer of all Preferred Units proposed to be sold by the Tag-Along Seller and all Tagging Persons (it being understood that the Tag-Along Seller shall not sell any Preferred Units unless and until, simultaneously with such sale, the Tag-Along Buyer purchases the Preferred Units proposed to be sold by all Tagging Persons at the applicable Tag-Along Unit Price), the Tag-Along Seller shall return to each Tagging Person the limited power-of-attorney and all certificates and other applicable instruments, if any, representing the Preferred Units that such Tagging Person delivered for Transfer pursuant to this Section 8.04 and any other documents in the possession of the Tag-Along Seller executed by the Tagging Persons in connection with the proposed Tag-Along Sale, and all the restrictions on Transfer contained in this Agreement or otherwise applicable at such time with respect to such Preferred Units shall continue in effect.  In the event that no Member holding Preferred Units exercises the Tag-Along Right with respect to the proposed Tag-Along Sale, any Tag-Along Subject Units that the Tag-Along Seller desires to Transfer following compliance with this Section 8.04 may be sold to the Tag-Along Buyer only during the period specified in this Section 8.04(e) and only on terms no more favorable to the Tag-Along Seller than those contained in the Tag-Along Notice.  In the event that the Tag-Along Sale is not consummated within the period required by this Section 8.04(e), any Transfer of Preferred Units pursuant to such Tag-Along Sale shall be in violation of the provisions of this Agreement unless the Tag-Along Seller sends a new Tag-Along Notice and once again complies with the provisions of this Section 8.04 with respect to such Tag-Along Sale.

(f)    Promptly after the consummation of the Tag-Along Sale, the Tag-Along Seller shall notify the Tagging Persons thereof, remit to the Tagging Persons the total consideration for the Preferred Units of the Tagging Persons Transferred pursuant thereto (with each Unit sold in such Tag-Along Sale at a price equal to the Tag-Along Unit Price for such Unit), less the Tagging Persons’ pro rata share of any escrows, holdbacks or adjustments in purchase price and any transaction expenses (in each case as determined in accordance with the aggregate purchase price to be received by the Tag-Along Seller in such Tag-Along Sale), with the cash portion of the purchase price paid by wire transfer of immediately available funds in accordance with the wire transfer instructions in the applicable Tag-Along Response Notices and furnish such other evidence of the completion and the date of completion of such transfer and the terms thereof as may be reasonably requested by the Tagging Persons.  The Tag-Along Seller shall promptly remit to the Tagging Persons any additional consideration payable upon the release of any escrows, holdbacks or adjustments in purchase price.

(g)    If any Member declines to exercise its Tag-Along Rights or  any Tagging Person elects to exercise its Tag-Along Rights with respect to less than such Tagging Person’s Tag-Along Portion, the Tag-Along Seller shall give notice to each Tagging Person who has elected to fully exercise its Tag-Along Rights (each such Person, a “Full Tagging Person”), of the right to sell in the Tag-Along Sale additional Preferred Units for which a Member did not elect to exercise its Tag-Along Rights (such Preferred Units, the “Reallotment Units”), in a number equal to such Tagging Person’s pro rata portion of the Reallotment Units (based on the percentage equal to (x) the number of such Tagging Person’s Preferred Units held as of immediately prior to the Tag-Along Sale, divided by (y) the number of Preferred Units held by the Tag-Along Seller and the Tagging Persons who have elected to fully exercise their Tag-Along Rights, in the aggregate, as of immediately prior to the Tag-Along Sale).  Each such Full Tagging Person shall have at least three Business Days to notify the Tag-Along Seller of its election to exercise its rights to sell all or any portion of the Reallotment Units pursuant to this Section 8.04(g).

(h)    Notwithstanding anything contained in this Section 8.04, there shall be no liability on the part of the Tag-Along Seller to the Tagging Persons (other than the obligation to return any certificates evidencing Preferred Units and limited powers-of-attorney received by the Tag-Along Seller) or any other Person hereunder if the Transfer of Preferred Units by the Tag-Along Seller pursuant to this Section 8.04 is not consummated for whatever reason.  Whether to effect a Transfer of Preferred Units pursuant to this Section 8.04 by the Tag-Along Seller is in the sole and absolute discretion of the Tag-Along Seller.

(i)    The Members acknowledge and agree that the transfer documents required to be executed by the Tagging Persons in connection with a Tag-Along Sale are expected to provide customary representations, warranties, indemnities, and escrow arrangements relating to such Tag-Along Sale; provided that (i) no Tagging Person shall be required to make any representations, warranties, covenants or indemnities in such Tag-Along Sale that are different than those made by the Tag-Along Seller in such Tag-Along Sale and (ii) each Tagging Person shall be required to make such Tagging Person’s Member Fundamental Representations and representations and warranties concerning the business or condition of the Company and its Subsidiaries which shall be made on a several basis.  If the Tag-Along Seller, in connection with a Tag-Along Sale, appoints in good faith a Member Representative with respect to matters affecting the Members under the applicable definitive transaction agreements following consummation of a Tag-Along Sale, each Tagging Person agrees (x) to consent to (i) the appointment of such Member Representative, (ii) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (iii) the payment of such Members’ pro rata portion (from the applicable escrow or expense fund) of any and all reasonable and documented fees and expenses to such Member Representative in connection with such Member Representative’s service and duties in connection with such Tag-Along Sale and its related service as the representative of the Tagging Persons, and (y) not to assert any claim or commence any suit against the Member Representative in connection with its service as the Member Representative absent fraud or other basis permitted under the applicable definitive transaction agreements for such Tag-Along Sale.

(j)    Subject to the limitations set forth in this Section 8.04, in connection with any such Tag-Along Sale, if required by the Tag-Along Seller, each Tagging Person shall agree to become party to the agreement between the Tag-Along Seller and the buyer on the same terms as the Tag-Along Seller, which agreement shall be in form and substance as agreed by the Tag-Along Seller, and pursuant to which each Tagging Person shall make his, her, or its Member Fundamental Representations and agree to be subject to the same covenants and other agreements as the Tag-Along Seller; and be obligated to join in his, her or its share (based on such Member’s proportionate share of the proceeds of such Tag-Along Sale) of any indemnification or other obligations that the Tag-Along Seller agrees to provide in connection with such Transfer (other than any such obligations that relate specifically to a particular Member such as indemnification with respect to such Member’s Fundamental Representations).  Notwithstanding anything in this Section 8.04 to the contrary, in connection with a Tag-Along Sale  (i) no Tagging Person shall be required to make any representations, warranties, covenants or indemnities that are different than those made by the Tag-Along Seller and no Tagging Person shall be required to make any representations or warranties other than such Tagging Person’s Member Fundamental Representations and representations and warranties concerning the business or condition of the Company and its Subsidiaries which shall be made on a several basis, (ii) no Tagging Person shall be liable for the breach of any representation, warranty or covenant made by any other Person in connection with such Tag-Along Sale, (iii) such representations, warranties and indemnities shall be several and not joint, (iv) all representations, warranties and indemnities made by a Member in respect of such Member’s Fundamental Representations shall be the sole responsibility of such Member and no other Member shall be liable therefor, (v) each Tagging Person’s liability in respect of any indemnification claim (other than any such obligations that relate specifically to a particular Tagging Person such as indemnification with respect to such Tagging Person’s Member Fundamental Representations except in the case of fraud by such Tagging Person) shall be limited to such Tagging Person’s proportionate share of the aggregate cash proceeds derived from the Tag-Along Sale, and shall in no event (except in the case of fraud by such Tagging Person) exceed the aggregate cash proceeds actually received by such Tagging Person from the Tag-Along Sale, and (vi) a Tagging Person’s obligation to provide indemnification shall not exceed his, her or its aggregate cash proceeds actually received from the Tag-Along Sale (except in the case of fraud by such Tagging Person).  No Tagging Person shall be required to bear more than such Tagging Person’s pro rata portion of any escrow, holdbacks or adjustment, in each case, based on the amount of consideration received by such Tagging Person in the Tag-Along Sale.  In connection with any Tag-Along Sale, the Eos Member shall not be required to agree to be bound by any restrictive covenants, including non-competition, non-solicitation/hire, non-interference, non-disparagement, confidentiality, releases, and similar matters.

(k)    If the Company issues any class or series of Units other than Preferred Units or Incentive Units to any Person and the CCM Frontier Member, the Eos Member and the HBC Member, as applicable, and any Member (other than the CCM Frontier Member, the Eos Member and the HBC Member) acquires such Units through the exercise of its pre-emptive rights under Section 3.01(d), such Member will be granted tag-along rights with respect to such Units that are substantially similar to the Tag-Along Right set forth herein with respect to the Units and this Agreement will be modified accordingly (it being understood that in no event shall Incentive Units be granted tag-along rights under this Section 8.04).

(l)    The provisions of this Section 8.04 shall not apply to any proposed Transfer of Units by the Tag-Along Seller in a Company Sale pursuant to Section 8.03, to a Permitted Transferee or pursuant to the Exchange Agreement or the Exchange Side Letter.  The provisions of this Section 8.04 shall terminate upon the consummation of an IPO.

Section 8.05.    Call Right.

(a)    Incentive Unit Call Right.  Subject to the terms and conditions hereof, the MIP and the applicable Award Agreement governing the Incentive Units, in the event of a Management Member’s Restrictive Covenant Violation or Termination of Service for any reason (including with or without Cause, or as a result of the Management Member’s resignation for any reason, retirement, death or disability), the Company shall have the right (but not the obligation) (the “Call Right”) to purchase all or any portion (as determined by the Board from time to time during the Incentive Call Period) of the Incentive Units held by the Management Member (the “Incentive Call Units”). The “Incentive Call Period” shall mean the period commencing on (x) the date of the Management Member’s Termination of Service (or if after a Termination of Service other than for Cause, the date Company or its applicable Subsidiary determines Grounds for Cause), or (y) the date of the Restrictive Covenant Violation (or if later, the date that the Board has knowledge of such Restrictive Covenant Violation) and, in each case, ending 12 months thereafter.

(b)    Call Price.  The purchase price for the Incentive Call Units (the “Call Price”) shall be determined as follows:

(i)    If the Call Right has been exercised in connection with a Management Member’s  Termination of Service by a Company Party for Cause or a Management Member’s Restrictive Covenant Violation, or if a Call Right was previously exercised under the circumstances described in clause (ii) of this Section 8.05(b) but a Restrictive Covenant Violation or Grounds for Cause has subsequently occurred or been discovered, the Call Price shall be  $0.00 with respect to any Incentive Call Units.

(ii)    If the Call Right has been exercised in any circumstances other than as described in clause (i) of this Section 8.05(b), the Call Price shall be the fair market value of such Units on the date of the Management Member’s Termination of Service, as reasonably determined by the Board in good faith.

(c)    Call Notice; Delivery Procedures.  To exercise a Call Right, the Company shall send written notice during the applicable Incentive Call Period (which may be exercised on more than one occasion during such call period) to the Management Member (or his or her Permitted Transferees) of its intention to exercise the Call Right, which notice (the “Call Notice”) shall specify the number of Incentive Call Units subject to the Call Notice, the Call Price (as calculated by the Board in accordance with Section 8.05(b)) and the closing date of the purchase (the “Call Closing”); provided that, subject to the provisions of this Section 8.05(c), the Call Closing shall take place at the principal office of the Company (or such other reasonable location as determined by the Board) on a date not less than 15 nor more than 180 days after the date of the Call Notice.  The exact date and time of the Call Closing shall be specified by the Company.  At the Call Closing, the Management Member (or his or her Permitted Transferees) shall deliver certificates for the Incentive Call Units, if any, to be sold to the Company duly endorsed, or accompanied by written instruments of transfer in form reasonably satisfactory to the Company duly executed, by such transferor, free and clear of any Encumbrances.

(d)    Payment of Call Price.  Payment of the Call Price shall be made, first, by the cancellation of any bona fide indebtedness arising under any written agreement, if any, owing from the Management Member to any Company Party and then, by the Company’s delivery of a check or wire transfer of immediately available funds to the Management Member’s account as reflected in the records of the Company Parties (for the remainder of the Call Price, if any).  Notwithstanding anything to the contrary contained herein, payment of all or any portion of the purchase price for the Incentive Call Units may be deferred by the Company with prior written notice to the Management Member, to the extent that the Company would be unable to make such payment due to the Company having insufficient cash on hand or restrictions under any applicable law or any bona fide contractual arrangements of the Company or any of its Subsidiaries (each, a “Payment Restriction”).  Any amount so deferred will be paid to the Management Member by no later than the earlier of (x) 90 days after the applicable Payment Restriction lapses, and (y) the consummation of a Change of Control, and accrue interest at the prime lending rate in effect as of the date that the applicable Call Notice is delivered.

(e)    Notwithstanding anything to the contrary, if with respect to the Company’s exercise of the Call Right relating to any Incentive Units the Call Price for such Incentive Units is $0.00 or the Management Member fails to take the actions required to facilitate the Company’s exercise of the Call Right, the Company may take any and all actions appropriate to exercise the Call Right in accordance with the terms hereof (including the tendering of payment or deferral of payment of the applicable Call Price as provided above) and, upon completion of such actions, the relevant Incentive Units may be unilaterally redeemed and cancelled by the Company (even if no amounts are paid for such Incentive Units).

(f)    If the Board becomes aware that any Management Member has committed a Restrictive Covenant Violation or if the Board determines in good faith that Grounds for Cause existed at the time of such Management Member’s Termination of Service, any proceeds that such Management Member previously received from the sale of any Incentive Units in connection with the Company’s previous exercise of a Call Right in excess of the amount prescribed in Section 8.05(b)(i) shall be promptly, and in any event within five Business Days after the Board provides notice to such Management Member of such Restrictive Covenant Violation or Grounds for Cause, as applicable, repaid to the Company.

Section 8.06.    Pledges By Members.  Notwithstanding anything in this Agreement to the contrary, any Member may grant, or suffer or permit the grant of, a security interest in, or pledge, mortgage, or subject to a charge any or all of its Units on customary terms to any institutional lender, infrastructure debt fund, insurance company, the U.S. Department of Energy, the Federal Financing Bank, any instrumentality of the United States government, or other independent third party financial institution of recognized standing to secure bona fide Indebtedness for borrowed money. Distributions payable pursuant to Section 4.01(a) or Section 4.01(b) with respect to such pledged Units may be directed to the pledgee only upon written instruction from the pledging Member and subject to the Company’s reasonable procedures (including KYC Requirements). In the event of a default under the applicable definitive documentation with respect to such Indebtedness that is continuing beyond any applicable cure period, the pledgee may foreclose upon (or cause a Transfer in lieu of foreclosure), or otherwise acquire legal and beneficial ownership of, the pledged Units; provided that (i) such pledgee (or any Transferee in connection with such foreclosure) shall not be a Prohibited Transferee, (ii) in the case of a direct foreclosure or Transfer, such pledgee (or Transferee) shall, as a condition to such foreclosure or acquisition, execute a joinder to this Agreement in the form attached hereto as Schedule E and agree to be bound by all terms and conditions hereof (including, for the avoidance of doubt, the transfer restrictions set forth in this Article 8), (iii) such foreclosure or Transfer shall comply with the requirements under Section 8.01(f), (iv) the pledgee (or Transferee) shall comply with any applicable KYC Requirements, and (v) such pledgee (or Transferee) shall not acquire any governance, voting, or Board-designation rights with respect to such Units other than the economic and transfer rights attendant thereto, unless and until such pledgee (or Transferee) otherwise qualifies for such rights pursuant to the express terms of this Agreement. For the avoidance of doubt, (x) the pledging Member shall provide the Company with at least 10 Business Days’ prior written notice of any proposed foreclosure or Transfer in lieu of foreclosure (to the extent such Member has knowledge thereof) and (y) the provisions of Section 8.08 shall apply to any proposed Transfer of Units by a pledgee following or in lieu of foreclosure as if such pledgee were the Offeror thereunder. Furthermore, each Member shall indemnify, defend, and hold harmless the Company, its officers, directors, managers, and agents, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses) arising out of or resulting from any pledge, security interest, mortgage, or charge of Units by such Member, including but not limited to any claim asserted by any pledgee or third party in connection with such pledge or any enforcement or attempted enforcement thereof.

Section 8.07.    Blocker Sales. To the extent applicable, the Company shall effectuate any Transfer of Units held directly or indirectly by the Cerberus Funds through an entity treated as a corporation for U.S. federal income tax purposes (in either case, a “Corporate Holding Entity”) by a direct or indirect Transfer of equity interests issued by such Corporate Holding Entity (which represent an indirect beneficial interest in the Units to be transferred) (as applicable, “Corporate Entity Interests”), and the applicable owners of such Corporate Holding Entity shall be entitled to the same amount and type of consideration for the Transfer of such Corporate Entity Interests that such Corporate Holding Entity would have received if such Corporate Holding Entity had transferred the Units directly (except adjusted to reflect any assets (other than any value attributable to tax attributes of the Corporate Holding Entity) or liabilities of such Corporate Holding Entity other than the Units at the time of such Transfer); provided that the Corporate Holding Entity shall make customary representations to the applicable purchaser of the Corporate Entity Interests that it has no material assets or liabilities at the time of the Transfer and no material business operations, other than the Units and cash and other than liabilities arising from owning a direct or indirect interest in the Units.

Section 8.08.    Rights of First Offer.

(a)    Other than in respect of any Transfer of Units (i) pursuant to a Transfer made to Permitted Transferees in accordance with Section 8.02 (Permitted Transferees), (ii) pursuant to the Exchange Agreement or the Exchange Side Letter, (iii) in connection with a Company Sale in accordance with Section 8.03 (Drag-Along Rights in Connection with a Company Sale), other than the Right of First Offer of the Eos Member as expressly provided in Section 8.08(f) notwithstanding the foregoing exclusion, (iv) in connection with a Tag-Along Sale in accordance with Section 8.04 (Tag-Along Rights), (v) to the Company as required by Law, regulation or any order of a court or Governmental Authority or, following approval by the Board, by any Management Member to Management Holdco, or (vi) pursuant to Section 8.06 (Pledges By Members), no Member may Transfer any Units to any Person without first offering to sell, pursuant to this Section 8.08, all of such Member’s Units to (i) each other Member holding Preferred Units (each, an “Offeree”) and, (ii) if no such Offeree elects to exercise its Right of First Offer, to the Company. Any Member wishing to so Transfer any Units to any non-affiliated third party (the “Offeror”) shall deliver a written notice (an “Offer Notice”) to each Offeree.

(b)    The Offer Notice shall describe in reasonable detail the Units being offered. Upon receipt of an Offer Notice, each Offeree shall have the right (a “Right of First Offer”), exercisable by delivery of written notice to the Offeror within 30 Business Days after its receipt of the Offer Notice, to make a binding offer to the Offeror to purchase all of the Units of the Offeror (an “Offeree Bid”). The Offeree Bid shall state the price that such Offeree is willing to pay the Offeror for the Offeror’s Units and shall include all other material terms and conditions of such offer.  If no Offeree delivers an Offeree Bid within the 30-Business Day period following receipt of the Offer Notice, or if the Offeror elects not to accept any Offeree Bid in accordance with Section 8.08(c), the Company shall have the right (the “Company Right of First Offer”), exercisable by delivery of written notice to the Offeror within 30 Business Days after the expiration of the initial 30-Business Day Offeree exercise period or, if applicable, within 30 Business Days after receipt of the Offeror’s notice declining all Offeree Bids, to make a binding offer to the Offeror to purchase all of the Units of the Offeror (a “Company Bid”). The Company Bid shall state the price that the Company is willing to pay the Offeror for the Offeror’s Units and shall include all other material terms and conditions of such offer.

(c)    No later than 30 days after its receipt of any Offeree Bid or Company Bid, as applicable (the “Offer Notice Period”), the Offeror shall notify the applicable Offeree or the Company, as the case may be, of its decision with respect to its Offeree Bid. The Offeror shall not sell such Units prior to the earlier of (i) the expiration of the Offer Notice Period (including, if applicable, the period for the Company to deliver a Company Bid and the Offeror’s decision period with respect thereto) and (ii) the communication to each Offeree that has made an Offeree Bid or the Company, as the case may be, of the decision by the Offeror not to sell such Units pursuant to such Offeree Bid or a Company Bid.

(d)    If the Offeror elects, in its sole discretion, to accept an Offeree Bid or a Company Bid, then the Offeror and the applicable Offeree or the Company shall, subject to Section 8.08(e), arrange a mutually convenient time (not later than 30 days after the date of applicable acceptance) to execute and deliver a binding agreement with respect to such purchase and sale of the applicable Units. If an Offeree or the Company, as applicable, defaults on its obligation to purchase the Units described in the applicable Offer Notice after entering into a binding agreement with the Offeror with respect to such purchase and sale, such Offeree or the Company, as applicable, shall lose any further or future Right of First Offer or Company Right of First Offer, respectively, with respect to such Offer Notice and any other Offer Notices delivered by any Member pursuant to this Section 8.08.

(e)    If (i) no Offeree has delivered an Offeree Bid for the Units described in the Offer Notice within the 30-Business Day period following its receipt of the Offer Notice and the Company has not delivered a Company Bid within the applicable period set forth in Section 8.08(b), or (ii) the Offeror elects, in its sole discretion, to not accept any of the Offeree Bids or the Company Bid, as applicable, with respect to such Units on or prior to the end of the Offer Notice Period, then the Offeror may, during the succeeding 120 days (provided, that if such Transfer is subject to regulatory approvals, such 120-day period shall be extended (so long as the Offeror and its Transferee have executed and delivered a binding sale agreement in accordance with this Section 8.08 and are using commercially reasonable efforts to obtain such regulatory approval) until the date that is 5 Business Days after all such approvals have been received, but, in any event, no later than 270 days following the end of the Offer Notice Period), Transfer such Units to a third party (and, in the event that the Offeror has elected to not accept any Offeree Bid or Company Bid, such sale shall be on pricing and other terms and conditions, taken as a whole, more favorable to the Offeror than the pricing and other terms and conditions specified in the most favorable (to the Offeror) Offeree Bid or Company Bid (disregarding for this purpose any representations and warranties, indemnities and other covenants in respect thereof)) (any such proposed sale a “Proposed Third-Party Sale”). If, at the end of such 120-day period (as extended pursuant to the first sentence of this Section 8.08(e), if applicable), the Offeror has not completed such Proposed Third-Party Sale, then the Offeror shall not Transfer any of its Units without again complying with this Section 8.08.

(f)    Prior to approving any Company Sale pursuant to Section 8.03, the holders of a majority of the Class A Units shall deliver written notice (a “Drag ROFO Notice”) to the Eos Member describing in reasonable detail the proposed Company Sale, the material terms then known to the holders of a majority of the Class A Units (including the expected form and amount of aggregate consideration), and the identity of the proposed acquiror (to the extent then known); provided that if the proposed Company Sale is an IPO, the Drag ROFO Notice shall state the implied equity valuation of the Company based on such IPO and the implied value per Class A Unit determined as the amount a holder of Class A Units would receive in respect of a Class A Unit pursuant to Section 4.01(b) if an amount equal to such implied equity value was distributed to the Members in accordance with Section 4.01(b). The Eos Member shall have 30 Business Days after receipt of the Drag ROFO Notice (as may be extended pursuant to this Section 8.08(f), the “Eos ROFO Period”) to deliver to the holders of a majority of the Class A Units a bona fide, binding offer (an “Eos ROFO Bid”) to purchase the Company or the Units or assets proposed to be sold in such Company Sale (which, in the case such proposed Company Sale is an IPO, shall be deemed to be all of the issued and outstanding Units), on terms no less favorable in the aggregate to the holders of Class A Units than the terms described in the Drag ROFO Notice (it being understood that, in the case the proposed Company Sale is an IPO, an offer price that is equal to or greater than the implied equity value set forth in the Drag ROFO Notice shall be deemed to be on terms no less favorable to the holders of Class A Units); provided, the ROFO Period shall automatically be extended for an additional period of 30 days, upon the Board’s receipt of reasonable supporting documentation (which may be financing term sheet) from the Eos Member that a longer period is required purposes of financing an Eos ROFO Bid and that the Eos Member is diligently pursuing such financing in good faith.  No later than 30 days after its receipt of an Eos ROFO Bid, the holders of a majority of the Class A Units shall notify the Eos Member of their decision with respect to the Eos ROFO Bid, which they may accept or reject in their sole discretion. If the holders of a majority of the Class A Units accept the Eos ROFO Bid, then the holders of Class A Units shall cause the Company or assets proposed to be purchased by the Eos Member to be sold to the Eos Member for the price set forth in the Eos ROFO Bid, or, if the transaction is structured as a sale of Units, the Members shall sell to the Eos Member the Units proposed to be purchased by the Eos Member at a price per Unit equal to the amount that would be received in respect of such Unit pursuant to Section 4.01(b) if an amount equal to the aggregate offered purchase price as set forth in the Eos ROFO Bid was distributed to the Members in accordance with Section 4.01(b), in each case, as promptly as reasonably practicable and the terms of Section 8.03 shall apply, mutatis mutandis, to any such transaction. If the holders of a majority of the Class A Units reject the Eos ROFO Bid, or if the Eos Member does not deliver an Eos ROFO Bid within the Eos ROFO Period, the holders of a majority of the Class A Units may proceed with the Company Sale in accordance with Section 8.03; provided, to the extent an Eos ROFO Bid was delivered, such Company Sale shall be consummated at a price and other terms and conditions that are, in the aggregate, no less favorable than what is contained in the Eos ROFO Bid; provided, further, that if the Company Sale is not consummated within the 120-day period (subject to extension) set forth in Section 8.03(l), the holders of a majority of the Class A Units shall not approve such Company Sale (or any Company Sale on materially different terms) without again complying with this Section 8.08(f). For the avoidance of doubt, (A) no Member other than the Eos Member shall have the Right of First Offer in connection with a Company Sale, (B) the procedures set forth in Section 8.08(b) through (e) shall not apply to the Eos Member’s Right of First Offer under this Section 8.08(f) (which shall be governed solely by the procedures set forth in this Section 8.08(f)), and (C) the Company shall not have a Company Right of First Offer in connection with a Company Sale. The provisions of this Section 8.08(f) shall terminate upon the consummation of an IPO.

Article 9
IPO; REGISTRATION RIGHTS

Section 9.01.    Initial Public Offering.

(a)    Subject to Section 8.03 and Section 8.08(f), the holders of a majority of the Class A Units (the “Initiating Members”) may elect to cause the Company to effect, as soon as practicable, an IPO as a Company Sale in accordance with Section 8.03 and this Section 9.01, and each of the Members shall cause the Managers designated by such Member to take such reasonable and customary actions as are required to give effect to such IPO; provided that, for the avoidance of doubt, if the IPO occurs prior to the third anniversary of the Effective Date, the price of such IPO shall be required to result in an implied equity value of the Company that would result in the holders of Class B Units receiving, in respect of such Class B Units (taking into account all prior Distributions received by such holders in respect of such Class B Units pursuant to Section 4.01), aggregate proceeds sufficient to reduce the Unreturned Preferred Unit Capital with respect to each such Class B Unit to zero and to achieve a 10% IRR in respect of such Class B Units, in each case calculated as if an amount equal to such equity value was distributed to the Members in accordance with Section 4.01(b).  The written notice delivered pursuant to Section 8.03(a) shall specify a nationally recognized underwriter that the Initiating Members desire to be the managing underwriter for the IPO.  Promptly following receipt of such written notice, the Company shall engage such nationally recognized managing underwriter listed in such notice.  The Board shall, by a majority vote, make all other decisions regarding the IPO, including the terms and conditions of the IPO, the pricing of Equity Securities to be offered by the Issuer in the IPO, the size of the IPO and the hiring of underwriters (other than the managing underwriter) and advisors and the drafting of documentation.  The engagement of the underwriters shall be on financial and other terms customary for an IPO in the industry, and all reasonable and documented fees and expenses shall be borne by the Company.  The Company agrees and acknowledges that it shall be the indemnitor of first resort with respect to the IPO.

(b)    At any time prior to the consummation of the IPO, the Initiating Members may, by notice to the Company, elect to terminate the IPO.  Nothing in this Agreement shall constitute any underwriter as a third-party beneficiary entitled to receive any fees or expenses in connection with an IPO terminated pursuant to this Section 9.01.

(c)    If the Initiating Members request that any of their Issuer Shares be registered in an IPO pursuant to Section 8.03 and this Section 9.01, then the Eos Member shall be entitled to have registered its Issuer Shares in such IPO on a proportionate basis based on the number of Units held by the Eos Member relative to the Initiating Member, or does not request that any of their Issuer Shares be registered in an IPO pursuant to Section 8.03 and this Section 9.01, then the Eos Member shall not be entitled to register its Issuer Shares in such IPO.

(d)    The provisions of this Section 9.01 shall terminate upon the consummation of a Company Sale.

Section 9.02.    Conversion to Corporate Form upon an IPO.

(a)    In connection with any IPO initiated pursuant to Section 8.03 and Section 9.01, the Board, at the Company’s expense, shall use commercially reasonable efforts to take such actions as are necessary to structure the IPO in the manner determined appropriate by the Initiating Members, including effecting a conversion of the Company to corporate form or causing the public offering of the stock of an existing or newly formed Affiliate of the Company (an “IPO Conversion”).  In connection with or in anticipation of any such IPO, each Member shall, at the request of the Initiating Members and subject to the limitations set forth in Section 8.03, take all actions reasonably necessary or reasonably required to effect or facilitate such IPO Conversion (including any transfers of assets or securities, conversions of securities or interests, mergers or consolidations or recapitalizations or reorganizations of securities or interests to effect or facilitate such IPO Conversion); provided that in connection with such IPO Conversion, (x) each Member holding Units shall be entitled to receive a number of shares of common stock or other Equity Securities (together with any securities exercisable, exchangeable or convertible into such shares or Equity Securities, the “Issuer Shares”) of the issuer thereof in the IPO (the “Issuer”) such that if the Company liquidated and distributed its assets in accordance with Article 12 immediately following such IPO based on the price per Issuer Share sold by the underwriters in such IPO, such

Member would, in the aggregate in respect of such Units or other Equity Securities of the Issuer, be entitled to receive the same percentage of the total proceeds as it would have been entitled to receive in a liquidation and distribution of the Company’s assets pursuant to Article 12 immediately prior to such IPO (determined without giving effect to any actions or steps taken to effect or facilitate such IPO pursuant to this Section 9.02); and (y) except as otherwise provided in this Agreement with respect to specific economic entitlements or vesting (or other contingencies) applicable to particular classes or series of Units, the IPO Conversion shall be effected in a manner that treats all Members identically on a per Unit basis and otherwise treats the CCM Frontier Member, the Eos Member and the HBC Member identically, and if any holders of a particular class or series of Units are given an option as to the type or amount of securities to be received, each such holder shall be given the same option on an equal basis, or if the CCM Frontier Member is given an option as to the type or amount of securities to be received, each of the Eos Member and the HBC Member shall be given the same option on an equal basis. In connection with the occurrence of any IPO, each Member agrees to reasonably cooperate, including taking such actions and executing such documents as may reasonably be requested by the CCM Frontier Member, in order to allow CCM Frontier Member to be combined with the corporation undertaking such IPO in a tax-efficient manner prior to the consummation of the IPO; provided that (i) the CCM Frontier Member makes customary representations to such corporation that it has no material assets or liabilities at the time of such combination and no material business operations, other than the Units and cash and other liabilities arising from owning a direct interest in the Units and (ii) such combination does not materially prejudice the commercial or tax position of the Company or such Member.

Section 9.03.    Registration Rights.  In connection with any IPO, the Company, the Issuer, the CCM Frontier Member, the Eos Member, the HBC Member and the other Members meeting certain customary applicable ownership thresholds shall negotiate and enter into a registration rights agreement (the “Registration Rights Agreement”) containing customary demand, shelf and piggyback registration rights with respect to the registration under the Securities Act of Issuer Shares for the benefit of the Members; provided that such registration rights shall, at a minimum, provide that  following the time the Issuer Shares are no longer subject to a lock-up in connection with such IPO, subject to an ownership threshold of 10% of the registrable shares, the CCM Frontier Member, the Eos Member and the HBC Member shall have unlimited demand registration rights and, at any time following the IPO when the Issuer is eligible to file a registration statement on Form S-3, subject to CCM Frontier Member, the Eos Member and HBC Member meeting an ownership threshold of 10% of the registrable shares, unlimited shelf registration requests and take-down requests, subject to reasonable and customary notice to the Company and the Members (provided that once the Issuer is so eligible, the Issuer shall use commercially reasonable efforts to file and maintain an effective registration statement on Form S-3);  each Member shall have customary piggyback registration rights, including in connection with any registration initiated by the CCM Frontier Member, the Eos Member or the HBC Member pursuant to the foregoing clause (a) (which piggyback registration rights shall not, for the avoidance of doubt, apply to any IPO initiated pursuant to Section 9.01 unless the IPO shall also contemplate a concurrent secondary Public Offering of Issuer Shares or as otherwise consented to by the CCM Frontier Member);  if the number of Issuer Shares to be registered in any Public Offering pursuant to the piggyback registration rights referred to in the foregoing clause (b) is limited, based on the good faith determination of the managing investment banker underwriting such Public Offering, to a number that is less than the aggregate number of Issuer Shares that the Member would otherwise have elected to register and sell, the CCM Frontier Member, the Eos Member and the HBC Member shall have their respective number of Issuer Shares to be registered in such Public Offering cut back on a pari passu basis; provided that the amount of Issuer Shares of any Management Member proposed to be registered may be subject to further cutbacks as may be determined by the CCM Frontier Member; and the Issuer and, if requested by the managing investment banker underwriting such Public Offering, each Member shall agree to a customary lock-up on the terms agreed to by the Issuer, in the case of a Public Offering that is primarily a primary offering, or by the CCM Frontier Member, the Eos Member or the HBC Member, as applicable, in the case of a Public Offering that is primarily a secondary offering; provided that in any event, any such lock-up shall apply to the CCM Frontier Member, the Eos Member and the HBC Member equally and ratably; provided that if the managing investment banker underwriting such Public Offering agrees to waive any such lock-up applicable to the CCM Frontier Member, the Eos Member or the HBC Member, such lock-up shall also be waived equally and ratably for the CCM Frontier Member, the Eos Member and the HBC Member.

Article 10
ADMISSION OF SUBSTITUTED AND ADDITIONAL MEMBERS; WITHDRAWAL

Section 10.01.  Substituted Member.  In connection with the Transfer of Units of a Member (the “Transferor”) permitted under the terms of this Agreement, the Management Member Agreements (if applicable), and the other agreements contemplated hereby and thereby, the Transferee shall become a Substituted Member on the later of the effective date of such Transfer, and the date on which the Board approves such Transferee as a Substituted Member, and such admission shall be shown on the books and records of the Company; provided, however, in connection with the Transfer of Units of a Member to a Permitted Transferee permitted under the terms of this Agreement, the Management Member Agreements (if applicable), and the other agreements contemplated hereby and thereby, the Transferee shall become a Substituted Member on the effective date of such Transfer; provided that no Transferee shall become a Substituted Member until such Transferee furnishes to the Company an executed joinder to this Agreement in the form attached hereto as Schedule E, and such other documents or instruments as may be deemed necessary or appropriate by the Board to effect such Person’ s admission as a Member.  The Board shall classify each Substituted Member as a Management Member to the extent such classification was applicable to the Member transferring the Units and, upon such classification, such Substituted Member shall for all purposes be a Management Member under this Agreement; provided, however, that the applicable Management Member Agreement relating to non-competition, non-solicitation or confidentiality shall continue to apply as though the Unit has not been transferred and continues to be held by the Transferor.

Section 10.02.  Additional Members.  A Person may be admitted to the Company as an Additional Member only as contemplated under Section 3.01 and only upon furnishing to the Company an executed joinder to this Agreement in the form attached hereto as Schedule E, and such other documents or instruments as may be deemed necessary or appropriate by the Board to effect such Person’s admission as a Member.  Such admission shall become effective on the date on which the Board determines that such conditions have been satisfied and when any such admission is shown on the books and records of the Company.  The Board shall classify each

Additional Member as a Management Member to the extent such classification is applicable to such Additional Member and, upon such classification, such Additional Member shall for all purposes be a Management Member under this Agreement.

Article 11
WITHDRAWAL AND RESIGNATION OF MEMBERS

Section 11.01.  No Withdrawal of Members.  No Member shall have the power or right to withdraw or otherwise resign from the Company prior to the dissolution and winding up of the Company pursuant to Article 12 (Dissolution and Liquidation), without the prior written consent of the Board (which consent may be withheld by the Board in its sole and absolute discretion), except as otherwise expressly permitted by this Agreement.  Upon a Transfer of all of a Member’s Units in a Transfer permitted by this Agreement, and (if applicable) the Management Member Agreements, such Member shall cease to be a Member and a Management Member, as the case may be.  Notwithstanding that payment on account of a withdrawal may be made after the effective time of such withdrawal, any completely withdrawing Member will not be considered a Member for any purpose after the effective time of such complete withdrawal and, in the case of a partial withdrawal, such Member’s Capital Account (and corresponding voting and other rights) shall be reduced for all other purposes hereunder upon the effective time of such partial withdrawal.

Article 12
DISSOLUTION AND LIQUIDATION

Section 12.01.  Dissolution.  The Company shall not be dissolved by the admission of Additional Members or Substituted Members.  The Company shall dissolve and its affairs shall be wound up upon the first of the following to occur:

(a)    liquidation and the affirmative vote of the Board and the applicable Members pursuant to Section 5.05 approving such dissolution; and

(b)    the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

Except as otherwise set forth in this Article 12, the Company is intended to have perpetual existence.  The death, retirement, resignation, expulsion, Bankruptcy or dissolution of a Member, or the occurrence of any other event that terminates the continued membership of a Member in the Company, shall not cause a dissolution of the Company, and the Company shall continue in existence subject to the terms and conditions of this Agreement.

Section 12.02.  Liquidation and Termination.  On the dissolution of the Company, the Board shall act as liquidator or may appoint one or more representatives, Members or other Persons as liquidator(s).  The liquidators shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act.  The costs of liquidation shall be borne by the Company as an expense.  Until final distribution the liquidators shall continue to operate the Company’s properties with all of the power and authority of the Board.  The steps to be accomplished by the liquidators are as follows:

(a)    The liquidators shall pay, satisfy or discharge from the Company’s funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine).

(b)    As promptly as practicable after dissolution, the liquidators shall  determine the Asset FMV (the “Liquidation FMV”) of the Company’s remaining assets (the “Liquidation Assets”), determine the amounts to be distributed to each Member in accordance with Section 4.01(b), and deliver to each Member a statement (the “Liquidation Statement”) setting forth the Liquidation FMV and the amounts and recipients of such Distributions, which Liquidation Statement shall be final and binding on all Members.

(c)    As soon as the Liquidation FMV and the proper amounts of Distributions have been determined in accordance with Section 12.02(b) above, the liquidators shall promptly distribute the Liquidation Assets to the Members in accordance with Section 4.01(b).

(d)    In making such distributions, the liquidators shall allocate each type of Liquidation Assets (i.e., cash or cash equivalents, equity securities, etc.) among the Members ratably based upon the aggregate amounts to be distributed with respect to the Units held by each such Member.

(e)    The distribution of cash and/or property to a Member in accordance with the provisions of this Section 12.02 shall constitute a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its interest in the Company and all of the Company’s property and constitutes a compromise to which all Members have consented within the meaning of the Act.  To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

Section 12.03.  Securityholders Agreement.  To the extent that Equity Securities of any Subsidiary of the Company are distributed to any Member in connection with the distribution of the Company’s assets as provided herein, each of the Members shall, to the extent requested by the Board, enter into a securityholders agreement with respect to such Subsidiary’s Equity Securities which agreement shall contain provisions regarding the Transfer of such Equity Securities (including those provisions relating to  restrictions on Transfer,  a Company Sale, and  rights of Members to participate in certain Transfers by other Members) and other provisions (including with respect to the governance and control of such Subsidiary) in form and substance as nearly identical as practicable to the provisions set forth herein (including in Section 3.01(d), Article 5 and Article 8).

Section 12.04.  Cancellation of Certificate.  On completion of the distribution of the Company’s assets as provided herein, the Company is terminated (and the Company shall not be terminated prior to such time), and the Board (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the Company.  The Company shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 12.04.

Section 12.05.  Reasonable Time for Winding Up.  A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 12.02 in order to minimize any losses otherwise attendant upon such winding up.

Section 12.06.  Return of Capital.  The liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from the Company’s assets).

Article 13
TAX MATTERS

Section 13.01. Preparation of Tax Returns.  The Company shall prepare and file all necessary federal, state, local and non-U.S. Tax returns, including making the elections described in Section 8.02.  Each Member shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s Tax returns to be prepared and filed.

Section 13.02. Tax Elections.  Except as expressly set forth in this Agreement, the Board shall have sole discretion to determine whether to make or revoke any available election pursuant to the Code; provided that the Company shall make an election pursuant to Section 754 of the Code for the taxable year that includes the Effective Date and all future Taxable Years in which the election is available.

Section 13.03. Tax Audits.

(a)    The CCM Frontier Member shall act as the partnership representative (“Partnership Representative”) for purposes of said Sections 6221 through 6241 of the Code and any corresponding state, local or non-U.S. tax laws (the “Partnership Tax Audit Rules”).  The Partnership Representative shall select an individual to act on behalf of the Partnership Representative (the “Designated Individual”).  The Designated Individual shall have the same rights and obligations as the Partnership Representative under this Section 13.03.  Each Member hereby consents to the CCM Frontier Member serving as the Partnership Representative and agrees upon request of the CCM Frontier Member to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such further documents as may be necessary or appropriate to evidence such consent.

(b)    Subject to Section 13.02 (Tax Elections), Section 5.04 (Reserved Matters), Section 5.05 (Fundamental Matters), and Section 13.05 (Class B, Class C and Class D Consent Rights for Prior-Year Tax Matters), the Partnership Representative shall oversee and handle all matters relating to the taxation of the Company and shall have the right to take all actions related to tax matters. The Partnership Representative shall represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to  make any elections it deems necessary in connection with any audit or other proceeding (including an election under Section 6226) with the consent of the Board,  sign consents, enter into settlement and other agreements with such authorities with respect to any such examinations or proceedings and  expend the Company’s funds for professional services incurred in connection therewith.

(c)    Each Member agrees to  cooperate with the Partnership Representative to provide tax and other information reasonably requested by the Partnership Representative,  do or refrain from doing any or all things reasonably requested by the Partnership Representative in connection with any tax proceeding (including any audit, examination or investigation) of the Company,  keep the Partnership Representative informed of each material development with respect to any tax matter of the Member relating to or affecting the Company and make related documents available to the Partnership Representative before submission to any taxing authority or court and  take any action reasonably requested by the Partnership Representative (or refrain from taking action so requested) in order to satisfy any requirement under the Partnership Tax Audit Rules, including taking into account any allocation or adjustment of taxes, interest and penalties determined by the Partnership Representative under the Partnership Tax Audit Rules, including in each case in connection with (x) a modification of any proposed “imputed underpayment” under the Partnership Tax Audit Rules (including the “pull-in” procedure), (y) an election under Section 6226 of the Code, or (z) any other action taken by the Partnership Representative.

(d)    The Company shall indemnify and reimburse the Partnership Representative for all expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred by it, in its capacity as the Partnership Representative, in connection with any administrative or judicial proceeding with respect to the tax liability of the Company or the Members.  The taking of any action and the incurring of any expense by the CCM Frontier Member in its capacity as the Partnership Representative, in connection with any such proceeding, except to the extent required by law, is a matter in the sole discretion of the Partnership Representative and the provisions on protection and indemnification set forth in Section 6.04 above will be fully applicable to the CCM Frontier Member when acting in its capacity as the Partnership Representative.

Section 13.04. Entity Taxes and Member Taxes.

(a)    If the Company or any of its Subsidiaries is required by law to, or as part of a closing agreement with a governmental entity does, make any payment to a governmental entity that is specifically attributable to a Member (including income allocable to such Member) or a Member’s status as such (including federal or state withholding taxes, state personal property taxes, state unincorporated business taxes and Taxes arising under the Partnership Tax Audit Rules (“Entity Taxes”)), then such Member shall indemnify the Company in full for (and shall contribute to the Company) the entire amount paid (including interest, penalties and related expenses).  Such contribution shall not increase such Member’s Capital Contribution, and no additional Units will be issued to such Member in respect thereof.  The Board may offset Distributions to which a Member is otherwise entitled under this Agreement against such Member’s obligation to indemnify the Company under this Section 13.04(a).  A Member’s obligation to indemnify and make contributions to the Company under this Section 13.04(a) shall survive any Transfer (including by way of redemption) of a Member’s Units and the termination, dissolution, liquidation and winding up of the Company, and for purposes of this Section 13.04(a), the Company shall be treated as continuing in existence.  For the avoidance of doubt, any Entity Taxes, penalties, and interest payable under the Partnership Tax Audit Rules by the Company or any fiscally transparent entity in which the Company owns an interest shall be treated as specifically attributable to the Members, and the Board shall use commercially reasonable efforts to allocate the burden of (or any diminution in distributable proceeds resulting from) any such Taxes, penalties or interest to those Members to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise), as reasonably determined by the Board in good faith.

(b)    Notwithstanding anything to the contrary in this Agreement, each Member shall be responsible for, and shall hold each other Member and the Company harmless against, such Member’s own tax liabilities.  A Member’s obligation to indemnify the other Members and the Company shall survive any Transfer (including by way of redemption) of a Member’s Units.

Section 13.05. Class B, Class C and Class D Consent Rights for Prior-Year Tax Matters.  Notwithstanding anything to the contrary in this Agreement, the Company shall not, and shall cause each of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes not to, amend, amend and restate, supplement, modify or otherwise change any income tax return of the Company or any such Subsidiary for any prior Taxable Year, or settle or otherwise compromise any tax proceeding relating to any such prior Taxable Year, if taking such action would reasonably be expected to disproportionately and adversely affect the holders of Class B Units, Class C Units or Class D Units in any material respect, in each case without the prior written consent of the holders of Class B Units, the holders of Class C Units or the holders of Class D Units, respectively, such consent not to be unreasonably withheld, conditioned or delayed.  The consent rights set forth in this Section 13.05 (Class B, Class C and Class D Consent Rights for Prior-Year tax Matters) shall survive the dissolution of the Company and the termination of a holder of Class B Units’ status as a Member, the termination of a holder of Class C Units’ status as a Member and the termination of a holder of Class D Units’ status as a Member.

Section 13.06.  Tax-Exempt Use Property and Prohibited Foreign Entities. In the event the Company or one of its Subsidiaries is required to provide, or has provided, a reasonable representation or warranty to or is required to enter into, or has entered into, a reasonable covenant with a third party with respect to the direct or indirect owners of the Company in relation to  the treatment of property owned directly or indirectly by the Company (or one of its Subsidiaries) and such third party as “tax exempt use property” pursuant to Section 168(h)(6) of the Code or as property described in Section 50(b)(3) or Section 50(b)(4) of the Code, or  the status of any direct or indirect owner of the Company as a “prohibited foreign entity” under Section 7701(a)(51)(A)(i) of the Code, each Member shall use reasonable efforts to provide a corresponding representation or warranty to, or enter into a corresponding covenant with, the Company (solely with respect to such investment).

Section 13.07. Intended Tax Treatment.

(a)   Intended Tax Treatment. The Members agree that, for federal and applicable state and local income tax purposes, the issuance of the Class A-2 Units and Class C Units to the Members shall be treated as a bargain purchase of the Units by the Members and not giving rise to a taxable capital shift (the “Intended Tax Treatment”). Each Member shall file all tax returns and reports consistent with the Intended Tax Treatment unless otherwise required by a final determination (within the meaning of Section 1313 of the Code).

Article 14
MISCELLANEOUS

Section 14.01.  Representations and Warranties.  Each Member hereby represents and warrants to the Company and each other Member, and each Transferee of Units shall be deemed to represent and warrant to the Company and each other Member, upon the Transfer of Units to such Transferee, that:

(a)    such Member is acquiring the Units being acquired by it for investment and not with a view to distributing all or any part thereof in any transactions which would constitute a “distribution” within the meaning of the Securities Act;

(b)    such Member acknowledges that the Units have not been registered under the Securities Act or any state securities Law, and the Company is under no obligation to file a registration statement with the Securities and Exchange Commission or any state securities commission with respect to the Units;

(c)    such Member is able to bear the complete loss of his, her or its investment in the Units;

(d)    except as may be set forth in such Member’s Management Member Agreement, such Member or entity is an “accredited investor” (as defined in Rule 501(a) of Regulation D promulgated under the Securities Act);

(e)    such Member understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to such person or entity) promulgated by the Securities and Exchange Commission under the Securities Act depends upon the satisfaction of various conditions, that such exemption is currently not available and that, if applicable, Rule 144 may in many instances afford the basis for sales only in limited amounts;

(f)    such Member, in making his, her or its decision to invest in the Units,  has relied upon an independent investigation made by such Member and his, her or its representatives (including financial, tax and legal advisors) to the extent believed to be appropriate by such Member and has been given the opportunity to examine all documents and to ask questions of, and receive answers from, the Company and its representatives concerning the business of the Company and the terms and conditions of such Member’s purchase of his, her or its Units;

(g)    such Member is duly authorized to join in this Agreement and the Person executing this Agreement on its behalf is duly authorized to do so;

(h)    such Member is not a Disqualified Person;

(i)    the execution, delivery and performance of this Agreement have been duly authorized by such Member and do not require such Member to obtain any consent or approval that has not been obtained and do not contravene or result in a default under any provision of any law or regulation applicable to such Member or other governing documents or any agreement or instrument to which such Member is a party or by which such Member is bound; and

(j)    this Agreement is valid, binding and enforceable against such Member (including, in the case of a Member that is a trust, the trust property) in accordance with its terms.

Section 14.02.  Power of Attorney.  Each Member (other than CCM Frontier Member, the Eos Member and the HBC Member) hereby constitutes and appoints the Board and the liquidators, and their respective designees, with full power of substitution, as his, her or its true and lawful agent and attorney in fact, with full power and authority in his or its name, place and stead, to execute, swear to, acknowledge, deliver, file and record in the appropriate public offices all certificates and other instruments in accordance with the terms of this Agreement which the Board deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property;  all instruments which the Board deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement effected in accordance with Section 14.03;  all conveyances and other instruments or documents which the Board and/or the liquidators deems appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; and  all instruments relating to the admission, withdrawal or substitution of any Member pursuant to Article 10 or Article 11. The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, Bankruptcy, insolvency or termination of any Member (other than the CCM Frontier Member, the Eos Member and the HBC Member) and the Transfer of all or any portion of his, her or its Units and shall extend to such Member’s heirs, successors, assigns and personal representatives.

Section 14.03.  Amendment; Waiver.   Subject to Sections 5.04 and 5.05, any provision of this Agreement may at any time be amended, waived or supplemented by the Board pursuant to a written instrument making specific reference to this Agreement that identifies itself as an amendment, modification or supplement to this Agreement and that is executed by the Company; provided that, without limiting the rights of the Board pursuant to Section 3.01(c) and Section 8.04(j) to amend this Agreement in connection with the issuance of Units without the prior written approval of any Member, (i) any amendment or modification of, or supplement to, this Agreement shall require the written consent of the CCM Frontier Member, and (ii) any amendment or modification of, or supplement to, this Agreement that, by its terms, disproportionately adversely affects any Management Member as compared to the other Management Members shall not be effective against such Management Member unless executed by such Management Member; provided, that in the case of the foregoing clause (ii), if such disproportionate impact is consented to in writing by holders of a majority of the Units who are also disproportionately impacted, then no such prior written approval of such Management Members will be required; provided, further; that, notwithstanding anything in this Agreement to the contrary, no amendment, amendment and restatement, supplement, modification or waiver of this Agreement or any other organizational documents of the Company may adversely affect the holders of any class of Preferred Units’ interest in the Company in a manner disproportionate to the effect on holders of any other class of Preferred Units, reduce, eliminate, or adversely affect any Member’s right to appoint a Manager, any Manager’s voting rights, or any requirement that the affirmative vote or consent of any Manager or Member be obtained for any Reserved Matter, Fundamental Matter, or other action for which such vote or consent is expressly required hereunder, in each case other than by application of the express ownership thresholds set forth herein, reduce, eliminate, or adversely affect any right specifically negotiated herein with respect to a particular Member, including such Member’s Transfer rights including those rights set forth in Section 8.03, Section 8.04, and Section 8.08 and those rights hereunder relating to the Exchange Agreement and the Exchange Side Letter, and the rights set forth in the Exchange Agreement and the Exchange Side Letter, or require any Member to contribute capital to the Company, in each case, without the prior written consent of the affected Members.  No consideration shall be offered or paid to any Member to amend or consent to a waiver or modification of any provision of this Agreement unless the same consideration is also offered to all of the Members.  For the avoidance of doubt the provisions of the immediately foregoing sentence constitute a separate right granted to each Member by the Company and is intended for the Company to treat the Members as a class and shall not in any way be construed as the Members acting in concert or as a group with respect to the purchase, disposition or voting of securities or otherwise.

(a)    The parties hereto may not waive any provision of this Agreement, except pursuant to a written instrument signed by the party or parties hereto against whom enforcement of such waiver is sought.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, constitutes a waiver by the party taking such action of compliance with any provision of this Agreement.  The waiver by any party hereto of any provision of this Agreement is effective only in the instance and only for the purpose that it is given and does not operate and is not to be construed as a further or continuing waiver of such provision or as a waiver of any other provision.  Any failure by any party at any time to enforce any of the provisions of this Agreement, or single or partial enforcement of any rights, powers or remedies conferred by this Agreement, shall not be construed as a waiver of such provision or any other provisions hereof, or preclude any other or further exercise thereof.

Section 14.04.  Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given on the date of service if served personally; one Business Day after sending if such notice is sent with a reputable overnight courier service or by verified delivery by certified or registered mail to the applicable address set forth on Schedule C attached hereto or in the applicable agreement to be bound hereby; or immediately after being sent by electronic mail so long as a receipt of such e-mail is requested and received; provided that any copy sent to counsel shall not constitute notice.

Section 14.05.  Binding Effect.  Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legatees, legal representatives, successors, permitted Transferees and permitted assigns; provided that neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any Member, except  pursuant to a Transfer of Units to a Permitted Transferee that complies with the terms of this Agreement.

Section 14.06.  Creditors.  None of the provisions of this Agreement shall be for the benefit of or enforced by any creditor of the Company or any Member.

Section 14.07.  Remedies Cumulative.  No remedy herein conferred upon any party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at Law or in equity or by statute or otherwise.  No single or partial exercise by any party of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

Section 14.08.  Headings.  Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

Section 14.09.  Severability.  Every provision of this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

Section 14.10.  Incorporation by Reference.  Every schedule attached to this Agreement and referred to herein is hereby incorporated in this Agreement by reference.

Section 14.11.  Further Action.  Each Member agrees to perform all further acts and execute, acknowledge and deliver any documents which may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.

Section 14.12.  GOVERNING LAW AND CHOICE OF FORUM.

(a)    ALL MATTERS RELATING TO THE INTERPRETATION, CONSTRUCTION, VALIDITY AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

(b)    EACH OF THE PARTIES SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHANCERY COURT OF THE STATE OF DELAWARE AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE CHANCERY COURT OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE) IN ANY ISSUE, CLAIM, DEMAND, ACTION, CAUSE OF ACTION, SUIT OR PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT (AND THE APPROPRIATE APPELLATE COURTS THEREFROM IN ANY SUCH CLAIM, ACTION, SUIT OR PROCEEDING) AND AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF, OR RELATING TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT IN ANY OTHER COURT.  EACH OF THE PARTIES WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO.  EACH PARTY AGREES THAT SERVICE OF SUMMONS AND COMPLAINT OR ANY OTHER PROCESS THAT MIGHT BE SERVED IN ANY ACTION OR

PROCEEDING MAY BE MADE ON SUCH PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS OF THE PARTY AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 14.04 (NOTICES).  NOTHING IN THIS SECTION, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.  EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

Section 14.13.  Counterpart Execution.  This Agreement may be executed and delivered in any number of counterparts, any one of which need not contain the signatures of all the parties hereto, with the same effect as if all of the Members had signed the same document.  All counterparts shall be construed together and shall constitute one agreement.  Signatures delivered by electronic means shall constitute original signatures for all purposes of this Agreement.

Section 14.14.  WAIVER OF JURY TRIAL.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION, CAUSE OF ACTION, SUIT OR PROCEEDING ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.  EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 14.14 (Waiver of Jury Trial) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 14.15.  Entire Agreement.  This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

Section 14.16.  Certain Acknowledgments.  Upon execution and delivery of a counterpart to this Agreement or a joinder to this Agreement, each Member (including each Substituted Member and each Additional Member) shall be deemed to acknowledge to the Company and to every other Member as follows:  the determination of such Member to acquire Units in connection with this Agreement or any other agreement has been made by such Member independent of any other Member and independent of any statements or opinions as to the advisability of such purchase or as to the properties, business, prospects or condition (financial or otherwise) of the Company which may have been made or given by any other Member or by any agent or employee of any other Member and  no other Member has acted as an agent of such Member in connection with making its investment hereunder and that no other Member shall be acting as an agent of such Member in connection with monitoring its investment hereunder.

Section 14.17.  No Third-Party Beneficiaries.  Except as set forth in Section 6.04 (Indemnification), this Agreement is not intended and shall not be construed as granting any rights, benefits or privileges to any Person not a party to this Agreement; provided, however, that the Cerberus Funds shall be third-party beneficiaries to, and each Cerberus Fund shall be able to directly enforce its rights under, Section 5.02 (The Board Managers) and Section 5.04 (Reserved Matters) hereof.  Notwithstanding any term of this Agreement, the consent of or notice to any person who is not a party to this Agreement shall not be required for any termination, rescission or agreement to any variation, waiver, assignment, novation, release or settlement under this Agreement at any time.

Section 14.18.  Injunctive Relief.  The parties hereto acknowledge and agree that a violation of any of the terms of this Agreement will cause the other parties irreparable injury for which adequate remedy at law is not available.  Accordingly, it is agreed that each of the parties hereto shall be entitled to seek an injunction, restraining order or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts provided by Section 14.12 (Governing Law and Choice of Forum) in addition to any other remedy to which it may be entitled at law or equity, without the posting of any bond.

Section 14.19.  Side Letters.  The parties hereto acknowledge that the Company shall not, without the prior written consent of the CCM Frontier Member, the Eos Member and the HBC Member, enter into other agreements with any Members (each, a “Side Letter”), which has the effect of establishing rights under, or altering or supplementing the terms of, this Agreement.  The parties hereto agree that any terms contained in a Side Letter entered into in accordance with this Section 14.19 to or with any Member shall govern with respect to such Member notwithstanding any other provision of this Agreement.  For the avoidance of doubt, each of the CCM Frontier Member, the EOS Member and HBC Member hereby consent to the Exchange Agreement and the Exchange Side Letter, and the transactions contemplated thereby and no further action shall be required prior to the parties entering into the Exchange Agreement or the Exchange Side Letter.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have entered into this Amended and Restated Limited Liability Company Agreement as of the date first set forth above:

COMPANY

FRONTIER POWER USA PARENT, LLC

By:	/s/ Jake Hansen
Name: Jake Hansen
Title:President

[Signature Page to Amended and Restated Limited Liability Company Agreement]

CCM FRONTIER MEMBER

CCM FRONTIER JV HOLDCO, LLC

By:	/s/ Jake Hansen
Name: Jake Hansen
Title: President

[Signature Page to Amended and Restated Limited Liability Company Agreement]

EOS MEMBER

EOS ENERGY ENTERPRISES INC.

By:	/s/ Joe Mastrangelo
Name: Joe Mastrangelo
Title: Chief Executive Officer

[Signature Page to Amended and Restated Limited Liability Company Agreement]

HBC MEMBER

HBC MSF CAPITAL SOLUTIONS BLOCKER II LLC

By:	/s/ Richard Allison
Name: Richard Allison
Title: Authorized Signatory*

Authorized Signatory Hudson Bay Capital Management LP not individually but solely as Investment Advisory to HBC MSF Capital Solutions Blocker II LLC

[Signature Page to Amended and Restated Limited Liability Company Agreement]

Schedule A
List of Members

Member Name	Class A-1 Units	Class A-2 Units	Class B Units	Class C Units	Class D Units	Capital Contribution[1]	Capital Contribution for purposes of Section 3.02(a)
CCM Frontier JV Holdco, LLC	50,000,001	100,000,000	0	0	0	$150,000,001	Record separately maintained by the Company.
Eos Energy Enterprises Inc.	0	0	112,637,879	0	0	$112,637,878.86	Record separately maintained by the Company.
HBC MSF Capital Solutions Blocker II LLC	0	0	0	50,000,000	0	$50,000,000	Record separately maintained by the Company.

1 All capital contributions made (or deemed to have been made) as of August 4, 2026.

Schedule B
Competitors

Fluence

Tesla

ESS

Invinity

Form

Peak Energy

Energy Vault

Energy Dome

Flex Gen

BYD

CATL

LG

Samsung

Sungrow

Hithium

Schedule C
Member Contact Information

CCM Frontier Member

Cerberus European Capital Advisors, LLP
5 Savile Row
London W1S 3PB
E-mail: amaczonis@cerberusuk.com

and

Cerberus Operations and Advisory Company, LLC
875 3rd Avenue
New York, NY 10022
E-mail: OGC@cerberus.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Ave
New York, NY 10017
Attention: Kyle Smit; David Bumgardner
E-mail: kyle.smit@stblaw.com; david.bumgardner@stblaw.com

Eos Member

c/o Eos Energy Storage, LLC
Two Allegheny Center, Nova
Tower 2
Pittsburgh, PA 15212
Attention: Nathan Kroeker, Chief Commercial Officer
Email: nkroeker@eose.com

with a copy (which shall not constitute notice) to:

Eos Energy Enterprises, Inc.
Attention: Law Department
Email: legal@eose.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: Roshni Banker Cariello; Lee Hochbaum
Email: roshni.cariello@davispolk.com; lee.hochbaum@davispolk.com

HBC Member

c/o Hudson Bay Capital Management LP
290 Harbor Dr, 3rd Floor
Stamford, CT 06902
Attention: Investments Team
E-mail: investments@hudsonbaycapital.com

with a copy (which shall not constitute notice) to:

Kelley Drye & Warren LLP
3 World Trade Center
175 Greenwich Street
New York, NY 10007
Attention: Michael Adelstein
E-mail: madelstein@kelleydrye.com

Schedule D-1

Reserved Matters

a)	incur, guaranty or become liable for any indebtedness in excess of $5 million annually (other than (i) indebtedness incurred in the ordinary course of business in connection with the Company’s ownership, development, construction or maintenance of any Project, (ii) indebtedness solely among (x) the Company, on the one hand, and any of its wholly-owned Subsidiaries, on the other hand, or (y) between and among any Subsidiaries of the Company, in each case, with the same direct or indirect equity holders holding the same proportional equity interest in such subsidiary, or (iii) indebtedness incurred in accordance with the Annual Budget);

b)	make any capital expenditures in excess of $5 million annually in the aggregate, other than capital expenditures in the ordinary course of business in connection with the Company’s ownership, development, construction or maintenance of Projects or in accordance with the Annual Budget;

c)	make any loan to any person or entity in excess of $2.5 million annually other than loans in the ordinary course of business in connection with the Company’s ownership, development, construction or maintenance of Projects or in accordance with the Annual Budget;

d)	authorize or approve, or increase the number of equity interests reserved or issuable under, any management incentive plan, including the MIP;

e)	convert the Company to an entity other than a limited liability company or other limited liability entity;

f)	(i) changing the Company’s tax treatment as a partnership or the treatment of any Subsidiary of the Company as a partnership or disregarded entity, as applicable, in each case, for U.S. federal income tax purposes, or (ii) to the extent doing so would be disproportionately adverse to holders of Class B Units, otherwise making any material tax election by the Company or any of its Subsidiaries (which for the avoidance of doubt shall not include the filing of tax returns in the ordinary course of business);

g)	declare or pay any dividend or distribution that is not, with respect to the Company, in accordance with the waterfall, other than in respect of tax distributions by the Company (for the avoidance of doubt, any such tax distributions will be treated as advances of, and will reduce on a dollar-for-dollar basis, amounts otherwise distributable to the relevant Member);

h)	commence, authorize or consummate any merger, consolidation, amalgamation, scheme of arrangement, spin-off or sale of the Company or any of its subsidiaries or sale of all or substantially all of its assets, other than a Company Sale;

i)	commence or authorize any public offering or direct listing of the securities of the Company or any of its subsidiaries, other than a Company Sale;

j)	commence or authorize any acquisition (including by merger or consolidation), purchase or sale, mortgage, transfer or divestiture by, or license to or from, the Company or any of its Subsidiaries of any business, company or securities or tangible or intangible assets or property, in each case having a book or fair market value greater than $10 million in the aggregate, other than any purchase or sale, mortgage, transfer or divestiture by, or license to or from, the Company or any of its Subsidiaries of any Project or any of its tangible or intangible assets or property, in each case, in the ordinary course of business or in accordance with the Annual Budget or Business Plan approved by the Board;

k)	commence or settle any legal proceeding, other than any legal proceeding that (i) does not involve a claim or allegation of criminal liability, (ii) does not involve a claim for equitable or injunctive relief, (iii) does not relate to an Affiliate Transaction and (iv) has a total claim amount (including legal costs) that is not reasonably expected to exceed $10 million;

l)	issue or sell Equity Securities (or securities exercisable for or convertible into Equity Securities), other than (i) by a wholly-owned Subsidiary to another wholly-owned Subsidiary or (ii) in respect of the Issuance Exceptions; or

m)	enter into any contract or arrangement agreeing to take any of the foregoing actions set forth in clauses a) through l) above.

Schedule D-2

Fundamental Matters

a)	redeem or repurchase any equity interests of the Company or any of its Subsidiaries, other than with respect to (i) a pro rata redemption or repurchase of all Preferred Units at the same price per Unit, (ii) the Right of First Offer, or (iii) Incentive Units in accordance with this Agreement;

b)	enter into, amend, modify, or terminate any Affiliate Transaction, renew, or extend the term of any Affiliate Transaction, or waive any material rights or obligations under any Affiliate Transaction, other than: (i) additional capital contributions to the extent permitted as described in this Agreement; (ii) renewals or extensions of the term of any Affiliate Transactions pursuant to express provisions set forth in the applicable contract establishing the terms of such Affiliate Transaction that was approved as a Fundamental Matter; (iii) entry into Affiliate Transactions approved by the applicable Members as a Fundamental Matter in accordance with Section 5.05 with Cerberus Operations and Advisory Company, LLC, Cerberus Technology Solutions, LLC, or any other Affiliates providing advisory services; (iv) entry into, and compliance with the Company’s obligations under, the Management Services Agreement, the Cerberus Advisory Vehicle Agreement or the CTS Advisory Vehicle Agreement; or (v) with respect to Affiliate Transactions between (1) any Company Party and (2) Eos or any of its Affiliates;

c)	make any changes to the rights of the Members to designate members of the Board;

d)	dissolve, liquidate or wind up the Company or any of its Subsidiaries, take any voluntary action to cause the Company or any of its Subsidiaries to become bankrupt, commence bankruptcy proceedings (other than by involuntary action) or consent to the appointment of a receiver;

e)	the Company or any of its Subsidiaries entering into a new line of business or engaging in any activities prohibited by, or inconsistent with, the purposes of owning, investing in or operating battery energy storage systems and any natural extensions thereof (provided, that it is understood and agreed that none of the following activities shall require consent: (i) repowers or (ii) any battery energy storage system co-located at any of the projects of the Company, in each case, as long as such activities have been approved in the then applicable Business Plan approved by the Board and then current annual operating and capital budget of the Company and its subsidiaries approved by the Board);

f)	make any distributions in-kind; or

g)	enter into any contract or arrangement agreeing to take any of the foregoing actions set forth in clauses a) through f) above.

Schedule E

FORM OF
JOINDER AGREEMENT

Reference is hereby made to the Amended and Restated Limited Liability Company Agreement of Frontier Power USA Parent, LLC (the “Company”), dated as of August 4, 2026 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “LLC Agreement”), by and among the Company, the Members set forth on Schedule A thereto, and each other Person that is or shall become a Member from time to time pursuant to the provisions thereof.  All capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the LLC Agreement.

The undersigned acknowledges, agrees and confirms, by execution hereof, to become and to be deemed a party to, to adhere to and to be bound by the terms and provisions of the LLC Agreement as a Member party thereto and to have all of the rights and obligations of a member thereunder as of the date of this Joinder Agreement.

[The undersigned further acknowledges, agrees and confirms, that by execution hereof, the undersigned shall be deemed to be [a CCM Frontier Member / an Eos Member / an HBC Member / a Management Member] for all purposes under the LLC Agreement.]

[Remainder of page intentionally left blank; signatures appear on the following page(s).]

   IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of _______________ _______, 20__.

If an individual:
Print Name:

Signature:

Address for Notices:

If an entity:
Entity Name:

Authorized Signatory’s Signature:

Authorized Signatory’s Name and Title:

Address for Notices:

Acknowledged and agreed by:

FRONTIER POWER USA PARENT, LLC

By:
Name:
Title: